UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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International Flavors & Fragrances Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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International Flavors & Fragrances Inc.

521 West 57th Street
New York, NY 10019

Dear Shareholder:

I am pleased to invite you to attend the 2011 Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held on Tuesday, May 3, 2011 at 10:00 A.M. Eastern Time at our offices at 521 West 57th Street, New York, New York 10019. (Attendees are requested to enter at 533 West 57th Street.) Details regarding the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement.

We take advantage of the Securities and Exchange Commission’s rule that allows us to furnish our proxy materials to our shareholders over the Internet. We believe electronic delivery helps expedite the receipt of materials and, by printing and mailing a smaller volume, helps lower our costs and reduce the environmental impact of our annual meeting materials. Beginning on March 16, 2011, a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice of Internet Availability”) or a full set of proxy materials will be mailed to our shareholders. The Notice of Internet Availability contains instructions on how to access the Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders online. If you receive a Notice of Internet Availability, you will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you request or receive a printed copy of the proxy materials, by completing, signing and mailing a proxy card.

Sincerely,

Douglas D. Tough
Chairman and Chief Executive Officer

March 11, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be
Held on May 3, 2011.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

2011 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

INTERNATIONAL FLAVORS & FRAGRANCES INC.
521 West 57th Street
New York, NY 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	10:00 A.M. Eastern Time on Tuesday, May 3, 2011
PLACE:	International Flavors & Fragrances Inc. 521 West 57 Street New York, NY 10019 (Attendees are requested to enter at 533 West 57 Street.)
ITEMS OF BUSINESS:	1. To elect 12 members of the Board of Directors, each for a one-year term.
2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.
3. To hold an advisory vote on the compensation of our executives.
4. To hold an advisory vote regarding the frequency of future advisory votes on the compensation of our executives.
5. To consider such other business as may properly be brought before the 2011 Annual Meeting and any adjournment or postponement.
RECORD DATE:	You are entitled to vote at the 2011 Annual Meeting if you were a shareholder of record at the close of business on March 7, 2011.
ANNUAL MEETING ADMISSION:	In addition to a form of personal photo identification, you will need either an admission ticket or proof that you own IFF shares in order to attend the 2011 Annual Meeting. If you plan to attend the meeting and have received a proxy card, please bring the admission ticket accompanying the proxy card and check the box on that proxy card indicating that you will be attending. If you are a shareholder of record and you vote by Internet or telephone, you may also indicate if you plan to attend the meeting. If you do not have an admission ticket, you must bring evidence of your ownership of IFF stock (which, if you are a beneficial holder, can be obtained from your bank, broker or other record holder of your shares) in order to be admitted. You may also request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, New York 10019. Evidence of your ownership must accompany your letter.
PROXY VOTING:	It is important that your shares be represented and voted at the 2011 Annual Meeting. You may vote your shares by voting in person at the meeting, by Internet or by telephone, or by completing and returning a proxy card. See details under the heading “How do I vote?”.
INSPECTION OF LIST OF SHAREHOLDERS OF RECORD:	A list of the shareholders of record as of March 7, 2011 will be available for inspection at the 2011 Annual Meeting.

By Order of the Board of Directors,

Jodie Simon Friedman
Vice President (U.S.), Deputy General Counsel
and Assistant Secretary

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these proxy materials?

We are providing you with proxy materials, or access thereto, in connection with the solicitation by the Board of Directors of International Flavors & Fragrances Inc., a New York corporation (“IFF,” the “Company,” “we,” “us” or “our”), of proxies to be used at our 2011 Annual Meeting of Shareholders and at any adjournment or postponement. Shareholders are invited to attend the 2011 Annual Meeting, which will take place at 10:00 a.m. on Tuesday, May 3, 2011, and are requested to vote on the proposals described in this Proxy Statement.

A full set of printed proxy materials or a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) will be sent to record and beneficial shareholders starting on or around March 16, 2011, and the proxy materials, including the Notice of Annual Meeting, Proxy Statement and 2010 Annual Report, will be made available to shareholders on the Internet on March 11, 2011.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials? Alternatively, why did I receive a full set of printed proxy materials this year instead of a Notice of Internet Availability?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to the Company’s proxy materials over the Internet rather than printing and mailing the proxy materials to all shareholders. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to shareholders (or e-mailed, in the case of shareholders that have previously requested to receive proxy materials electronically) starting on or around March 16, 2011. The Notice of Internet Availability will provide instructions as to how shareholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, shareholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future shareholder meetings. Please note that, while our proxy materials are available at the IFF website referenced in the Notice of Internet Availability, no other information contained on the website is incorporated by reference in or considered to be a part of this document.

Certain of our record and beneficial shareholders may receive a full set of printed proxy materials this year instead of a Notice of Internet Availability either because that shareholder previously requested to receive materials in printed form or because the Company has the option to stratify its mailing by sending a Notice of Internet Availability to certain shareholders and a full printed set of proxy materials to others. The following questions and answers about the proxy materials and the Annual Meeting, while generally referring to the Notice of Internet Availability, apply equally to those shareholders receiving a full set of printed proxy materials.

What information is contained in these materials?

The information included in this Proxy Statement relates to proposals you will vote on at the 2011 Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers in 2010 and certain other information.

How may I obtain directions to attend the 2011 Annual Meeting of Shareholders and vote in person?

You may obtain directions to attend the meeting and vote in person by contacting the IFF operator at (212) 765-5500.

Why did I receive more than one Notice of Internet Availability?

You may receive multiple Notices of Internet Availability if you hold your shares of IFF’s common stock in multiple accounts (such as through a brokerage account and an employee benefit plan). If you are a participant in the Company’s Retirement Investment Fund Plan (401(k)) and have common stock in a plan account, you may receive a separate Notice of Internet Availability, and your proxy, when executed in accordance with the instructions in that Notice of Internet Availability, will serve as voting instructions for the plan trustee. If you hold your shares of IFF’s common stock in multiple accounts, you should vote your shares as described in each separate Notice of Internet Availability you receive.

If you are a shareholder of record, are currently receiving multiple Notices of Internet Availability and would like to request delivery of a single Notice of Internet Availability in the future, you may contact the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, New York 10019 (telephone: (212) 765-5500). If your shares are held in “street name” and you would like to increase or decrease the number of Notices of Internet Availability delivered to your household in the future, you should contact your broker, bank or other custodian who holds the shares on your behalf.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with IFF’s transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability has been sent to you directly by IFF.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, including shares you may own as a participant in the Company’s Retirement Investment Fund Plan (401(k)), you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice of Internet Availability has been forwarded to you by or on behalf of your broker, bank, trustee or other holder, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other holder of record as to how to vote your shares by following its instructions for voting.

Who is entitled to vote at the 2011 Annual Meeting?

IFF’s Board of Directors has established March 7, 2011 as the record date for the 2011 Annual Meeting of Shareholders. Only shareholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote at the 2011 Annual Meeting. At the close of business on March 7, 2011, there were 80,277,871 outstanding shares of IFF’s common stock. Each share of common stock is entitled to one vote on each matter properly brought before the 2011 Annual Meeting.

What will I vote on?

There are four proposals scheduled to be voted on at the 2011 Annual Meeting:

•	the election of 12 members of the Board of Directors, each to hold office for a one-year term until the Annual Meeting in 2012;

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

•	an advisory vote on the compensation of our named executive officers in 2010 as disclosed in this Proxy Statement; and

•	an advisory vote regarding the frequency of future advisory votes on executive compensation.

How many votes must be present to hold the 2011 Annual Meeting?

A “quorum” is necessary to hold the 2011 Annual Meeting. A quorum is established if the holders of a majority of the votes entitled to be cast by shareholders are present at the meeting, either in person or by proxy. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

What are the voting recommendations of IFF’s Board of Directors?

IFF’s Board of Directors recommends that you vote your shares as follows:

•	“FOR” the election of each of the 12 nominees to the Board;

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as IFF’s independent registered public accounting firm for 2011;

•	“FOR” the approval of the compensation paid to our named executive officers in 2010; and

•	A recommendation that future votes on executive compensation be held every year.

How do I vote?

You may vote in several different ways:

In person at the 2011 Annual Meeting

You may vote in person at the 2011 Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in “street name,” you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

By telephone

You may vote by calling the telephone number specified on the website provided in the Notice of Internet Availability. Please have your Notice of Internet Availability handy when you call, and use any touch-tone phone to transmit your voting instructions.

By Internet

You may vote by using the Internet, www.proxyvote.com, to submit your voting instructions. Please have your Notice of Internet Availability handy when you go online. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

By mail

You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A proxy card may also be mailed to you, at the Company’s option, beginning on or after the tenth day following the mailing of the Notice of Internet Availability. In either case, a postage-paid envelope will be provided along with the proxy card.

Telephone and Internet voting for shareholders of record will be available until 11:59 PM Eastern Time on May 2, 2011. A mailed proxy card must be received by May 2, 2011 in order to be voted at the Annual Meeting. If you are a 401(k) plan participant, telephone and Internet voting will be available until, or your mailed proxy card must be received by, 11:59 P.M. Eastern Time on April 28, 2011. The availability of telephone and Internet voting for beneficial owners of other shares held in “street name” will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card.

However, even if you plan to attend the 2011 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

How can I change my vote?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Sending a written notice to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, New York 10019 stating that your proxy is revoked. The notice must be received prior to the 2011 Annual Meeting;

•	Signing and delivering a later-dated proxy card to the Office of the Secretary after voting by telephone or using the Internet, so that it is received prior to the 2011 Annual Meeting;

•	Voting by telephone or using the Internet after the date of your proxy card and before the 2011 Annual Meeting; or

•	Attending the 2011 Annual Meeting and voting in person by ballot. Your attendance at the 2011 Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request or you vote by ballot at the meeting.

If you are a beneficial owner of shares held in “street name”, you may submit new proxy voting instructions by contacting your bank, broker or other holder of record.

How are votes counted?

In the election of the directors (Item 1 of the Proxy Statement), your vote may be cast “FOR” or “AGAINST” a nominee, or you may “ABSTAIN”. Likewise, for the other proposals (Items 2 and 3 in this Proxy Statement), other than the “frequency” advisory vote (Item 4 in this Proxy Statement), your vote may be cast “FOR”, “AGAINST” or you may “ABSTAIN”. For the “frequency” advisory vote (Item 4 in this Proxy Statement), you may vote for future advisory votes on executive compensation to be held every “ONE”, “TWO”, or THREE” years or you may “ABSTAIN”.

Additional information concerning the required vote for each proposal, including the treatment of abstentions and broker non-votes, is included below under the heading “How many votes are needed to approve the proposals?”.

All executed proxies will be voted in accordance with the voting instructions contained in those proxies. If you are a shareholder of record and you furnish your proxy using the Internet, by phone or by returning a proxy card but do not indicate your voting preferences, the persons named in the proxy will vote your shares represented by that proxy in accordance with the recommendation of our Board of Directors as described under the heading “What are the voting recommendations of IFF’s Board of Directors?”.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. will tabulate the votes and serve as the Company’s inspector of election at the 2011 Annual Meeting.

What is an abstention?

An “abstention” occurs when a shareholder executes a proxy using the Internet, by phone or by returning a proxy card, but he or she refrains from voting as to a particular matter by indicating that he or she “abstains” as to that matter.

What is a broker non-vote?

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on a “non-routine” proposal without receiving voting instructions from the beneficial owner. To the extent that they have not received voting instructions on a “non-routine” proposal, brokers report such number of shares as “non-votes”.

Under New York Stock Exchange (“NYSE”) rules, the election of directors (Item 1 in this Proxy Statement) will be treated as a “non-routine” proposal. In addition, the advisory vote on our executive compensation (Item 3 in this Proxy Statement) and the advisory “frequency” vote (Item 4 in this Proxy Statement) are both “non-routine” proposals. This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted on the election of directors or the two advisory votes unless you provide instructions to that firm by voting your proxy.

The ratification of the selection of an independent registered public accounting firm (Item 2 in this Proxy Statement) is considered a “routine” proposal, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide instructions to that firm or organization by voting your proxy.

How many votes are needed to approve the proposals?

The affirmative vote of a majority of the votes cast is required for the election of directors, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Votes cast do not include any abstentions or broker non-votes with respect to a nominee’s election and, therefore abstentions and broker non-votes will have no effect on the outcome of the elections. The Company’s By-laws include this majority voting standard for uncontested elections and provide that any director nominee in an uncontested election who does not receive an affirmative majority of votes cast must promptly offer his or her resignation. A description of the process which, under our By-laws and Corporate Governance Guidelines, will be followed if such an event occurs, is included in this Proxy Statement under the heading “Proposals Requiring Your Vote-Item 1-Election of Directors.”

The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2011. Votes cast do not include any abstentions or broker non-votes with respect to this proposal and, therefore abstentions and broker non-votes will have no effect on the outcome of this proposal.

Since the vote regarding out executive compensation and the vote regarding the frequency of future votes on executive compensation are advisory in nature and non-binding on the Company, there is no set “approval” requirement; however, the votes cast in connection with the vote on our executive compensation and the vote regarding the frequency of future votes on executive compensation will be considered in the manner described in each of the proposals.

Where can I find the voting results of the 2011 Annual Meeting?

IFF will announce preliminary voting results at the 2011 Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within 4 business days of the 2011 Annual Meeting.

Do I need an admission ticket to attend the 2011 Annual Meeting?

You will need either an admission ticket or proof that you own IFF shares to enter the 2011 Annual Meeting. If you plan to attend the meeting and have received a proxy card, please bring the admission ticket accompanying the proxy card and check the box on that proxy card indicating that you will be attending. If you are a shareholder of record and you vote by Internet or telephone, you may also indicate if you plan to attend the meeting. If you do not have an admission ticket, you must bring evidence of your ownership of

IFF stock (which, if you are a beneficial holder, can be obtained from your bank, broker or other record holder of your shares), in order to be admitted. You may also request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., at the address noted above. Evidence of your ownership must accompany your letter. You must also present a form of personal photo identification in order to be admitted to the meeting.

How do I obtain a separate Notice of Internet Availability if I share an address with other shareholders?

When more than one shareholder of record of IFF’s common stock shares the same address, we may deliver only one Notice of Internet Availability to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other nominees holding shares of IFF’s common stock in “street name” for more than one beneficial owner with the same address may deliver only one Notice of Internet Availability to that address if they have received consent from those beneficial owners. We will deliver promptly upon written or oral request a separate Notice of Internet Availability to any shareholder, including a beneficial owner of shares held in “street name,” at a shared address to which a single Notice of Internet Availability was delivered. To receive additional Notices of Internet Availability, or if you are a shareholder of record and would like to receive separate Notices of Internet Availability for future annual meetings, you may call or write the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, New York 10019 (telephone: 212-765-5500). If you are a beneficial owner of shares held in “street name” and would like to receive separate Notices of Internet Availability, you may contact your bank, broker or other holder of record. In addition, if you are a shareholder of record who shares the same address with another shareholder of record and you currently receive separate copies of the Notice of Internet Availability, you may write or call the Office of the Secretary as indicated above to request that a single Notice of Internet Availability be delivered to that address.

Who pays for the cost of this proxy solicitation?

IFF will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on the Company’s behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. The Company has retained Georgeson Inc. to assist in proxy solicitation for a fee of $7,500 plus expenses. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of the Company’s common stock.

How can I obtain a copy of IFF’s Annual Report on Form 10-K for the year ended December 31, 2010?

IFF will on a request in writing provide without charge to each person from whom proxies are being solicited for the 2011 Annual Meeting a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statements and any schedules, required to be filed with the Securities and Exchange Commission, excluding exhibits. We may impose a reasonable fee for providing the exhibits to the Annual Report on Form 10-K. Requests should be made to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57 Street, New York, N.Y. 10019. IFF’s Annual Report on Form 10-K is also available free of charge through the Investor Relations — SEC Filings link on our website, www.iff.com.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has responsibility for overseeing the management of the Company. The Board has adopted Corporate Governance Guidelines which summarize the practices the Board will follow with respect to Board membership and selection, responsibilities of directors, Board meetings, evaluation of the Chief Executive Officer (“CEO”), succession planning, Board committees and director compensation. In December 2010, and subsequently in February 2011, the Nominating and Governance Committee and the Board reviewed and revised the Corporate Governance Guidelines. A copy of the Company’s Corporate Governance Guidelines is available through the Investor Relations — Corporate Governance link on the Company’s website, www.iff.com.

Board Leadership Structure

To ensure independence and breadth of needed expertise and diversity of our Board of Directors, our Corporate Governance Guidelines require our Board to be comprised of between seven and thirteen members, a majority of whom are required to be independent in accordance with NYSE standards. Our Board is currently comprised of 13 members, 12 of whom are independent, and all Board committees are composed solely of independent directors. Pursuant to the Corporate Governance Guidelines, our Board is free to choose its Chairman of the Board in any way that seems best for the Company at any time and we believe that this flexibility allows our Board to re-evaluate the particular leadership needs of the Company at any point in time based on the particular facts and circumstances then affecting our business. As a result, the Board does not have a policy that requires the roles of Chairman of the Board and CEO to be separate or, if the Board determines at any time that these roles should be separate, a policy that dictates whether the Chairman of the Board should be selected from the non-employee directors or an employee of the Company. Because our Corporate Governance Guidelines do not require separation of the Chairman and CEO positions, the Board has also established the role of independent Lead Director as an integral part of our Board leadership structure to serve as the liaison between the independent directors and the Chairman and CEO. The role and responsibilities of our Lead Director are described below under the heading “Lead Director.”

On October 1, 2009, Douglas D. Tough, who was a Board member at the time, assumed the role of non-executive Chairman, with the plan that he would assume the additional role of CEO when his contract with his then employer expired, no later than the first quarter of 2010. On March 1, 2010, Mr. Tough assumed the additional role of CEO. As our prior Chairman and Chief Executive Officer resigned from these positions effective September 30, 2009, in the interim, beginning on October 1, 2009, our Board established a temporary Office of the CEO, which was comprised of three executive officers: our Executive Vice President and Chief Financial Officer (“CFO”), our Group President, Fragrances, and our Group President, Flavors. Knowing that this arrangement would be in place only on a temporary basis, the Board chose to establish the temporary Office of the CEO comprised of these three executive officers because the Board believed that this structure best suited the needs of the Company in terms of filling the CEO position with persons most familiar with the Company until Mr. Tough was able to assume the role and responsibilities of the CEO, while also allowing these executives to maintain and fulfill the responsibilities associated with their current positions. The temporary Office of the CEO was disbanded when Mr. Tough assumed the role as our CEO on March 1, 2010.

With regard to the currently combined positions of Chairman and CEO, we believe that this leadership structure has been effective for the Company, and this Board leadership structure is commonly utilized by other public companies in the United States. We believe that combining the roles of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. We also believe that designating an independent Lead Director provides the opportunity for many of the benefits similar to having an independent Chairman and provides an appropriately balanced form of leadership for our Company. In addition, our Board is otherwise comprised solely of independent directors who together oversee the Company’s business. Our independent directors evaluate the performance of our CEO on an annual basis through an objective procedure developed by our wholly independent Nominating and Governance Committee. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of Chairman and CEO, it may then determine to separate these positions. However, at this point in time, we believe that the current board leadership structure is the best structure for our Company and our shareholders.

Lead Director

Our Lead Director is elected by and from our independent Board members and has clearly delineated and comprehensive duties. The role of our Lead Director includes (i) presiding over meetings of non-employee directors and providing prompt feedback regarding those meetings to the Chairman and CEO, (ii) providing suggestions for Board meeting agendas, with the involvement of our Chairman and CEO and input from other directors, (iii) assuring that the Board and the Chairman and CEO understand each other’s views on all critical matters, (iv) monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate, (v) serving as a sounding board for our Chairman and CEO and (vi) ensuring, in consultation with our Chairman and CEO, the adequate and timely exchange of information and supporting data between the Company’s management and the Board.

Board and Committee Memberships

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2010, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed and revised its charter. The revised charter of each committee was subsequently approved by the Board. Under the charter of each committee, the committee annually reviews the committee’s own performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investor Relations — Corporate Governance link on the Company’s website, www.iff.com.

The table below provides the current membership for each of our Board committees and identifies our current Lead Director.

Nominating &
Name	Audit	Compensation	Governance	Lead Director
Margaret Hayes Adame	X
Marcello Bottoli		X
Linda B. Buck			X
J. Michael Cook		X (Chairman)
Roger W. Ferguson, Jr.		X
Andreas Fibig			X
Peter A. Georgescu			X
Alexandra A. Herzan		X
Henry W. Howell, Jr.	X		X (Chairman)
Katherine M. Hudson	X (Chairperson)
Arthur C. Martinez	X		X	X
Dale F. Morrison	X
Douglas D. Tough

X =	Committee member

Risk Management Oversight

Our Board of Directors oversees the Company’s risk management processes and, pursuant to the charter of the Audit Committee, the Audit Committee assists the Board in reviewing and assessing with management this process, the Company’s risk profile, and the policies and procedures put in place to manage such risks, in particular as they relate to financial risk assessment and financial risk management. The Audit Committee reports to the full Board, which considers the Company’s risk profile and its general risk management strategy. The Board and the Audit Committee focus on the most significant risks facing the Company, including operational risk, financial risk, credit risk and liquidity risk, as well as the Company’s general risk management strategy, and also seek to ensure that risks undertaken by the Company are consistent with the Board’s approach to risk. While the Board oversees the Company’s risk management, Company management is primarily responsible for day-to-day risk management processes, and reports to either the full Board or the Audit Committee, as requested by the Board, regarding these processes. We believe this division of responsibility is the most effective approach for addressing the Company’s risk management.

For a discussion of our Compensation Committee’s role in risk management oversight in connection with our compensation structure for our executive and non-executive employees, see below under the heading “Assessment of Incentive Risk”.

Audit Committee

Our Audit Committee oversees and reviews the Company’s financial reporting process and the integrity of the Company’s financial statements and related financial information, the Company’s internal control environment, systems and performance, the audit process of the Company’s independent accountant and the qualifications, independence, appointment and performance of the independent accountant, the process and performance of the Company’s internal audit function, the Company’s financial risk management processes, and the procedures for monitoring compliance with laws and regulations and with the Company’s Code of Business Conduct and Ethics.

Our Board has determined that each of Mr. Howell, Ms. Hudson, Mr. Martinez and Mr. Morrison is an “audit committee financial expert” under applicable rules of the SEC and has accounting or related financial management expertise as required by applicable NYSE rules. The Board has also determined that all members of the Audit Committee meet the financial literacy standards of the NYSE. None of our Audit Committee members currently serves on the audit committee of more than three public companies. The Audit Committee has established, together with members of the Company’s management, a hiring policy for employees or former employees of the Company’s independent accountant, consistent with the requirements of the NYSE. Under procedures adopted by the Audit Committee, the Audit Committee also reviews and pre-approves all audit and non-audit services performed by the Company’s independent accountant. The Audit Committee may, when it deems appropriate, delegate authority to one or more Audit Committee members or subcommittees.

Compensation Committee

Our Compensation Committee is responsible for establishing executive officer compensation, for making recommendations to the full Board concerning chief executive officer and director compensation and for overseeing the compensation and benefit programs for other employees.

Processes and Procedures Regarding Compensation

Role of the Compensation Committee

Under our Compensation Committee’s charter, the Compensation Committee is responsible for assisting the Board in ensuring that long term and short term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and the Company. As discussed in more detail under the heading

“Compensation Discussion and Analysis”, the Compensation Committee considers, as appropriate and as contemplated by Company policies, plans and programs, Company-wide performance against applicable annual and long term performance goals pre-established by the Compensation Committee. If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee members or subcommittees.

The Compensation Committee works with the Board, other Board committees and the Company’s senior management, and meets regularly in executive session, without Company management present. The Compensation Committee establishes an annual schedule for matters to be considered by it, including approving our senior executives’ performance objectives and taking compensation actions. The Compensation Committee makes recommendations to the Board concerning the compensation and benefits of non-employee directors, after reviewing and considering recommendations from its independent compensation consultant, and makes recommendations to the independent directors of the Board regarding the chief executive officer’s compensation. The Compensation Committee also reviews and adopts, and where necessary or appropriate, recommends for Board and/or shareholder approval, our compensation and benefits policies, plans and programs and amendments thereto, taking into account economic and business conditions, and comparative/competitive compensation and benefit performance levels. Eligible employees and the type, amount and timing of compensation and benefits under our compensation and benefits policies, plans and programs are also determined by the Compensation Committee. In fulfilling its responsibilities, the Compensation Committee conducts or authorizes studies and surveys on compensation practices in relevant industries to maintain the Company’s competitiveness and ability to recruit and to retain highly qualified personnel. At least every two years, with the assistance of an experienced independent compensation consultant, the Compensation Committee conducts a survey of comparative/competitive executive officer compensation. The Compensation Committee is authorized to retain compensation consultants or advisors to assist it in evaluating CEO, senior executive and outside director compensation. The Compensation Committee has the sole authority to retain and to terminate any such consultants or advisors, including the sole authority to approve their fees and other retention terms. The Compensation Committee’s independent compensation consultant for 2010 was W.T. Haigh & Company.

Assessment of Incentive Risk

In the fourth quarter of 2010, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of the Company’s executive compensation programs. The goal of this assessment was to determine whether the general structure of the Company’s executive compensation policies and programs, annual and long term performance goals and/or the administration of the programs posed any material risks to the Company. In addition, with the input of the Company’s Senior Vice President, Human Resources, the Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Committee shared the results of this review with our full Board of Directors as part of the Committee’s report to the Board. For 2011 compensation policies, programs and annual and long term performance goals, the Committee intends to follow this same approach.

The Committee determined that the performance goals and incentive plan structures established in 2010 would not result in excessive risk that inappropriate business decisions or strategies would be made or implemented by our senior executives and/or employees generally. The approved goals under our Annual Incentive Plan (“AIP”) and Long Term Incentive Plan (“LTIP”) (and similar programs established for non-executive employees) are entirely consistent with our financial plans and strategies and operating model reviewed with our Board, which monitors operational and financial performance and material business decisions and initiatives throughout the year. In addition, incentive awards have generally been made based on a review of achievement against certain financial metrics, which lessens the risk associated with relying on any single financial metric. We believe these factors encourage our executive officers to manage the Company in a prudent manner.

Role of Compensation Consultants

As discussed in more detail in this Proxy Statement under the heading “Compensation Discussion and Analysis — Role of Outside Advisors and Management”, the Compensation Committee directly engaged W.T. Haigh & Company as its independent compensation consultant to conduct a “benchmarking” survey in 2010. The Compensation Committee also directly engaged W.T. Haigh & Company for recommendations on executive and non-employee director compensation in 2010 and continues to do so in 2011. Our CEO and our Senior Vice President, Human Resources work with the Compensation Committee and the Committee’s independent compensation consultant. W.T. Haigh & Company does not provide any non-executive compensation related services to the Company. Management also retains its own outside compensation consultants. In 2010, management retained Steven Hall & Partners for advisory services in connection with executive compensation plans, including the Company’s post-employment benefits, and Buck Consultants for actuarial work, plan structure and similar services for the Company’s retirement plans.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the Company’s compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO and Senior Vice President, Human Resources, generally attend Compensation Committee meetings. Neither of them participates in any decisions relating to his or her own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Company’s independent compensation consultant where and as requested by the Committee. Our CEO and Senior Vice President, Human Resources, without the presence of any other members of senior management, actively participate in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

Nominating and Governance Committee

Our Nominating and Governance Committee monitors Board composition and director qualification requirements, identifies qualified individuals to serve on the Board, recommends to the Board a slate of nominees for election by the shareholders at the annual meeting of shareholders, reviews potential Board candidates (as further described below under the heading “Director Candidates”), reviews management succession plans and monitors corporate governance issues. In addition, this Committee has developed a process for conducting an annual evaluation of the effectiveness of the Board as a whole, as well as for reviewing the contributions of individual directors.

Independence of Directors and Committee Members and Related Person Matters

The Board has affirmatively determined that each current director and nominee for director, other than Mr. Tough, has no material relationship with the Company affecting his or her independence as a director, and that each is “independent” within the meaning of the Board’s independence standards, which are the same categorical independence standards as established by the New York Stock Exchange in Section 303A.02 of the NYSE Listed Company Manual. In making each of these independence determinations, the Board considered and broadly assessed, from the standpoint of materiality and independence, all of the information provided by each director or nominee in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company. Our review of the information provided in response to these inquiries indicated that none of our independent directors engaged in any transactions, relationships or arrangements that might affect the determination of their independence or which would require Board review. The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is independent under these independence standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and, with respect to each member of the Compensation Committee, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

Our Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction. This policy is available through the Investor Relations — Corporate Governance link on the Company’s website, www.iff.com. The policy defines “related person” and “related person transaction” in a detailed manner. Under the policy, a related person transaction requires the approval or ratification of the Nominating and Governance Committee. The Audit Committee will be consulted if accounting issues are involved in the transaction. Under the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the interest of the Company and its shareholders. No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to the Company’s matching contributions program, a charitable contribution by the Company to an organization in which a related person is known to be an officer, director or trustee will be subject to approval or ratification under the policy by the Nominating and Governance Committee.

There were no “related person transactions” since the beginning of 2010 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”). A “related person transaction” generally means a transaction involving more than $120,000 in which the Company is a participant and in which a related person has a direct or indirect material interest under SEC rules.

Board and Committee Meetings

Our Board of Directors held six meetings during 2010. The Audit Committee held six meetings, the Compensation Committee held six meetings and the Nominating and Governance Committee held six meetings during 2010. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2010. All of our directors who were serving on the day of last year’s Annual Meeting attended that meeting, other than a director who retired that day. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate in person in all Board meetings and all Committee meetings of which the director is a member and to attend the Company’s annual meeting of shareholders. The non-management directors of the Company, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board. During 2010, the non-management directors met in executive session as part of every Board meeting.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group, may do so by writing to the Lead Director or the Non-Management Directors or the Board of Directors, in each case, c/o Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. The Nominating and Governance Committee has approved a process for handling letters received by the Company and addressed to the Lead Director, the non-management members of the Board or the entire Board. Under that process, the Secretary of the Company forwards to the Lead Director all correspondence received, without opening or screening.

Director Candidates

Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee, together with other Board members, will from time to time, as appropriate, identify the need for new Board members. Proposed director candidates who would satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view can be considered and so that the best possible candidates can be identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, will interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board.

Under the Company’s policy regarding director candidates, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder must submit that recommendation to the Nominating and Governance Committee, c/o the Secretary of the Company, in writing, not less than 120 days nor more than 150 days prior to the anniversary date of the prior year’s annual meeting. The request must be accompanied by the same information concerning the director candidate and nominating shareholder as described in Article I, Section 3(a) of the Company’s By-laws for shareholder nominations for director to be presented at an annual shareholders meeting. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company and to the requirements and standards of the NYSE and the SEC.

To ensure independence and to provide the breadth of needed expertise and diversity of our Board, our Corporate Governance Guidelines require our Board to be comprised of between seven and thirteen members. The Board periodically reviews its size and makes appropriate adjustments. While the Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Committee considers in identifying director nominees. As part of this process, the Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business. The Committee also annually reviews each current board member’s suitability for continued service as a director of the Company. In addition, in the event that a current director has a significant change in status, including changes that may impact the diversity of the Board, such as changes in employment or skill set, the director is required to report that change to the Board so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the continued appropriateness of that director’s Board membership.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to our chief executive officer, principal financial officer, principal accounting officer and to all other Company directors, officers and employees. A copy of the Code is available through the Investor Relations — Corporate Governance link on our website, www.iff.com. Only the Board of Directors or the Audit Committee of the Board may grant a waiver from any provision of the Code in favor of a director or executive officer, and any such waiver will be publicly disclosed. The Company will disclose substantive amendments to and any waivers from the Code granted to the Company’s chief executive officer, principal financial officer or principal accounting officer, as well as any other executive officer or director, on the Company’s website, www.iff.com.

DIRECTORS’ COMPENSATION

Annual Director Cash and Equity Compensation

Each non-employee director who served during 2010 received an annual retainer of $175,000 relating to the service year from the 2010 Annual Meeting of Shareholders to the 2011 Annual Meeting. Of this amount, we paid $75,000 in cash in November, and we paid $100,000 in Restricted Stock Units (“RSUs”) issued under our shareholder-approved stock award and incentive plan on the date of the 2010 Annual Meeting of Shareholders. The RSUs vest on the third anniversary of the grant date and are subject to accelerated vesting upon a change in control. The number of RSUs granted, 1,987, was based on the closing market price of the Company’s common stock on the grant date. Once the RSUs vest, each non-employee director is required to defer all of the vested RSUs under our Deferred Compensation Plan until he or she separates from service on our Board of Directors. Given that RSUs will be deferred until each director’s separation from service and each director’s stock ownership will increase during his or her term of service, there are no minimum share ownership requirements applicable to our directors. Any director who is an employee of the Company does not receive any additional compensation for his or her service as a director. The $75,000 cash portion of Mr. Tough’s annual retainer for service as a non-employee director from the date of the 2009 Annual Meeting of Shareholders until he became our CEO on March 1, 2010 was prorated based on the number of days he served as a non-employee director. In 2010, the Company paid $12,123 in cash to Mr. Tough for his service as a non-employee director (with the remainder of $50,959 having been paid to him in 2009).

Annual Committee Chair and Lead Director Compensation

During 2010, the Chairperson of the Audit Committee received an annual cash retainer of $15,000. The Chairperson of each of the Compensation Committee and Nominating and Governance Committee each received an annual cash retainer of $10,000. The Lead Director received an annual cash fee of $15,000.

Participation in the Company’s Deferred Compensation Plan

Non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). In addition to mandatory deferral of vested RSUs granted in or after 2008, a non-employee director may defer all or a portion of his or her cash compensation, as well as any RSUs granted to him or her prior to 2008, subject to tax law requirements. Additional details regarding our DCP may be found in this Proxy Statement under the heading “Non-Qualified Deferred Compensation”. Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund described in that section. Earnings on any deferrals into the interest bearing account of the DCP were not above market and thus are not included in the Director Compensation Table below.

Other

We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities.

In addition, each current and former director, including any former employee directors, who began service as a director before May 14, 2003 is eligible to participate in our Director Charitable Contribution Program (“DCCP”). Under the DCCP, directors are paired together and the Company purchased joint life insurance policies on the lives of each paired set of participating directors. The Company is the owner and sole beneficiary of the policies and is responsible for payment of any premiums. In 2009, the insurance policies were restructured so that no further premiums are required. Assuming no changes to the current Federal tax laws relating to charitable contributions, and if certain other assumptions are met, the Company expects to recover all of the premium costs that have been paid by the Company and the after-tax cost of the Company’s anticipated charitable contributions pursuant to this program. After a covered director dies, the Company will donate $500,000 to one or more qualifying charitable organizations previously designated by the deceased director.

Directors first elected on or after May 14, 2003 do not participate in the DCCP. However, all current directors, including those who participate in our DCCP, are eligible to participate in our Matching Gift Program. Under this Program, it is The IFF Foundation’s intent to match, on a dollar for dollar basis, contributions to qualifying charitable organizations up to a maximum of $10,000 per person per year.

Changes to Directors’ Compensation for 2011

In December 2010, our Board of Directors, based on the recommendation of the Compensation Committee’s independent compensation consultant and the Compensation Committee, approved an increase in the cash portion of the annual retainer for non-employee directors from $75,000 to $100,000, effective with the service term commencing as of the date of the 2011 Annual Meeting. The increase in cash retainer was made based on the fact that (i) the director’s retainer has not been increased since 2007 and (ii) the total retainer was positioned below the median versus the Consumer Peer Group based on a November 2010 review conducted by the independent consultant. The Board also approved an increase in the annual retainer of the Chairman of the Compensation Committee, from $10,000 to $15,000, effective as of the date of the 2011 Annual Meeting. This change was made to reflect the increasing service requirements of our Compensation Committee Chairman and to reflect peer company practices for Compensation Committee Chairperson compensation.

The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2010.

2010 Directors’ Compensation

		Stock	Option	All Other
	Fees Earned or	Awards	Awards	Compensation
Name(1)	Paid in Cash ($)(2)	($)(3)(4)	($)(5)	($)		Total ($)
(a)	(b)	(c)	(d)	(g)		(h)

Margaret Hayes Adame	$75,014	$94,124	$0	$0		$169,138
Marcello Bottoli	$75,014	$94,124	$0	$0		$169,138
Linda B. Buck	$75,014	$94,124	$0	$0		$169,138
J. Michael Cook	$85,014	$94,124	$0	$10,000	(6)	$189,138
Roger W. Ferguson, Jr.	$75,014	$94,124	$0	$0		$169,138
Peter A. Georgescu	$85,014	$94,124	$0	$10,000	(6)	$189,138
Alexandra A. Herzan	$75,014	$94,124	$0	$10,000	(6)	$179,138
Henry W. Howell, Jr.	$90,014	$94,124	$0	$9,000	(6)	$193,138
Katherine M. Hudson	$75,014	$94,124	$0	$0		$169,138
Arthur C. Martinez	$90,014	$94,124	$0	$0		$184,138
Burton M. Tansky(7)	$0	$0	$0	$0		$0

(1)	Compensation paid to our CEO Douglas D. Tough for his service as a non-employee director of the Company during 2010 is included in the Summary Compensation Table and is not included in this table.

(2)	The amounts in this column include the following amounts deferred in 2010 under our Deferred Compensation Plan: Mr. Cook — $85,014, Mr. Ferguson — $75,014, Mr. Georgescu — $85,014, Mr. Howell — $90,014. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(3)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2010, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs and options may be found in Note 11 to the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011.

(4)	Each director (other than Mr. Tansky) received a grant on April 27, 2010 of 1,987 RSUs under our 2010 Stock Award and Incentive Plan. None of our Directors forfeited any RSUs or shares of deferred stock during 2010.

On December 31, 2010, our directors held the following number of RSUs and shares of deferred common stock: Mrs. Adame: 7,472 RSUs and 10,104 deferred shares, Mr. Bottoli: 7,472 RSUs and 1,522 deferred shares, Dr. Buck: 7,472 RSUs and 1,522 deferred shares, Mr. Cook: 7,472 RSUs and 11,373 deferred shares, Mr. Ferguson: 1,987 RSUs and 0 deferred shares, Mr. Georgescu: 7,472 RSUs and 27,080 deferred shares, Mrs. Herzan: 7,472 RSUs and 6,471 deferred shares, Mr. Howell: 7,472 RSUs and 18,186 deferred shares, Ms. Hudson: 6,569 RSUs and 0 deferred shares, Mr. Martinez: 7,472 RSUs and 22,110 deferred shares, Mr. Tansky: 5,485 RSUs and 0 deferred shares.

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board of Directors, or, in the case of voluntary deferrals, as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(5)	We did not grant any options to our directors in 2010. None of the options held by any director expired or were forfeited during 2010. On December 31, 2010, our directors held the following number of outstanding options: Mrs. Adame: 12,000 options, Mr. Bottoli: 0 options, Dr. Buck: 0 options, Mr. Cook: 12,000 options, Mr. Georgescu: 9,000 options, Mrs. Herzan: 6,000 options, Mr. Howell: 0 options, Ms. Hudson: 0 options, Mr. Martinez: 6,000 options and Mr. Tansky: 3,000 options.

(6)	This amount represents a matching charitable contribution paid by the Company during 2010 under the Company’s Matching Gift Program.

(7)	Mr. Tansky retired as a member of our Board of Directors effective as of our 2010 Annual Meeting date. His fees for service as a director during 2010 were paid in 2009.

SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS
AND CERTAIN OTHER PERSONS

Beneficial Ownership Table

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 3, 2011, by each director and nominee for director, the persons named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group.

			Rights to Acquire
			Beneficial
	Shares of		Ownership of
	Common Stock		Shares of
	Beneficially		Common Stock	Percent
	Owned(1)		(2)	of Class

Margaret Hayes Adame	14,604		12,000	(3)
Kevin C. Berryman	35,026		0	(3)
Marcello Bottoli	1,522		0	(3)
Linda B. Buck	1,522		0	(3)
Angelica T. Cantlon	28,761		0	(3)
J. Michael Cook	13,373		12,000	(3)
Roger W. Ferguson, Jr.	0		0	(3)
Beth E. Ford	27,862		0	(3)
Peter A. Georgescu	40,580		9,000	(3)
Alexandra Herzan	813,792	(4)	6,000	1.01%
Henry W. Howell, Jr.	19,186		0	(3)
Katherine M. Hudson	2,500		0	(3)
Arthur C. Martinez	25,860		6,000	(3)
Nicolas Mirzayantz	79,621		0	(3)
Douglas D. Tough	58,896		0	(3)
Hernan Vaisman	47,537		0	(3)
Dennis M. Meany(5)	88,742		0	(3)
Burton M. Tansky(6)	8,143		3,000	(3)
All Directors and Executive Officers as a Group (18 persons)(7)	1,221,383		45,000	1.61%

See footnotes on the following page.

Certain Other Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock as of March 3, 2011 based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

	Number of Shares and Nature of Beneficial Ownership
	Sole	Shared	Sole	Shared
	Voting	Voting	Investment	Investment	Percent
Name and Address of Beneficial Owner	Power	Power	Power	Power	of Class

BlackRock Inc.(8)	4,686,587	0	4,686,587	0	5.86%
40 East 52nd Street New York, NY 10022

T. Rowe Price Associates, Inc.(9)	1,482,409	0	6,582,623	0	8.20%
100 E. Pratt Street Baltimore, MD 21202

The Vanguard Group, Inc.(10)	101,130	0	3,992,695	101,130	5.12%
100 Vanguard Blvd. Malvern, PA 19355

(1)	This column includes share unit balances held in the IFF Stock Fund under our Deferred Compensation Plan credited to participants’ accounts (where applicable) and, for executive officers may include certain premium share units held under that plan as well as unvested shares of Purchased Restricted Stock. Premium share units held by executives in the IFF Stock Fund are subject to vesting and may be forfeited if the participant’s employment is terminated.

(2)	The shares listed in this column are those which the named person has (or will have within 60 days after March 3, 2011) the right to acquire by the exercise of stock options granted by the Company.

(3)	Less than 1%.

(4)	Mrs. Herzan is a director of the van Ameringen Foundation, Inc., which owns 274,673 shares, President, Treasurer and a director of the Lily Auchincloss Foundation, which owns 11,000 shares, a trustee and a beneficiary of a trust which holds 519,581 shares, and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Mrs. Herzan’s ownership. Mrs. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation. She directly owns 1,500 shares.

(5)	Based on a Form 5 filed with the SEC on February 8, 2011 and other information available to the Company.

(6)	Based on a Form 4 filed with the SEC on April 29, 2010 and other information available to the Company.

(7)	Excluding Mr. Meany, who is no longer employed by the Company, and Mr. Tansky, who retired from his directorship.

(8)	As reported in Schedule 13G/A dated as of February 4, 2011.

(9)	As reported in Schedule 13G/A dated as of February 10, 2011.

(10)	As reported in Schedule 13G dated as of February 10, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of their initial holdings of IFF common stock and any subsequent transactions in Company shares with the SEC and to provide the Company with copies of all such filings. The Company must report any failures to file by the required dates. Based on a review of our 2010 records we believe that our directors and officers who were subject to Section 16 met all applicable filing requirements.

Directors and Officers Indemnification and Insurance

Our By-laws provide for the indemnification of our officers and directors against certain liabilities that could potentially be incurred by them in connection with the performance of their duties to the Company and its subsidiaries. Our By-laws authorize the Company to provide indemnification and advancement rights by separate agreement to certain persons, including our officers and directors, and our Board has approved a form of indemnification agreement to be entered into with each of our directors and officers. The Company also maintains directors and officers liability indemnification insurance coverage. This insurance covers director and officers individually where exposures exist, other than those for which the Company is able to provide direct or indirect indemnification. The current policies run from March 18, 2010 through March 18, 2011 and are in the process of being renewed. The primary carrier under the current policy is ACE American Insurance Company. The current annual premium for this program is $936,150. No sums have been paid under this coverage to the Company or any director or officer, nor have any claims for reimbursement been made under this policy.

Shareholders Proposals

In order for a shareholder proposal to be considered for inclusion in IFF’s proxy materials for next year’s annual meeting of shareholders, the Secretary of the Company must receive the written proposal no later than November 11, 2011. Under Article I, Section 3 of the Company’s By-laws, in order for a shareholder to submit a proposal or to nominate any director at an annual meeting of shareholders, the shareholder must give written notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of this year’s annual meeting of shareholders. The notice must also meet all other requirements contained in the Company’s By-laws, including the requirement to contain specified information about the proposed business of the candidate and the shareholder making the proposal. If the next annual meeting is scheduled on a date that is not within 30 days before or after the anniversary date of this year’s annual meeting, the Secretary of the Company must receive the notice given by the shareholder not later than the close of business on the tenth day following the day on which the notice of the date of next year’s annual meeting is mailed or public disclosure of the date of next year’s annual meeting is made, whichever occurs first.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1 — ELECTION OF DIRECTORS

Information about Nominees

Our Board of Directors currently has thirteen members. Each of these Board members, other than Peter A. Georgescu, is standing for election to hold office until the next annual meeting of shareholders.

On February 1, 2011, our Board amended the provisions of the Company’s By-laws setting out eligibility requirements for our directors in order to transition to a system whereby the maximum time period for which a director may serve as a director is based on the director’s years of service instead of an age-based standard. The By-laws were amended to provide that no director of the Company, other than a director who is a Grandfathered Person (defined below) or a director who is also an officer of the Company, will be eligible to continue to serve as a director of the Company after the date of, or to stand for the re-election at, an annual meeting of shareholders, if as of the date of that annual meeting the person shall have served as a director of the Company for twelve consecutive full annual terms. Additionally, the amendment provides that no director who is a Grandfathered Person will be eligible to continue to serve as a director of the Company after the date of, or stand for the re-election at, the annual meeting of shareholders following the date of his or her 72nd birthday. A “Grandfathered Person” is defined as any person serving as a director of the Company as of February 1, 2011 whose age as of that date plus the number of full annual terms that such person served as a director of the Company as of that date is equal to or exceeds 75. The following directors of the Company are Grandfathered Persons who are standing for election: Margaret Hayes Adame, J. Michael Cook and Arthur C. Martinez. Mr. Georgescu, who is also a Grandfathered Person under the amended By-laws, is 72 as of the date of this Proxy Statement; therefore, he will retire as a director as of the 2011 Annual Meeting. Prior to this amendment to our By-laws, none of the directors of the Company was eligible to continue to serve as a director of the Company after the date of, or stand for the re-election at, the annual meeting of stockholders following the date of his or her 72nd birthday.

The affirmative vote of a majority of the votes cast is required for the election of directors, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Votes cast do not include any abstentions or broker non-votes with respect to a nominee’s election.

Our By-laws include this majority voting standard for uncontested elections and provide that any director nominee in an uncontested election who does not receive an affirmative majority of votes cast must promptly offer his or her resignation. If this situation were to occur, the process outlined in our By-laws and Corporate Governance Guidelines would be followed and generally the Nominating and Governance Committee of our Board of Directors would consider the resignation offer and make a recommendation to the Board. The independent directors on the Board would then evaluate and determine whether to accept or reject the resignation based on the relevant facts and circumstances. Any director who so tenders a resignation will not participate in the deliberations of either the Nominating and Governance Committee or the independent directors. The Board of Directors will promptly disclose its decision and the basis for that decision in a filing with the SEC. Under our By-laws, a plurality voting standard would apply in a contested director election, which would occur if, as of the record date for the meeting where directors are to be elected, the number of director nominees exceeds the number of directors to be elected at such meeting.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. Each nominee has indicated that he or she will serve if elected. We expect each nominee for election as a director to be able to stand for election and to serve if elected. If any nominee is not able to serve (which is not anticipated), proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

The principal occupation and certain other information regarding the background and qualifications of the nominees, including the experience and skills that led to the selection of that nominee for membership on our Board, are set forth on the following pages. All of the nominees are presently directors of the Company and all of the nominees, except for Andreas Fibig and Dale F. Morrison, were elected by our shareholders at the Company’s 2010 Annual Meeting of Shareholders. In March 2011, Mr. Fibig and Mr. Morrison were appointed by the Board to fill newly-created Board positions. Both new directors were recommended to the Nominating and Governance Committee following a requested search by an independent global search firm and interviews by the Lead Director (who is a member of that Committee) and the Chairman of the Board. They were both recommended for a number of valuable characteristics they would bring to the Board, including, in the case of Mr. Fibig, broad business experience, including extensive product and strategic development experience and numerous international roles, and, in the case of Mr. Morrison, extensive marketing experience and financial expertise, including his current position as a chief executive officer of a global multinational company.

IFF’s Board of Directors recommends a vote FOR the election of the nominees as Directors.

The following table sets forth the names, ages, principal occupations and other information about the director nominees:

Margaret Hayes Adame, 71—Ms. Adame is President and Chief Executive Officer of Fashion Group International, Inc. (FGI) since 1992, an international trade organization with 5,000 members throughout the world. FGI’s production of runway trends, business symposiums and special events in the fashion industry provide Ms. Hayes with a unique insight into the Company’s markets, particularly the fragrance market. Prior senior level experience in the specialty retail/department store sector buttresses her understanding of areas into which our products are sold. She is a recipient of numerous achievement awards, including ones from the Fragrance Foundation, Cosmetic Executive Women and the Fragrance Research Fund. This experience has led her to make numerous contributions as a director of IFF where she has served since 1993. Ms. Hayes is also a director of Movado Group, Inc and has been a trustee of Montefiore Medical Center since 1995.

Marcello Bottoli, 48—An Italian national with extensive international experience, Mr. Bottoli is currently an operating partner of Advent International, a global private equity firm. Previously, Mr. Bottoli played a key role in a number of businesses, including the initial public offering of Benckiser N.V. on the Amsterdam and New York stock exchanges (1997), and the integration of leading brands following the Reckitt & Colman and Benckiser merger (1999), with emphasis on consumer, strategic insights, creativity and research and development; as President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories (until 2002); and as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor (until January 2009). His experience as a chief executive and within the industries to which IFF sells its products has led Mr. Bottoli to provide many insights and contributions on the IFF Board. Mr. Bottoli serves on the board of directors of True Religion Brand Jeans, a California-based fashion jeans, sportswear and accessory manufacturer and retailer, and Pandora A/S, a designer, manufacturer and marketer of hand finished and modern jewelry. He has served on IFF’s Board since 2007.

Linda B. Buck, 64—A Howard Hughes Medical Institute Investigator and Member at Fred Hutchinson Cancer Research Center, a biomedical research institute, and Affiliate Professor of Physiology and Biophysics at the University of Washington, Dr. Buck’s research has provided key insights into the mechanisms underlying the sense of smell. This experience is useful to the Company’s research and development efforts in both flavors and fragrances, as is Dr. Buck’s technical background in evaluating a host of issues. Dr. Buck is the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004. Dr. Buck served on the board of directors of DeCode Genetics Inc., a biotechnology company, from 2005 to 2009 and joined IFF’s Board in 2007.

J. Michael Cook, 68—The Chairman and Chief Executive Officer Emeritus of Deloitte & Touche, a leading global professional services firm, Mr. Cook has been a leader of his profession. His experience as a Chief Executive Officer and in accounting and in corporate governance is an asset to the Company, and he is one of the leaders of the IFF Board. He has served as Chairman of the American Institute of Certified Public Accountants and a member of its Auditing Standards Board. He led the Board of the Financial Accounting Foundation, the overseer of accounting standards boards, and the World Congress of Accountants. Mr. Cook is an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (PCAOB) and was a member of the SEC’s Advisory Committee on Improvements to Financial Reporting. In 2002, Mr. Cook was named one of the Outstanding Directors in America by Director’s Alert and was a member of the National Association of Corporate Directors’ Blue Ribbon Commission’s Director Professionalism and Audit Committee. He served as a director of Eli Lilly and Dow Chemical Company and is currently a Trustee of the Scripps Research Institute, a director of Comcast Corporation and Chairman of the Board of Comeback America Initiative (CAI). Mr. Cook joined IFF’s Board in 2000.

Roger W. Ferguson, Jr., 59—The President and Chief Executive Officer, since 2008, of TIAA-CREF, a financial services company with over $450 billion in assets at year end, Mr. Ferguson has a broad educational background which includes a law degree and a Ph.D. in economics. His outstanding work experience includes service with a major law firm, various policy-making positions with the Federal Reserve, eventually serving as its Vice-Chairman from 1999 until 2006, and service as Chairman of Swiss Re America Holding Corporation from 2006-2008, a global reinsurance company. He also serves as a US Presidential Economic Advisor. Mr Ferguson currently serves on the Advisory Committee of Brevan Howard Asset Management, the international council of advisors of the China Banking Regulatory Commission, the Board of Trustees of the Committee for Economic Development, the Board of Overseers of Memorial Sloan-Kettering Cancer Center, and the Board of Directors of the Partnership for New York City. This background provides excellent experience for dealing with the varied financial and other issues which the Company’s Board deals with on a regular basis. Mr. Ferguson has been a member of IFF’s Board since 2010.

Andreas Fibig, 49—Based in Berlin, Germany, Mr. Fibig has been Chairman of the Board of Management of Bayer Schering Pharma AG, the pharmaceutical division of Bayer AG, since September 2008. Prior to this position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., including as Senior Vice President in the US Pharmaceutical Operations group (from 2007-2008) and as President, Latin America, Africa and Middle East (from 2006-2007). These positions, including prior work experience with Pharmacia GmbH and Boehringer Ingelheim GmbH, have provided him with extensive experience in international business, product development and strategic planning, which are assets to IFF’s Board. Mr. Fibig is a Board member of EFPIA, the European Federation of Pharmaceutical Industries and Associations, and chairs the Board of Trustees of the Max Planck Institute for Infection Biology. He joined IFF’s Board in 2011.

Alexandra A. Herzan, 51—As the granddaughter of the founder of the Company, Ms. Herzan has a long-term understanding of many aspects of its operations and brings a unique perspective to Board deliberations. Ms. Herzan is the President and Treasurer of the Lily Auchincloss Foundation, Inc., a charitable foundation, and a director of the van Ameringen Foundation, Inc. These positions have provided executive experience as well as experience working with teams. As a trustee of a number of private trusts she developed financial savvy translatable to the Company business. Ms. Herzan joined the IFF Board in 2003.

Henry W. Howell, Jr., 69—During his 34 years with J.P. Morgan, a financial services firm, Mr. Howell secured extensive business development, finance and international management experience which is very useful in analyzing various Company issues which arise at the Board of Directors, including new capital projects and acquisitions. This experience also serves the Company well in considering Audit Committee and Nominating and Governance Committee issues. While at J.P. Morgan, Mr. Howell had several overseas assignments including head of banking operations in Germany and CEO of J.P. Morgan’s 40% owned, Australian merchant banking affiliate which was publicly listed and operated throughout the country. Both these assignments enhanced his ability to analyze complex international business and financial matters. He is currently on the Board of the Chicago History Museum, as well as other charitable organizations. Mr. Howell joined IFF’s Board in 2004.

Katherine M. Hudson, 64—As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Prior experience with Eastman Kodak (24 years) covered various areas of responsibility including systems analysis, supply chain, finance and information technology. This broad experience has translated to sound guidance to the Company and its Board. Ms. Hudson has served as a director on the boards of Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, and CNH Global NV, a manufacturer of agricultural and construction equipment. She currently sits on the board and is chairperson of the Audit Committee of Charming Shoppes, Inc., a woman’s specialty retailer, and has served on the IFF Board since 2008.

Arthur C. Martinez, 71—Having served as Chairman and Chief Executive Officer of Sears, Roebuck and Company, a large retailer, from 1995 until 2000, Mr. Martinez obtained experience on a myriad of issues arising in a large corporation. This experience, along with the financial expertise which led him to be Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 until 2002, enable him to provide expert guidance and leadership to IFF and its Board of Directors. He is also a director of PepsiCo, Inc., IAC/InterActiveCorp, Liz Claiborne, Inc., AIG/American International Group, Inc., and Chairman of the Board of HSN, Inc, as well as numerous non-profit boards. Mr. Martinez joined the IFF Board in 2000.

Dale Morrison, 62—Mr. Morrison has served, since 2004, as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as CEO and President of Campbell Soup Company, various roles at General Foods and PepsiCo and an operating partner of Fenway Partners, a private equity firm. Mr. Morrison is a seasoned executive with strong consumer marketing and international credentials and his knowledge of IFF’s customer base is invaluable to our Board. Mr. Morrison is currently a Director of the Center of Innovation at the University of North Dakota. He joined IFF’s Board in 2011.

Douglas D. Tough, 61—Mr. Tough has been IFF’s Chairman and Chief Executive Officer since March 2010. Previously, he served as Chief Executive Officer and Managing Director of Ansell Limited, a global leader in healthcare barrier protection, from 2004 until March 2010. Mr. Tough joined the IFF Board in 2008 and served as its non-Executive Chairman from October 2009 until he became CEO of the Company on March 1, 2010. Mr. Tough’s experience as the CEO of a major global company is directly translatable to his work as Chairman and CEO of IFF, as is his prior 17 year service with Cadbury Schweppes Plc, a major food and beverage company, in a variety of executive positions throughout North America and the rest of the world.

ITEM 2 —	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011, and the Board of Directors has directed that our management submit that selection for ratification by our shareholders at the 2011 Annual Meeting. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of the Company’s independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time if it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to attend the 2011 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

IFF’s Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2011.

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and December 31, 2009.

	2010	2009(5)

Audit Fees (1)	$3,307,441	$3,684,900
Audit-Related Fees (2)	58,759	75,100
Tax Fees (3)	2,185,715	2,097,100
All Other Fees (4)	23,557	11,000

Total	$5,575,472	$5,868,100

(1)	Audit Fees were for professional services rendered for audits of the Company’s consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of the Company’s annual financial statements.

(2)	Audit-Related Fees were for assurance and related services for employee benefit plan audits, attestation services that are not required by statute or regulation and in 2010, consultations concerning statutory audits.

(3)	Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, tax services for employee benefit plans, indirect taxes and expatriate tax compliance services.

(4)	All Other Fees were for software licenses and other professional services.

(5)	Certain fees in 2009, including out-of-pocket costs, have been reclassified out of All Other Fees into the appropriate services to which they apply.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services by category, including audit-related services, tax services and other permitted non-audit services, to be provided by the independent registered public accounting firm to the Company. In accordance with the policy, the Audit Committee regularly reviews and receives updates on specific services provided by the independent registered public accounting firm, and the Company’s management may submit additional services for approval.

To facilitate the approval process, the Audit Committee may delegate pre-approval authority to the Committee chairperson, or to the Company’s Chief Financial Officer (for services, other than audit or attest services) to the extent permitted under the SEC’s pre-approval requirements. The Committee member or CFO to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PricewaterhouseCoopers LLP to the Company are permissible under applicable laws and regulations. During 2010, all services performed by PricewaterhouseCoopers LLP which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Committee’s pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee (“we”, “us” or the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls designed to ensure compliance with accounting standards and applicable laws and regulations.

The Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”), report directly to us. We have sole authority to appoint, oversee, evaluate and discharge the independent auditors and to approve the fees paid by the Company for their services. PwC annually performs an independent audit of the consolidated financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PwC also conducts quarterly reviews of the Company’s financial statements.

We review with PwC the scope of its services, the results of its audits and reviews, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. We meet regularly with PwC, and separately with the Company’s internal auditors, without management present. We also meet regularly with management without PwC present, and we discuss management’s evaluation of PwC’s performance.

For 2010, we have reviewed and discussed the Company’s audited financial statements with management and PwC. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the effectiveness of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditors the overall scope and plans for their respective audits.

We have reviewed with PwC its judgments about the quality of the Company’s accounting principles as applied in the Company’s financial reporting and other matters as are required to be discussed by the Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended (AICPA Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as may be modified or supplemented. We also received from PwC and discussed with PwC its written disclosures and the letter regarding its independence from management and the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. We concluded that PwC’s independence was not compromised by the non-audit services provided by PwC, the majority of which consisted of tax services.

In reliance on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. We also evaluated and selected PwC as the Company’s independent auditors for 2011, which the shareholders will be asked to ratify at the 2011 Annual Meeting of Shareholders.

Audit Committee

Katherine M. Hudson
(Chairperson)

Margaret Hayes Adame
Henry W. Howell, Jr.
Arthur C. Martinez

ITEM 3 —	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act), provides that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast an advisory, nonbinding vote regarding the compensation of the company’s named executive officers as disclosed in accordance with the SEC’s rules.

As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow, the compensation packages for our named executive officers are designed to attract, retain and motivate our executives who are critical to our success, to reward achievement of both annual and long term performance goals, as well as to align the interests of our executives with those of our shareholders. Pursuant to our programs, an average of 73% of each named executive officer’s 2010 target total direct compensation is considered “variable” and, therefore, tied to our company’s performance based on a number of financial goals and/or company stock price performance.

For example, the Company’s 2010 Annual Incentive Plan (“AIP”) provides for awards to be earned based on the Company’s performance against sales growth, operating profit, gross margin and working capital objectives. Our 2010-2012, 2009-2011 and 2008-2010 Long-Term Incentive Plan (“LTIP”) performance cycles provide for awards to be earned based on our annual earnings per share (EPS) performance and our annual and cumulative total shareholder return (TSR) performance relative to the S&P 500. In addition, a supplemental performance metric was added for the 2008-2010 LTIP performance cyle. This supplemental metric was based on improvement in operating profit margin (Earnings before interest and taxes) for 2010 as compared to 2009. In the case of our AIP and LTIP programs, actual awards can vary from 0% to 200% of the target amount and are dependent upon our performance versus each program’s predefined performance objectives. In addition, under our Equity Choice Program (ECP), the ultimate value realized by the executive is dependent upon our stock price performance over the vesting period.

For additional information on the compensation program for our named executive officers, including specific information about compensation in 2010, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.

At the 2011 Annual Meeting, we will ask our shareholders to approve our named executive officer compensation as described in this proxy statement. This proposal, referred to as a “Say-on-Pay Proposal,” provides our shareholders with the opportunity to express their views on our named executive officers’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our Company’s named executive officer compensation program generally and does not examine any particular compensation element individually. Accordingly, the Company will present the following advisory Say-on-Pay Proposal at the 2011 Annual Meeting for shareholder approval:

“RESOLVED, that, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement for the Company’s 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

The Board of Directors believes the compensation of our named executive officers is appropriate and promotes the best interests of our shareholders and therefore recommends that shareholders vote FOR approval of this resolution.

ITEM 4 —	ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are seeking an advisory, non-binding, vote on the frequency of future shareholder advisory votes on our executive compensation programs as disclosed pursuant to the SEC’s disclosure rules. A shareholder advisory vote on executive compensation (such as Item 3 in this Proxy Statement) is referred to as a “Say on Pay Proposal”. In this Item 4, we are asking for shareholder input as to whether, after this year, a Say on Pay Proposal should occur every year, every two years or every three years. Future votes on the frequency of future Say on Pay Proposals will occur at an interval decided by the Board of Directors, but not with less frequency than at least once every six years.

We are recommending that a Say on Pay Proposal be submitted to shareholders every year. Our Board of Directors believes that an advisory vote every year is the best approach for our Company and our shareholders. An annual advisory vote provides more frequent shareholder feedback to our Board of Directors, the Compensation Committee and management regarding our executive compensation programs and policies. Our Board of Directors, Compensation Committee and management intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our shareholders.

You may cast your vote for your preferred frequency for future Say on Pay Proposals by indicating your choice that future Say on Pay Proposals should be submitted to shareholders every year, every two years or every three years, or you may choose to abstain from voting on this issue, in response to the resolution set forth below.

“RESOLVED, that whichever of the three frequency choices of: every year, every two years or every three years receives the most shareholder votes will be considered the shareholders’ preferred frequency in regard to how often a “Say on Pay Proposal” should be submitted to the Company’s shareholders in future Company proxy statements relating to our Annual Meetings of Shareholders.”

If none of the three choices receives a majority of the votes cast, the choice that receives the most number of votes will be considered to be the result of this advisory, non-binding shareholder vote. Uninstructed proxy cards will be voted in accordance with the Board of Directors’ recommendation that a Say on Pay Proposal be submitted to shareholders every year. Although this vote regarding the frequency of future Say on Pay Proposals is advisory only, our Board of Directors, Compensation Committee and management will review the results and give appropriate consideration to the outcome of the voting on this proposal.

IFF’s Board of Directors believes that it is in the best interest of the Company to have Say on Pay Proposals considered by shareholders every year, and therefore recommends that shareholders vote for a frequency of “ONE YEAR” for future Say on Pay Proposals in response to this resolution.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) describes IFF’s executive compensation program for 2010 and certain elements of the 2011 program. It explains how the Compensation Committee of our Board of Directors (the “Committee”) determined 2010 compensation for our executives, including the persons identified as Named Executive Officers (“NEOs”) in this Proxy Statement.

As reflected in the Corporate Governance — Board Leadership Structure section of this Proxy Statement and in the tables and narratives following this CD&A, on October 1, 2009 Douglas D. Tough, who was then a member of our Board of Directors, assumed the role of non-executive Chairman, with the plan that he would assume the additional role of Chief Executive Officer (“CEO”) when his contract with his then employer expired. In conjunction with this change in management which was approved by our Board of Directors, upon the recommendation of the Committee with the assistance of its independent compensation consultant, the Board (with Mr. Tough recusing himself) approved Mr. Tough’s compensation package. The Company entered into a letter agreement with him on September 8, 2009 reflecting the approved compensation. On March 1, 2010, Mr. Tough assumed the role of Chairman and CEO.

In the interim, beginning on October 1, 2009 until March 1, 2010, our Board established a temporary Office of the CEO, which was comprised of Kevin C. Berryman, our Executive Vice President and Chief Financial Officer (“CFO”), Nicolas Mirzayantz, our Group President, Fragrances and Hernan Vaisman, our Group President, Flavors. As a result, we have seven NEOs being reported in this Proxy Statement, including the three individuals who served together in the temporary Office of the CEO, as well as Beth E. Ford, our Executive Vice President, Head of Supply Chain, Dennis M. Meany, our former Senior Vice President, General Counsel and Secretary, and Angelica Cantlon, our Senior Vice President, Human Resources (“SVP HR”). Mr. Meany, age 63, retired from the Company on December 31, 2010.

Although he was not yet serving as CEO, Mr. Tough, together with Ms. Cantlon, our SVP HR, assisted the Committee in its determinations regarding the compensation of our NEOs (other than the CEO) for 2010. Their roles in assisting the Committee remained generally consistent with the roles the CEO and the SVP HR have played in prior years. The members of the temporary Office of the CEO did not participate in decisions regarding executive compensation during their tenure in this office.

Executive Summary

The following summarizes the Company’s executive compensation program for 2010 including:

•	Executive compensation program objectives;

•	Components of total direct compensation;

•	Consideration of market benchmarks;

•	2010 compensation highlights and actions;

•	Pay for performance and variable, at-risk pay; and

•	Other key program features.

Executive Compensation Program Objectives

The Company’s executive compensation program is intended to meet the following objectives:

•	Attract, retain and develop talented individuals who are critical to our success by providing competitive total compensation opportunities relative to similar companies in our peer groups, consistent with the Company’s performance.

•	Motivate and reward our executives for the achievement of both annual and long-term business goals and strategic objectives by providing a significant portion of compensation that is variable and tied directly to achievement of these goals and objectives.

•	Align the interests of our executives with those of our shareholders by providing a significant portion of our executives’ total direct compensation in the form of Company stock and to encourage their direct investment as well as long-term ownership.

In furtherance of the above objectives, we believe that executive compensation should (i) be tied to overall Company performance; (ii) reflect each executive’s level of responsibility; (iii) vary based on individual performance and contribution; and (iv) include a significant equity component. Our performance goals for compensation purposes are based on the challenging financial and strategic expectations set by our Board of Directors for our entire organization.

Components of Total Direct Compensation (see pages 43-52)

Fixed or
Component	Variable	Objective

Base Salary (see page 43)	Fixed	Attract and retain executives by offering salary that is competitive with market opportunities and that recognizes executives’ organization level, role, responsibility and experience.
Annual Incentive Plan (“AIP”) (see page 44)	Variable	Motivate and reward the achievement of the Company’s annual performance objectives including sales growth, operating profit, gross margin and working capital.
Long-Term Incentive Plan (“LTIP”) (see page 47)	Variable	Motivate and reward the annual and cumulative earnings per share (“EPS”) and relative total shareholder return (“TSR”) performance over rolling three-year periods. Also, align executives’ interests with those of shareholders by paying 50% of the earned award in Company stock and including TSR as a key measure of long-term performance.
Equity Choice Program (“ECP”) (see page 50)	Variable	Align executives’ interests with interests of shareholders through equity-based compensation. Encourage direct investment in the Company when participants choose Purchased Restricted Stock.

Illustrative Mix of Compensation

The average of each NEO’s percentage of compensation that is considered variable (based on target performance) versus fixed, short-term versus long-term and cash versus equity, in each case as a portion of total target compensation is illustrated below:

Market Benchmarking (see page 38)

The Committee’s “philosophical” goal is to position target total compensation at generally the 60th to 65th percentile of relevant market benchmarks. To help the Committee determine appropriate target compensation levels of our executives, the Committee’s independent compensation consultant used publicly available compensation data from 17 Consumer Product Peer Companies, 15 Specialty Chemical and Flavoring Peer Companies and, in addition, third party general industry survey data. Based on an analysis of this data by the consultant, a “market reference” range is set for each executive, generally between the 50th and 75th percentile of the most appropriate market data for that executive’s position, which is considered in setting each executive’s compensation. In 2010, our NEOs’ average target total compensation was positioned at the 61st percentile.

2010 Compensation Actions and Performance Highlights (see pages 43-52)

•	Base Salary (page 43). Three of our six NEOs eligible for salary increases received an increase in 2010. The decisions whether or not to increase salaries were generally based on position versus market and internal salary relationships. The average increase for those NEOs receiving increases approximated 7%. Mr. Tough became an employee of the Company in 2010 and was not eligible for a salary increase.

•	AIP Award (pages 44-47). The Company had strong performance results across all business segments and performance measures for 2010. 2010 performance versus its 2010 AIP goals on a corporate basis was determined to be at 179.5% of target, reflecting strong local currency revenue growth, sharply higher operating profit in dollars, and significant reductions in core working capital requirements. Gross margin as a percent of sales was the only AIP metric that did not meet target, reflecting rising input costs in the second half of the year and higher manufacturing expenses needed to meet customer delivery requirements in a more complex operating environment. On average, individual AIP awards paid to our NEOs were 176.5% of target. The “Pay for Performance” chart below illustrates differences in payout relative to AIP performance versus goals over the five-year period covering 2006 to 2010.

•	LTIP Award (pages 47-50). For the three-year LTIP performance cycle covering 2008-2010, performance was determined to be at 121.7% of target. The company earned 80% of target for its EPS performance, 151.3% of target for its relative TSR performance and 49% of target for the 2010 supplemental measure of operating profit margin improvement. The “Pay for Performance” chart below illustrates variability of payout relative to LTIP performance versus goals over the five three-year periods ending 2006 to 2010.

•	ECP Award (pages 50-52). In 2010, as it has since 2006, the Committee granted participants an ECP award denominated as a dollar value within a competitive range developed based on peer group and survey long-term incentive practices data. With respect to the form of an ECP award, each individual may choose from purchased restricted stock (“PRS”) (where a participant may purchase shares of stock at 50% of the market price), stock-settled appreciation rights (“SSARs”) or time-vested restricted stock units (“RSUs”). Based on the participants’ election as to which form of equity comprises their individual grants, grant date values can range from 80% of the initial award value (with the maximum amount of time-vested RSUs selected) to 120% of the initial award value (with the maximum amount of PRS selected). In 2010, our NEOs were granted an average initial award value of $635,714. Based on their individual ECP elections, on a risk-adjusted basis (as described below under Equity Choice Program and Other Equity Awards), 105.1% of the NEOs’ aggregate initial award value was granted to them (excluding our CEO’s sign-on grant). Actual value delivered will depend on future stock price performance.

Pay for Performance and Incentive Compensation Variability 2006 — 2010

The following chart illustrates the variability of actual awards earned as a percent of target relative to AIP and LTIP performance versus goals over the five-year period covering 2006 to 2010:

Other Key Program Features

•	Stock Ownership and Share Retention (see page 52). Our executives, including our NEOs, are required to meet certain stock ownership guidelines. Until the targeted ownership level is achieved, all of our NEOs are required to hold 50% of “net gain shares.” These targeted ownership levels are a key feature of our overall compensation program intended to align our executive team’s interests with those of our shareholders.

•	Retirement Benefits and Perquisites (see page 52-54). We provide retirement benefits that the Company believes are competitive with our peer companies. We provide supplemental benefits so that our executives may receive the full benefit earned under the retirement formula without reduction based on tax-qualified limits. We also provide certain perquisites that we believe are appropriate for our senior executives.

•	Executive Separation Policy (ESP, page 54). We provide severance and other benefits to our senior executives including our NEOs whose employment is terminated not for cause. We believe this policy is necessary to retain and attract top executive talent and is consistent with policies in companies with whom we compete for talent. The level of separation compensation, which was reduced by the Committee for certain executives in 2007, varies by the executive’s organization level, consistent with market practices and levels. In addition, the Committee took the following actions during 2010:

•	Eliminated Tax Gross-Ups for New Participants (see page 54). On December 14, 2010, based on the recommendation of the Committee, our Board adopted the elimination of any tax gross-up payments related to severance payments in connection with a change in control for new employees after March 8, 2010. Participants in the Executive Severance Plan (ESP) prior to that date remain eligible for a tax gross-up unless a cut-back of 10% or less in severance payments eliminates the imposition of excise tax related to “golden parachute” payments. Mr. Tough is not eligible to receive tax gross-up payments under his negotiated letter agreement.

•	Added Double Trigger Equity Acceleration Feature: On December 14, 2010, the Board amended the ESP to provide that any equity awards made after this date would accelerate in connection with a change in control only if an ESP participant is terminated without cause or terminates for “Good Reason” within two years following a change in control.

Consideration of Shareholder Advisory Vote

The Committee believes that the non-binding shareholder advisory vote on the Company’s executive compensation, as set forth in Item 3 — Advisory Vote on Executive Compensation, will provide useful feedback to the Committee regarding whether it is achieving its goal of designing an executive compensation program that promotes the best interests of the Company by providing its executives with the appropriate compensation and meaningful incentives. The Committee intends to review the results of the advisory vote, being completed for the first time this year, and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs with respect to the next fiscal year.

Role of Compensation Committee, Outside Advisors and Management

Compensation Committee

Pursuant to its Charter, the Committee assists the Board in ensuring that a proper system of long term and short term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company. The Committee has responsibility for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management. The Committee recommends CEO compensation to the full Board for its approval.

Outside Advisors

To assist it in fulfilling its responsibilities, the Committee engaged W.T. Haigh & Company (“W.T. Haigh”) as its independent compensation consultant throughout 2010. W.T. Haigh regularly participates in Committee meetings and meets privately with the Committee at its request. To date, W.T. Haigh has worked exclusively on executive and director compensation initiatives and plans on behalf of the Committee and does not have other consulting arrangements with the Company.

In 2010, W.T. Haigh reviewed and made recommendations to the Committee concerning our executive compensation philosophy and programs including:

•	re-affirming the Company’s executive compensation philosophy;

•	conducting total compensation market reviews for 30 executive positions, including each NEO position;

•	conducting total compensation market reviews for and advising on non-employee director compensation;

•	supporting the administration of the Company’s existing AIP, LTIP and ECP; and

•	reviewing executive benefits and perquisites and the relevant design features, including the ESP and payments of benefits that may be triggered in the event of a termination following a change in control.

The Company also retains Steven Hall & Partners for advisory services concerning compensation plan documents, including the Company’s equity award and incentive, executive separation and deferred compensation plans, and Buck Consultants for actuarial work and other services relating to the Company’s retirement plans and other post-employment benefits. These services are administrative or technical in nature and neither of these consultants played a role in determining or recommending the amount or form of executive or director compensation during 2010.

Management

With the input of W.T. Haigh, our CEO and Senior Vice President, Human Resources, evaluated the performance and competitive pay position for each NEO, other than themselves, and made recommendations to the Committee concerning each such officer’s target 2010 compensation. Our CEO followed the same process with regard to the target 2010 compensation for our SVP HR, without her input. The members of the temporary office of the CEO did not participate in this process. Both our CEO and Senior Vice President, Human Resources, generally attend Committee meetings but do not attend the portion(s) of meetings where their own compensation is discussed or determined. They periodically provide the Committee with updates of progress against our performance goals, and provide management’s views and recommendations concerning compensation elements including:

•	performance criteria and targets under our AIP and LTIP, including potential threshold and maximum performance targets, based on the Company’s financial, operating and strategic plans;

•	placement of executives within salary grades;

•	adjustments to a particular executive’s compensation, including equity compensation, based on individual performance, responsibilities or other considerations;

•	the Company’s executive separation policy; and

•	perquisites.

Our management also provides similar input to W.T. Haigh but does not oversee its activities.

Principles for Setting Compensation Levels

On an annual basis, the Committee reviews and approves the compensation for our executive officers and other members of senior management, including our NEOs. As in prior years, the Committee’s decisions for 2010 compensation took into account the compensation range for each executive’s grade, as well as “market benchmarking” and individual performance. We use a global grading structure for our employees, including our executives, with compensation ranges for each grade. Executives are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third party general survey information and a review of like positions within our selected peer groups described below. This process is often referred to as “market benchmarking.” Benchmarking also provides information that we use in internal pay review for various positions and grade levels. We update the external market benchmarking and peer group data annually.

Benchmarking

Peer Groups

We use compensation data from other companies to benchmark our compensation levels. However, it is difficult to define a single peer group for our market benchmarking that appropriately reflects the particular diversity of responsibilities within our business. The Company has few publicly traded competitors and our industry is highly fragmented, both geographically and across product lines. Therefore, with assistance from its independent compensation consultant, the Committee identified two separate and distinct peer groups — a consumer product companies peer group and a specialty chemical and flavoring companies peer group. The Committee, based on the input of its independent compensation consultant, decided to use the following criteria in reviewing and selecting the peer group companies:

1.	US publicly traded companies of comparable size (generally based on revenue of $1B — $5B and market capitalization of $1B — $8B);

2.	Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues);

3.	Strong in-house Research and Development activities (R&D expense generally over 1% of total revenue);

4.	Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer groups;

5.	Competitors for executive talent; and

6.	Progressive companies with positive reputations.

Based on the foregoing criteria, in July 2009, the Committee approved the peer groups consisting of the following companies, and these peer groups were used for 2010 compensation benchmarking:

Consumer Product Peer Group	Specialty Chemical & Flavoring Peer Group
Alberto-Culver	Albemarle
Church & Dwight	Arch Chemicals
Clorox	Cabot
Del Monte Foods	Corn Products
Elizabeth Arden	Cytec Industries
Energizer Holdings	Ecolab
Estee Lauder	Ferro
Herbalife	FMC
Hershey	HB Fuller
Hormel Foods	Lubrizol
Jarden	PolyOne
McCormick	RPM
Newell Rubbermaid	Sensient
Nu Skin Enterprises	Sigma-Aldrich
Ralcorp	Valspar
Revlon
Tupperware

Based on the recommendation of its independent compensation consultant, the Committee approved certain changes from the peer groups used for 2009 compensation decisions, which are reflected in the peer groups above. Certain companies were eliminated from the previous peer groups due to changes in their business scope, their type of ownership or their being acquired, and those companies were replaced by companies considered more in line with the criteria described above. At the time of the Committee’s review and selection of the above peer groups, IFF was positioned at approximately the 40th percentile of both peer groups in terms of revenue, the primary scope comparison measure. IFF’s current relative revenue remains positioned as approximately the 40th percentile.

Our peer groups for compensation benchmarking (as listed above) are different from the peer group used in our financial performance graph included in our Annual Report on Form 10-K. Both the compensation and financial peer groups include companies that are international in scope and/or sell their products to the types of customers that also buy our products. However, the financial performance peer group includes companies that exceed the size criteria identified for our compensation peer groups. The Committee believes that, for the compensation peer groups, comparably sized companies better reflect the competition we face for executive talent.

General Survey Data

To support the Committee’s analysis of our 2010 executive compensation levels and to enable the Committee to obtain a more general understanding of current compensation practices, the Committee’s independent compensation consultant also provided general industry data from Towers Perrin’s 2009 Executive Compensation Database, a broad-based survey. In addition, the consultant provided data relating to a segment of this database consisting of companies having $1 billion to $3 billion in reported revenues, as well as a larger sample of companies with median revenues of $5.5 billion, in each case excluding energy and financial companies. These two industry segments were excluded from the data because we believe these industry business models and their pay practices are less comparable to ours, particularly in a volatile economic climate.

Market Reference and Setting Target Total Direct Compensation

Based on the compensation peer group and other data, the Committee’s independent compensation consultant develops median and 75th percentile “market reference” values for each executive position. In doing so, and to reflect the most relevant source for competitive executive talent for that position, the peer groups and general industry data may be assigned a different weight depending upon the position. The “market weighting” for each position is reviewed and agreed to in principle by the Committee at the same time the Committee approves the peer groups, and for 2010 compensation decisions did not change from the prior year. As noted above, the Committee’s “philosophical” goal is to position target total compensation at approximately the 60th to 65th percentile of relevant benchmarks.

The Committee’s independent compensation consultant analyzes each executive’s actual and target total direct pay (as described below under “Compensation Elements and Targeted Mix”) against the median to 75th percentile range of each executive’s market reference, and reviews this analysis with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO. Individual components of total direct pay (meaning salary, annual incentive compensation, long term incentive compensation and equity awards) are benchmarked versus market on an individual basis for our CEO, on an average basis for our EVP’s and Group Presidents, collectively, and on an average basis for our SVP’s, collectively. In determining total target direct pay for each executive in 2010, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization;

•	long term potential; and

•	retention.

The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our executive team with competitive compensation in order to incentivize and retain our top executives. However, the actual total target direct pay approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels and taking all of the above factors into account.

The following chart illustrates for each of our NEO’s, the NEO’s relative position of the executive’s target total direct pay as compared to the median and 75th percentile market reference range for that particular executive:

Driven by our desire to create internal pay equity among our senior executives, all of our Group Presidents and Executive Vice Presidents have a comparable level of target total direct compensation (based on the salaries for Messrs. Mirzayantz and Vaisman approved in March 2010). This equalization process has created some variance below the market reference range for Messrs. Mirzayantz and Vaisman and above the market reference range for Ms. Ford. Ms. Ford’s target total direct compensation also reflects a compensation level negotiated at the time of her hire in 2008.

Actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Actual compensation paid is discussed below under Program Components and Policies and in the tables and narratives following this CD&A.

Tally Sheets

In 2010, the Committee reviewed “tally sheets” for certain NEOs, but, in part, because of the significant management changes in 2010, did not consider these “tally sheets” in making 2010 compensation decisions. These “tally sheets”, which were prepared by the Committee’s independent compensation consultant, were designed to give the Committee a full view of compensation paid to these NEOs, including an “income statement” (showing all annual company costs for compensation paid to these NEOs), a “balance sheet” (showing the compensation that has been accrued under various plans for each individual) and a “liability sheet” (showing the liability to the Company if the individual were to separate from employment). The Committee believes these “tally sheets” may be useful in the future, when year over year and multi-year comparisons can be made. The Committee did not otherwise refer to any type of wealth accumulation analysis.

Compensation Elements and Targeted Mix

Our executive compensation program includes direct pay and indirect pay elements as follows.

Direct Pay

Direct pay consists of:

•	Base salary;

•	AIP award;

•	LTIP award; and

•	ECP award.

AIP, LTIP and ECP awards are variable compensation components. Their value is based on the Company’s performance and, in the case of the LTIP and ECP awards, the Company’s share price. The payouts under these annual and long term awards may vary from year to year and thus reflect the impact our executives have on our Company’s success.

For 2010, at target AIP and LTIP achievement levels and actual ECP award, the components of total direct pay for our CEO and the average of our other NEOs, as a group, were as follows:

(1)	Excludes a one-time Equity Choice Award grant made to Mr. Tough under the ECP valued at $750,000 as a sign-on grant. Mr. Tough elected for this grant, which vests 100% on the first anniversary of the effective date of his hire as CEO, to be made as Purchased Restricted Stock.

The 80% weighting, in the case of our CEO, and the 72% average weighting, in the case of our other NEOs, of direct pay towards performance-based variable compensation closely aligns our executives’ compensation opportunity with Company performance by enabling our senior executives to earn more if the Company achieves superior performance or will cause them to earn less if we do not meet our performance goals or if the value of our common stock does not increase over time. The proportionately greater “variable” portion of direct compensation targeted for our CEO reflects his role and responsibility as our senior executive most accountable to our Board of Directors and shareholders for entity-wide performance.

Long term compensation to our senior executives includes LTIP awards and equity awards under our ECP. LTIP awards, if earned, are paid out 50% in stock and 50% in cash. Equity makes up a larger portion of total long term compensation than non-equity. This approach is intended to promote significant long term stock ownership by each of our executives and to align their interests, and their at-risk longer term compensation, with those of our shareholders. The ECP, combined with our Share Retention Policy discussed below, encourages stock ownership and real investment in our Company.

For 2010, the proportion of long term incentive compensation opportunity provided in the form of equity versus cash for the CEO and the average of our other NEOs, as a group, were as follows:

The Committee periodically reviews and adjusts the mix between short term and long term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from its independent compensation consultant and (3) recommendations from our CEO and Senior Vice President, Human Resources. It should also be noted that Mr. Berryman, Mr. Mirzayantz and Mr. Vaisman did not receive any additional compensation for their temporary additional responsibilities as part of the temporary office of the CEO.

Indirect Pay

Indirect pay includes:

•	Benefits (broad-based benefit programs);

•	Deferred Compensation Plan (“DCP”);

•	Pension Plan and Supplemental Retirement Plan (“SRP”) for certain eligible executives; and

•	Personal benefits (our perquisite program).

Our executives participate in Company-sponsored benefit programs, many of which are broadly available to our employees. We also maintain other benefit and perquisite programs for our senior management. In 2010, the Committee’s independent compensation consultant reviewed the perquisites program for its senior executives and advised the Committee that these programs are in line with market practice. Accordingly, the Committee did not make any changes to the perquisites program.

Program Components and Policies

Salaries

The Committee reviews the salaries of our CEO and other senior executives, including our other NEOs, annually. Effective April 1, 2010, the Committee approved increases in the base salaries for Messrs. Mirzayantz and Vaisman in the amount of $25,000 and $50,000, respectively. Effective October 1, 2010, the Committee approved an increase in the base salary for Ms. Cantlon, who commenced employment with the Company in August 2009, in the amount of $15,000. The Committee approved these increases to reflect current market conditions and, in the case of Messrs. Mirzayantz and Vaisman, our two Business Unit Presidents, to align their base salaries with each other and with our Executive Vice Presidents. Based on the Committee’s determination that the salaries of our senior executives were in line with market reference, the Committee did not approve increases in 2010 base salaries for any of our other NEOs.

Annual Incentive Plan

General:  The Company maintains the AIP for our NEOs and certain other employees. Payouts, which were approved in early 2011 and awarded under our shareholder-approved 2010 Stock Award and Incentive Plan, depend on the achievement of specific quantitative and strategic enterprise (i.e., Company-wide) performance goals, along with individual contribution toward the enterprise results based on business unit or functional goals. Each executive has the opportunity to earn up to 200% of his or her target AIP award for significantly above target or superior performance or lower than target (or no) annual incentive compensation for below target performance. At the beginning of 2010, the Committee approved the AIP targets (stated as a percentage of base salary) as follows:

Target AIP as
Level	% Base Salary
Chairman & Chief Executive Officer	120%
Business Unit Presidents and Executive Vice Presidents	80%
Senior Vice Presidents	60%

The above AIP target percentages of the executives’ base salaries did not change from the prior year.

Minimum Funding:  Failure to meet the threshold level of performance overall in the aggregate will generally result in no AIP award for that year. However, the Committee may, under certain circumstances, exercise discretion and pay out an award.

Goal Setting Process:  Each year, our CEO proposes and reviews with our Board the Company’s annual and long term financial goals, operational plans and strategic initiatives. Based on these Board-approved strategic goals, the CEO, the CFO and the SVP HR recommend to the Committee AIP performance metrics that they deem to be appropriate. The Committee considers these recommendations and consults with its independent compensation consultant before approving the AIP performance metrics. For 2010 AIP, the Committee, based upon the recommendations from management and with the input of its independent compensation consultant, decided to simplify the AIP goals from those used for 2009 AIP and to make them more consistent throughout the organization. Namely, the Committee decided to eliminate the non-financial strategic goals and the “Balanced Scorecard” approach that were used in the past and instead to establish only financial goals for AIP. This change to the AIP program helps align the corporate and business unit components of our performance goals and provides consistent definitions and metrics with which to measure performance. The Committee decided to take this approach as it felt that by providing greater focus and fewer metrics, company annual operating performance and shareholder value could be enhanced.

2010 Financial Goals and Objectives:  For 2010 AIP awards, the Committee approved four financial performance metrics: local currency sales growth, an increase in operating profit, gross margin improvements and improvements in working capital. These financial goals were selected for the following reasons:

•	Local currency sales growth helps to encourage both market share and market expansion and also drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding real incremental achievement.

•	An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide the Company the funding to reinvest in the business to drive future growth.

•	Improvement in gross margin percentage (%) is an important measure for analyzing cost and efficiencies.

•	Improvements in working capital support better operating cash flows. For this purpose, we define working capital as inventories, trade accounts receivable less trade accounts payable.

Each of the above financial goals was assigned a different weighting as follows:

	Corporate Participants (1)		Business Unit Participants (2)
	Corporate	Bus. Unit	Corporate	Bus. Unit	Total
Performance Objective	Weighting	Weighting	Weighting	Weighting	Weighting
Local Currency Sales Growth	40%	0%	20%	20%	40%
Operating Profit $	30%	0%	15%	15%	30%
Gross Margin %	10%	0%	0%	10%	10%
Working Capital	20%	0%	20%	0%	20%

Total	100%	0%	55%	45%	100%

(1)	All NEO’s except our two Business Unit Presidents.
(2)	Our Business Unit Presidents

The local currency sales and operating profit goals were assigned a greater weight than the gross margin and working capital goals because the Committee believes that the first two goals are the most relevant measures of overall annual Company performance and are key to driving sustained long-term growth. The gross margin and operating profit goals were new for 2010, and replaced two goals that were used for 2009 AIP awards — earnings before interest and taxes (represented as profit margin as a percentage of sales) and return on invested capital.

The Committee believes that the above financial performance criteria, which are derived from the Board-approved goals for our Company, are critical measures of our operating success and are strongly aligned with shareholder interests. For 2010, the specific target levels for each financial objective were based on improvement versus actual 2009 results. Achievement of the targets would represent a significant step towards achieving the Company’s previously announced long term strategic financial goals of growing local currency sales by 4% per year, improving operating margins to 18% of sales and growing earnings per share on average by 10+% per year, which goals were in place at the time the AIP goals were set.

Overall Company and Business Unit AIP Performance

Our actual performance against our 2010 AIP corporate financial objectives is set forth in the tables below. In establishing AIP financial objectives and in determining actual achievement against financial goals, the Committee eliminates the impact of certain discrete non-core revenues and expenses (net of related benefits realized during the period). This is done by the Committee in order to focus performance goals and achievement against goals on our core operating results. For 2010, the AIP financial goals and actual achievement against these financial goals therefore have excluded approximately $10 million of pre-tax costs associated with the European manufacturing rationalization program. For comparability purposes, the Committee also excluded (from both the AIP goals and actual achievement against those goals) the benefits associated with the 2009 implementation of a revised reporting methodology for non-U.S. research and development credits. Similarly, the Committee excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of the Company’s product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program. Based on the adjustments described above, our actual performance results against our 2010 AIP financial targets are set forth in the tables below for overall corporate and Business Unit performance:

Corporate Performance

			Award
			Payout as %
			of Target	Corporate	Weighted
Performance Objective	Target	Actual	(0%-200%)	Weighting	Award
Local Currency Sales Growth	2.5%	13.1%	200%	40%	80.0%
Operating Profit $M	$390.0	$420.0	200%	30%	60.0%
Gross Margin %	42.2%	41.7%	64%	10%	6.4%
Working Capital	31.0%	30.0%	165%	20%	33.1%

Total Award (as % Target)				100%	179.5%

Flavors President Business Unit Performance

					Flavors
				Flavors	President
			Award	President	Business
			Payout as %	Business	Unit		Corporate
			of Target	Unit	Weighted	Corporate	Weighted	Total
Performance Objective	Target	Actual	(0%-200%)	Weighting	Award	Weighting	Award	Award
Local Currency Sales Growth	3.6%	10.1%	200.0%	20%	40.0%	20%	40.0%	80.0%
Operating Profit $M	$234.0	$243.0	176.9%	15%	26.5%	15%	30.0%	56.5%
Gross Margin %	42.6%	42.3%	77.6%	10%	7.8%	0%	0.0%	7.8%
Working Capital	25.1%	25.6%	76.0%	0%	0.0%	20%	33.1%	33.1%

Total Award (as % Target)				45%	74.3%	55%	103.1%	177.4%

Fragrances President Business Unit Performance

					Fragrance
				Fragrance	President
			Award	President	Business
			Payout as %	Business	Unit		Corporate
			of Target	Unit	Weighted	Corporate	Weighted	Total
Performance Objective	Target	Actual	(0%-200%)	Weighting	Award	Weighting	Award	Award
Local Currency Sales Growth	2.0%	15.7%	200.0%	20%	40.0%	20%	40.0%	80.0%
Operating Profit $M	$197.0	$239.0	200.0%	15%	30.0%	15%	30.0%	60.0%
Gross Margin %	41.8%	41.7%	92.5%	10%	9.3%	0%	0.0%	9.3%
Working Capital	37.1%	34.8%	200.0%	0%	0.0%	20%	33.1%	33.1%

Total Award (as % Target)				45%	79.3%	55%	103.1%	182.4%

Individual AIP Award and Discretionary Bonus Determination

The AIP payout for 2010 for the NEOs, based on the actual achievement of financial objectives, is discussed in greater detail under the heading Grants of Plan-Based Awards. Based on the Company and Business Unit performance outlined in the tables above, 2010 AIP awards were as follow:

					Actual AIP $	Actual AIP $
			Target AIP	Actual AIP as	for 2010	as % Base
Executive	2010 Salary	Target AIP %	$	% Target(4)	Performance	Salary
Douglas D. Tough(1)	$1,000,000	120%	$1,207,233	176.4%	$2,129,559	213.0%
Kevin C. Berryman	$500,000	80%	$400,000	176.4%	$705,600	141.1%
Nicolas Mirzayantz(2)	$493,750	80%	$400,000	179.3%	$717,080	145.2%
Hernan Vaisman(2)	$487,500	80%	$400,000	174.3%	$697,280	143.0%
Beth E. Ford	$500,000	80%	$400,000	176.4%	$705,600	141.1%
Dennis M. Meany	$414,000	60%	$248,400	176.4%	$438,178	105.8%
Angelica T. Cantlon(3)	$318,750	60%	$191,268	176.4%	$337,397	105.9%

(1)	Monthly salary effective March 1, 2010 through December 31, 2010 and AIP calculated based on number of days employed in 2010.
(2)	For salary increases effective April 1, target AIP is calculated as if the increase were made January 1.
(3)	Salary increase effective October 1, 2010 from $315,000 to $330,000 and AIP calculated based on the number of days at each salary.
(4)	As adjusted to fund one-time performance award for non-AIP participants.

In determining actual bonus amounts, while Company and Business Unit performance would have allowed for higher bonus payments based on the application of the AIP formula, the Committee exercised its discretion to reduce the level of bonus awards and lowered the bonus payments that would have otherwise been payable to the NEOs by approximately $105,000 in the aggregate in order to fund a one-time performance award for non-AIP participants. In addition to the AIP payouts described above, the Committee approved a discretionary one-time cash bonus of $500,000 to Mr. Tough as a sign-on bonus payable July 1, 2010 to compensate him for certain forfeited bonus opportunities at his former employer. The Committee considered this cash payment to be a reasonable inducement to retain Mr. Tough’s services as our Chairman and Chief Executive Officer.

For the five AIP plan years from 2006 to and including 2010 the actual corporate percentage payout under the AIP against the annual performance goals ranged from 40% to 171.3%, with an average payout of 101.4% of target over the five year period. During this period, our local currency sales grew at a compound annual growth rate of approximately 5%. Following a very challenging 2009 that was impacted by the global financial crisis, the Company’s performance in 2010 rebounded strongly. Local currency sales growth in 2010 was at an all-time high of 13%, above several of our key competitors. The positive impact of the higher sales volume plus margin improvement associated with lower input costs and internal improvement initiatives enabled us to improve operating profit (excluding extraordinary or special items such as restructuring charges and employee separation costs) by more than 200 basis points versus 2009. Over the 2005-2010 period, operating profit (excluding extraordinary or special items such as restructuring charges and employee separation costs) increased by nearly 150% from $290 million in 2005 to $426 million in 2010. Our operating profit margin improved by 170 basis points from 14.6% of sales to 16.3% in 2010. Our core working capital improved over the same period, declining from 32.7% of yearly sales to 30.1% by the end of 2010.

Long Term Incentive Plan

In early 2010, the Committee approved grants of LTIP awards to our senior executives, including our NEOs, under the Company’s shareholder-approved 2010 Stock Award and Incentive Plan. These grants cover the 2010-2012 performance cycle. The Committee believes that commencing a new 3-year LTIP cycle each year helps (i) to provide a regular opportunity to re-evaluate long term measures, (ii) to align goals with the ongoing strategic planning process; and (iii) to reflect changes in our business priorities and market factors. In early 2010, the Committee also approved a supplemental metric for the 2010 segment of the 2008-2010 LTIP performance cycle. In early 2011, the Committee approved payouts under the completed 2008-2010 LTIP performance cycle, as well as credits (or “bankings”) for the 2010 segment of the ongoing 2009-2011 LTIP and 2010-2012 LTIP performance cycles.

2010-2012 LTIP

For the 2010-2012 LTIP performance cycle, the Committee approved LTIP target award grants to our NEOs as follows:

Level	LTIP Target Amount
Chairman & Chief Executive Officer	$1,894,064(1)(2)
Executive Vice Presidents and Group Presidents	$450,000(2)
Senior Vice Presidents	60% of base salary

(1)	Reflects March 1, 2010 employment date.

(2)	The LTIP target amount for these individuals was set at a fixed dollar amount, not a percentage of base salary.

Based on the recommendation of its independent compensation consultant, in 2010 the Committee approved increases in the LTIP target for Mr. Berryman, Mr. Mirzayantz, Mr. Vaisman and Ms. Ford over the prior year LTIP performance cycle by $50,000, $70,000, $90,000 and $50,000, respectively. These increases were part of our internal pay equity analysis and were intended to align the LTIP target amounts for all our Business Unit Presidents and Executive Vice Presidents.

For the 2010-2012 performance cycle, the LTIP performance categories and their respective weightings are:

	Percentage Weighting of	Percentage Weighting of
	Earnings Per Share (EPS)	Total shareholder return	Total Weighting of
	Growth out of the Total	(TSR) relative to the S&P 500*	Segment out of the Total
Segment	LTIP Cycle	out of the Total LTIP Cycle	LTIP Cycle
2010 Segment (Year 1)	12.5%	12.5%	25.0%
2011 Segment (Year 2)	12.5%	12.5%	25.0%
2012 Segment (Year 3)	12.5%	12.5%	25.0%
Cumulative Segment (2010-2012)	0.0%	25.0%	25.0%

Total LTIP Cycle	37.5%	62.5%	100.0%

*	The Committee’s independent compensation consultant measures changes in stock price plus dividends paid (assuming the dividends are reinvested) for the S&P 500 companies over the performance period. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date was or will be determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by a reputable reporting service.

In setting the 2010-2012 LTIP performance goals, the Committee believed that growth in earnings per share is a key indicator for measuring improvement in our long term shareholder value. For 2010, the EPS growth target was established in light of the difficult economic environment and its expected impact on our operating results. The Committee also believes that TSR as compared to other public companies in which shareholders may choose to invest is a good indicator of our overall long term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index.

Given the difficulty in setting long term goals in the current economic environment, the Committee continues to believe that the segmentation of each three year LTIP performance cycle provides the Committee the opportunity to review LTIP goals year-to-year in order to align more closely with the Company’s updated strategic planning processes. Accordingly, the 2010-2012 LTIP performance cycle is administered in four performance segments: Year 1, Year 2, Year 3 and Cumulative, as indicated in the table above. For each of the first three annual performance segments, the EPS goal and the TSR goal carry an equal weighting. For the Cumulative segment, the TSR goal is weighted at 100%. Due to the continued unsettled economic environment when the 2010-2012 LTIP objectives were established and the continued difficulty of setting a 3-year EPS goal in that environment, as it did with the prior LTIP performance cycle, the Committee decided not to include the Cumulative 3-year segment measurement with respect to the EPS goal. The EPS goal for each annual segment is established by the Committee during the first quarter of the applicable year.

For the 2010 segment of the 2010-2012 LTIP cycle, the relative minimum and maximum achievement levels required for various payout levels were set as follows:

Criteria	Minimum (25%)	Target (100%)	Maximum (200%)

EPS Growth	92% of fiscal year target	Fiscal year target	108% of fiscal year target
TSR vs S&P 500	35th percentile	55th percentile	75th percentile

Performance results below the minimum achievement threshold for a specific year or cumulatively, in the case of TSR, result in no amounts being earned for that performance component.

For the 2010-2012 performance cycle, the minimum and maximum performance levels for TSR remained at the 35th and 75th percentiles, respectively as they had for the previous cycle. The Committee believed at the time that due to the volatility in the equity markets, providing this broader performance range might help mitigate the effects of volatility of the Company’s stock.

For the 2010-2012 performance cycle, the Committee determined that 50% of the value of any payouts would be paid in cash and 50% would be paid in full value shares. This is consistent with payout ratios for the 2008-2010 and 2009-2011 LTIP performance cycles. The Committee believes that paying 50% of the LTIP value in full value shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of Company stock for the 50% portion that would be paid in stock is determined at the beginning of the cycle, based on $42.01 per share, the closing market price on January 4, 2010, the first stock trading day of the cycle. At the conclusion of each performance segment, the dollar value and number of shares is “banked” based on the performance of that segment. When the three-year cycle is concluded and the LTIP payouts are approved by the Committee, the cumulative dollar value and cumulative number of full value shares are paid to the executive.

For the 2010 segment of the 2010-2012 LTIP performance cycle, the EPS of $3.37 was achieved, which is 192% of the target of $3.14 for the 2010 segment and our TSR was positioned at approximately the 77th percentile versus the S&P 500 which represents 200% of the target of the 55th percentile for the 2010 segment. As a result, the LTIP award earned and “banked” for the 2010 segment of the 2010-2012 LTIP cycle was equal to 196% of target.

2009-2011 LTIP

For the 2010 segment of the 2009-2011 LTIP performance cycle, the achievement described above with respect to the 2010 segment of the 2010 performance cycle was applied to this performance cycle as well. As a result, the LTIP award earned and “banked” for the 2010 segment of the 2009-2011 LTIP performance cycle was equal to 196% of target.

2008-2010 LTIP

In early 2010, the Committee approved a one-year supplemental performance metric for the Company’s 2008-2010 LTIP performance cycle. The supplemental metric relates to improvement in operating profit (EBIT) margin measured over the fiscal 2010 period as compared to 2009. The Committee established this supplemental metric to provide increased focus on the significance of driving improvement in operating profit margin, which continues to be an important factor in increasing long term shareholder value. The Committee decided to add this one-year supplemental financial target as a means of providing further targeted incentive for our senior management team to continue to deliver improved financial results under this metric, particularly in light of the global economic uncertainty which began in late 2008 and has continued through the current period.

Performance and related payout of awards relative to target, including the supplemental metric, under the 2008-2010 LTIP cycle were determined based on the following minimum and maximum achievement levels for the cycle, which levels, other than the supplemental metric, were established at the beginning of the cycle, and were calculated on a straight-line basis:

Criteria	Minimum (25%)	Target (100%)	Maximum (200%)

EPS Growth	70% of fiscal year target	Each fiscal year target	130% fiscal year target
TSR vs S&P 500	40th percentile	55th percentile	75th percentile
Supplemental Metric relating to improvement in operating profit (EBIT) margin from 2009 to 2010	Operating profit of 15.9% of sales	Operating profit of 16.3% of Sales	Operating profit of 16.7% of sales

The overall payout for the 2008-2010 LTIP performance cycle of 121.7% was based on the following EPS and TSR results against objectives, as determined by the Committee in February 2011. For each segment in the LTIP cycle, EPS and TSR are weighted equally.

			Combined
	Segment	Segment	Segment	Supplemental
	Weighted EPS	Weighted TSR	Weighted	Weighted OP	Segment	Overall
Segment	Result	Result	Result	Result	Weighting	Result

2008	100.0%	42.5%	142.5%	—	25.0%	35.6%
2009	0.0%	62.5%	62.5%	—	25.0%	15.6%
2010 and Supplemental	30.0%	100.0%	130.0%	24.5	25.0%	38.6%
Cumulative	30.0%	97.5%	127.5%	—	25.0%	31.9%

Total					100%	121.7%

The LTIP payout for the 2008-2010 performance cycle for the NEO group, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table. The payout for the 2008-2010 LTIP performance cycle was 121.7% as described above. In establishing the LTIP EPS growth objective for each LTIP segment and in determining actual achievement against that objective, the Committee eliminates the impact of certain discrete non-core costs (net of related benefits realized during the period), on a consistent basis and for the same reason as discussed above under “Overall Company AIP Performance.” During the 2008-2010 LTIP performance cycle, adjusted EPS (excluding extraordinary or special items such as restructuring charges, pension curtailment loss, employee separation costs, costs associated with the change in CEO, material gains on disposition of assets and certain one-time tax benefits) grew approximately 27%. As is the case for the AIP calculation, both the LTIP goal and the calculation of actual performance against that goal exclude the impact associated with a revised reporting methodology for non-U.S. research and development credits.

For the LTIP performance cycles that concluded in 2006 through and including 2010, the actual overall corporate percentage payout under the LTIP against those long term cycle performance goals ranged from 90.6% to 121.7%, with an average payout of 107.7% over the five LTIP performance cycles.

Equity Choice Program and Other Equity Awards

In 2010, we continued the ECP for our senior executives under our 2010 Stock Award and Incentive Plan. ECP participants, including all of our NEOs, may choose from three types of equity award grants — purchased restricted stock (“PRS”), stock settled appreciation rights (“SSARs”), and restricted stock units (“RSUs”) — defined as follows:

•	PRS — PRS are restricted shares of the Company’s stock which an ECP participant may purchase at a 50% discount off the closing market price on the grant date. An ECP participant who chooses PRS is required to fund the purchase of PRS from his or her own financial resources, thereby putting the executive’s personal finances at risk. During the restricted period, a PRS holder has the same rights as an ordinary shareholder including the right to vote and non-preferential dividend rights. On the vesting date, PRS shares become unrestricted.

•	SSARs — SSARs are essentially a contractual right to receive the value, in shares of Company stock, of the appreciation in the Company’s stock price from the SSAR grant date to the date the SSAR is exercised by the participant. SSARs provide upside potential and alignment with shareholders because SSARs have no value if the stock price remains the same or decreases after the grant date. SSARs become exercisable on a stated vesting date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.

•	RSUs — RSUs are the Company’s promise to issue unrestricted shares of the Company’s stock on the stated vesting date. RSUs continue to have value even when the stock price remains the same or declines and do not require a financial investment by the RSU grantee.

The Committee believes that by offering executives a choice as to the form of their equity awards, the ECP will better address their individual needs regarding financial planning, stage of career and risk profile. In addition, the Committee believes that a vesting period of approximately three-years for the various forms of equity is consistent with a goal of executive retention, is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing real investment and ownership by our executives. From time to time, the Committee may award ECP grants that have a shorter vesting period.

Under the ECP, each participant may choose among the three types of equity up to the participant’s total award value. The specific award value granted is determined by the Committee considering factors such as individual performance and overall contribution to the enterprise, future potential of the executive, need for retention and relevant market long term and total compensation levels.

An ECP participant may elect to receive his or her total dollar award in increments of 10% across the three forms of equity with a maximum allocation to RSUs of 50% of such total award value. A participant’s dollar award value is converted into PRS, SSARs and/or RSUs on the grant date based on the participant’s election, with the three forms of awards being “risk-adjusted” upwards or downwards to reflect the varying degree of risk to the participant with each form, as described above. PRS shares, which are considered the most risky, carry a 120% weight, SSARs, which are considered medium risk, carry a 100% weight and RSUs, which are considered the least risky, carry a 60% weight. The Committee approved these risk adjustments at the program’s inception with input from its independent compensation consultant and did not change them in 2010. As an example of how the risk adjustment works, if an ECP participant’s total dollar-denominated award value is $100,000 and he or she elects 100% of the award in PRS, then the total award value used to determine the number of PRS shares to be granted on the grant date is $120,000 ($100,000 x 120% PRS adjustment factor). ECP participants must make their elections prior to the grant date, and once an election is made it may not be changed.

The following table shows the ECP dollar award value allocated to each NEO during 2010 as well as the percentage and risk-adjusted dollar value of each type of equity elected by each NEO:

		Total ECP	PRS ($ amount		SSARs ($ amount		RSUs ($ amount
		Dollar	reflects 120%		reflects 100%		reflects 60%
		Award	“risk		“risk		“risk
NEO Position	Name	Value	adjustment”)		adjustment”)		adjustment”)
			%	$	%	$	%	$

CEO & President	Douglas D. Tough(1)	$1,500,000	30%	$540,000	20%	$300,000	50%	$450,000
		$750,000	100%	$900,000
Executive Vice President and Chief Financial Officer	Kevin C. Berryman	$600,000	70%	$504,000	30%	$180,000	0%	$0
Group President, Fragrances	Nicolas Mirzayantz	$600,000	80%	$576,000	20%	$120,000	0%	$0
Group President, Flavors	Hernan Vaisman	$600,000	0%	$0	50%	$300,000	50%	$180,000
Executive Vice President, Head of Supply Chain	Beth E. Ford	$450,000	0%	$0	100%	$450,000	0%	$0
Senior Vice President, General Counsel and Secretary	Dennis M. Meany	$350,000	100%	$420,000	0%	$0	0%	$0
Senior Vice President, Human Resources	Angelica T. Cantlon	$350,000	100%	$420,000	0%	$0	0%	$0

(1)	Includes a one-time Equity Choice Award grant made to Mr. Tough under the ECP valued at $750,000 as a sign-on grant. Mr. Tough elected for this grant, which vests 100% on the first anniversary of the effective date of his hire as CEO, to be made in PRS. The Committee considered the initial ECP grant to be a reasonable inducement to hire Mr. Tough as our Chairman and Chief Executive Officer.

In 2010, in order to better reflect market practice, the Committee increased the applicable range for ECP grants to our Executive Vice Presidents and our Business Unit Presidents — from a range of $200,000-$600,000 to a range of $225,000-$675,000. Except for Mr. Tough’s one-time grant, all of the above grants were within the ECP dollar value range for each participant’s compensation grade level, as approved by the Committee.

The Committee, as it did in 2009, allowed ECP participants who choose to acquire PRS shares to fund their purchases either by paying cash or by tendering previously owned unrestricted shares of the Company’s Common Stock. The Committee wanted to encourage continued purchases of PRS shares by ECP participants. However, the Committee recognized that certain ECP participants might not have been able to pay more cash in 2010 to invest in additional PRS shares or they would have needed to sell Company shares they already owned to fund their additional PRS purchases.

The equity award grants to each NEO are identified in the Grants of Plan-Based Awards Table.

Equity Grant Practices

The Committee, at its meeting on April 26, 2010, approved the 2010 ECP values allocated to each senior executive, including our NEOs, and the grants that were made on June 2, 2010. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange finances for the purchase of PRS if so elected. In addition, in order to allow ECP participants to use vested PRS shares to purchase additional PRS shares in 2010, the Committee decided to make the ECP grants on June 2, 2010, rather than the date of the 2010 Annual Meeting of Shareholders. Thus, certain executives, who received ECP grants on May 8, 2007 which grants vested on May 8, 2010, were able to use those vested shares to purchase additional PRS shares.

The Committee also determined that the 2010 ECP grants would vest on April 2, 2013, which is less than three years from the grant date. This decision was to enable participants to use vested PRS shares to acquire new PRS shares in 2013. The Committee expects to continue this grant process in 2011 and in the future.

The one-time grant to our CEO has a shorter vesting period. As an inducement for Mr. Tough to join our Company as our Chairman and CEO, he was awarded a one-time grant on March 24, 2010, which vests on March 1, 2011, the first anniversary of his commencement as our CEO.

Stock Ownership and Share Retention Policy

We encourage our executives to own Company stock so that they share the same long term investment risk as our shareholders. Under our Share Retention Policy, executives must retain a portion of any shares of stock acquired under our equity award plans. The percentage of “net gain shares” required to be retained by each of our CEO and our other NEOs is 50%. “Net gain shares” are the shares remaining from a stock option or SSAR exercise after payment of the exercise price and taxes, or the shares remaining after payment of taxes on the vesting of PRS or RSUs. Any Company shares sold or traded by an executive to fund PRS purchases under the ECP are not subject to the share retention requirement.

Once an executive reaches a targeted ownership level of our common stock, he or she is exempt from further share retention requirements so long as he or she maintains that targeted ownership level. The targeted ownership levels are the lesser of five times base salary or 120,000 shares for the CEO, the lesser of three times base salary or 35,000 shares for our Business Unit Presidents and Executive Vice Presidents and the lesser of two times base salary or 20,000 shares for our Senior Vice Presidents. The dollar value of shares held is calculated based on the Company’s stock price and the value of cash or shares used to acquire PRS. These ownership levels provide executives flexibility in personal financial planning, yet continue to maintain ongoing and substantial investment in Company stock.

At year end 2010, all NEOs were subject to continued share retention requirements, other than Mr. Mirzayantz and Mr. Meany, who had satisfied the targeted ownership level. Additional detail regarding ownership of our common stock by our executives is included in the Beneficial Ownership Table.

Defined Benefit Pension Plan and Supplemental Retirement Plan (“SRP”)

Certain senior executives, including Mr. Meany, a NEO, were grandfathered under our defined benefit pension plan, which, as of January 1, 2006, was closed to new employees and which, as of December 31, 2007, was frozen for all participants who did not meet a combined age and years of service total of 70. Those employees who were not grandfathered under the plan, including all of our other NEOs, became eligible to participate in an enhanced 401(k) plan.

The retirement benefits under our tax-qualified defined benefit pension plan for participants, including Mr. Meany, may be limited under IRS rules covering tax-qualified retirement plans. We have a non-qualified SRP to pay that part of an executive’s retirement benefit that, because of the IRS limitations, cannot be paid under the tax-qualified pension plan. Benefits are calculated under the SRP in the same manner as the tax-qualified pension plan. The Committee believes that the full retirement benefit earned by an executive under our retirement benefit formula should be paid without reduction and that a supplemental plan is common in the industry and important to retain our senior executives.

We do not have a policy regarding the crediting of additional years of service under our SRP. However, as described under the heading Termination of Employment and Change in Control Arrangements, additional years of service may be credited to a participant in connection with certain terminations within two years following a change in control. Our rationale for granting this additional credit is consistent with our rationale for other enhanced severance benefits offered in connection with a change in control as described under the heading Executive Separation Policy below. In addition, on a case-by-case negotiated basis, from time to time, executives may be credited with additional years of service.

Deferred Compensation Plan (“DCP”)

We offer to U.S.-based executives an opportunity to participate in DCP, as a cost-effective benefit that enhances the competitiveness of our compensation program. The DCP provides participants with a way to delay receipt of income and thus income taxation until a future date. When deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this “pre-tax” amount deemed invested in one or more notional investments that generally track investment funds offered under our 401(k) savings plan. Although the executive will eventually owe income taxes on any amounts distributed from the DCP, the ability to invest on a “pre-tax” basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the DCP, we are better able to attract and retain executives to the Company.

Through the DCP, we also provide the same level of matching contributions to executives that would be made under our 401(k) savings plan but for limitations under U.S. tax law. We also use the DCP to encourage executives to acquire deferred IFF stock that is economically equivalent to ownership of our stock but is on a tax-deferred basis. If an executive elects to defer receipt of cash compensation and invests it in credits of deferred Company stock under the DCP, we credit an additional 25% of the amount deferred in the executive’s deferred Company stock account contingent on the executive remaining employed by the Company (other than retirement) for the full calendar year following the year when such credit is made. We do this to encourage executives to be long term owners of a significant equity stake in IFF, to foster an entrepreneurial culture, a close alignment between the interests of executives and those of shareholders and a deeper commitment to IFF.

IFF’s costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplement the 401(k) savings plan, the 25% premium for cash deferrals into deferred Company stock and administrative costs. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. This treatment limits our costs to the time-value of money cost resulting from our paying income tax on the returns of our direct investments earlier than the time at which we are able to claim tax deductions by paying out the deferred compensation. Our supplemental matching contributions and premiums on cash deferrals into deferred stock for NEOs are reflected in the Summary Compensation Table and in the All Other Compensation Table.

Perquisite Program

The perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace as determined through a market study conducted by our independent compensation consultant in 2010. Under the perquisites program, executives are eligible to receive certain benefits including:

•	Company car or car allowance: The CEO and the other NEOs are eligible to obtain a company-provided automobile once every 3 years. Other senior executives are eligible to be provided a Company leased car (chosen from a selected list) or a car allowance;

•	Annual physical exam (once every 12 months);

•	Financial planning (up to approximately $10,000 per year);

•	Tax preparation and estate planning (up to $4,000 over a 3 year period); and

•	Health club membership (up to $3,000 annually).

As part of his employment agreement our CEO is entitled to receive a $25,000 annual allowance for financial planning, tax preparation and estate planning services, rather than the above limits. He is also entitled to have the Company pay for dues for a luncheon club in Manhattan, but this perquisite was not exercised in 2010. The personal value of all perquisites (other than the annual physical examination) is reported as income to the individual and accordingly is subject to tax. The Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

Executive Separation Policy

We provide severance and other benefits under our ESP to senior executives whose employment is terminated not for cause and not due to a voluntary termination. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. The level of separation pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All our NEOs are in Tier I. The specific separation pay by tier was determined by the Committee and developed with the assistance of its independent compensation consultant. We believe that the ESP provides a level of separation pay and benefits that is within a range of competitive practice of our peer group companies.

We provide separation pay and benefits under the ESP on the condition that, for specified periods following termination, the departed executive not compete with us, solicit our customers and employees, or take other actions that harm our business. In addition, having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives.

Effective as of December 14, 2010, upon the recommendation of the Committee, our Board amended the definition of “change in control” included in our ESP to align it with the definition in our shareholder-approved 2010 Stock Award and Incentive Plan. As revised, a change in control is triggered by ownership of 50% rather than 40% of the Company’s voting stock or by a merger if the pre-merger shareholders own less than 50% rather than less than 60% of the voting stock.

In line with what the Committee (with the assistance of its independent compensation consultant) understands is competitive practice, we provide a higher level of severance payments and benefits if the executive were to be terminated without cause or elects to terminate employment with good reason within two years after a change in control. These protections provide a number of important benefits. If a change in control event is developing, executives who lack these assurances may act to protect their own interests by seeking employment elsewhere. Change in control transactions take time to unfold, and a stable management team will help to preserve our operations and shareholder value either by preserving the sale value of IFF or, if no transaction is consummated, by ensuring that our business will continue without undue disruption. In addition, having change in control protections in place encourages management to consider, on an on-going basis, whether a strategic transaction could be advantageous to our shareholders — even a transaction that would yield control of IFF to a third party and result in job loss to the executive. Effective as of December 14, 2010, our Board amended the ESP to provide that any equity grants made after that date will accelerate on a “double-trigger” basis, i.e., if the executive is terminated without cause or terminates with “good reason” within 2 years after the change in control. Prior to the amendment, equity grants provided for acceleration of vesting of equity awards for ESP participants upon the occurrence of a change in control on a “single-trigger” basis, without regard to whether the executive will be terminated. These amended terms encourage executives to consider and support transactions that could benefit shareholders and do not provide an extra benefit to executives simply due to a change in control.

Some aspects of change in control protections can be expensive, particularly payments that offset the adverse tax consequences to the executive if the U.S. golden parachute excise tax is triggered. Effective as of December 14, 2010, our Board, upon the recommendation of the Committee, amended the ESP to eliminate a “gross-up” for this excise tax for new ESP participants after that date. The ESP “gross up” provision was replaced by a “modified cut-back” provision, where severance or other payments to that participant would be reduced if this reduction would produce a better after-tax result for the participant, but there would be no reduction if, without the reduction, the participant (who would be responsible for any excise tax) would have a better after-tax result. Participants in the ESP on or prior to March 8, 2010, remain eligible for the excise tax gross-up, except in the limited case where a cut-back of 10% would avoid the excise tax. Under Mr. Tough’s negotiated letter agreement, he is not entitled to a tax gross-up for severance in the event of a termination in connection with a change in control.

In 2007, the Committee, on a prospective basis reduced the level of severance under the ESP in situations of termination not for cause and not involving a change in control. For Tier I eligible executives hired after October 22, 2007, including Mr. Berryman, Ms. Ford and Ms. Cantlon, severance was reduced from 24 to 18 months. However, in order to induce Mr. Tough to join the Company as CEO, his negotiated letter agreement provides him with a Tier I severance payment of 24 months. An executive receiving benefits under the ESP must generally continue to be employed at the time of payment of an LTIP award or vesting of an equity award, except that an executive who is terminated during a three-year LTIP cycle may receive a pro rata payout for service during each segment in that cycle or an executive who has outstanding unvested equity award(s) may be entitled to continued vesting of a pro rata portion of those award(s).

In the event relevant performance measures on which incentive payments are based are subsequently restated or otherwise adjusted in a manner that would reduce the size of a payment, the Committee would expect to seek recovery of or reduction in these incentive payments, but only if the Committee determines it appropriate under the particular circumstances, including misconduct, failure to exercise oversight, or other appropriate circumstances as may occur. In addition, any SEC or other rules adopted by the New York Stock Exchange governing recoupment of compensation under The Dodd-Frank Wall Street Reform and Consumer Protection Act will automatically apply to the ESP.

Additional details regarding our ESP and our CEO’s letter agreement are included under the heading Termination of Employment and Change in Control Arrangements.

Executive Death Benefit Plan

The Company’s Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to the excess of twice the participant’s annual base salary (excluding bonus and other forms of compensation) above the death benefit provided by the Company’s basic group term life insurance plan for employees and retirees, less $50,000 of group coverage. The plan also provides a death benefit post-retirement, or pre-retirement after attainment of age 70, equal to twice the participant’s base salary (excluding bonus and other forms of compensation) for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Tax Deductibility

The Committee generally attempts to structure executive compensation to be tax deductible. However, the Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits.

In 2010, all NEO compensation, except for certain amounts paid to Mr. Tough in connection with his becoming our CEO, was tax deductible.

2011 Compensation Actions

In July 2010, with the assistance of its independent compensation consultant, the Committee reviewed the peer groups to be used for 2011 compensation decisions. The general selection, approach and criteria described above under Benchmarking will not change for 2011 and there were no changes made to the peer groups.

We expect that the compensation programs for our senior executives will generally remain the same as described above in 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee

J. Michael Cook (Chairman)

Marcello Bottoli
Roger W. Ferguson, Jr.
Alexandra A. Herzan

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2010 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following Summary Compensation Table details compensation of the Company’s named executive officers during 2010 and, where applicable, 2009 and 2008.

2010 Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
						Non-Equity		Deferred
				Stock	Option	Incentive Plan		Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation		Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)		($)	($)	($)
(a)	(b)	(c)(1)(2)	(d)	(e)(3)(4)	(f)(3)	(g)(5)(6)(7)		(h)(8)	(i)(9)	(j)

Douglas D. Tough (10)	2010	1,000,000	500,000(11)	3,684,505	278,093	3,233,970		0	202,442	8,899,010
Non-Executive Chairman (from October 1, 2009 until February 28, 2010) and Chairman and Chief Executive Officer (since March 1, 2010)

Kevin C. Berryman	2010	500,000	0	725,380	166,851	1,033,517		0	139,817	2,565,565
Member, Temporary Office	2009	314,423	100,000	947,584	279,275	415,683		0	182,795	2,239,760
of the Chief Executive Officer (until February 28, 2010) and Executive Vice President and Chief Financial Officer(12)

Nicolas Mirzayantz	2010	493,750	0	797,387	111,231	1,054,285		119,399	119,439	2,695,491
Member, Temporary Office	2009	475,000	76,893	693,987	165,118	245,030		22,246	96,846	1,775,120
of the Chief Executive Officer	2008	475,000	0	589,581	110,144	253,073		49,489	99,539	1,576,826
(until February 28, 2010) and Group President, Fragrances(12)

Hernan Vaisman	2010	487,500	0	389,574	278,093	1,022,540		0	83,678	2,261,385
Member, Temporary Office	2009	450,000	0	742,045	0	473,625		0	89,213	1,754,883
of the Chief Executive Officer	2008	450,000	0	314,987	317,740	434,397		0	72,222	1,589,346
(until February 28, 2010) and Group President, Flavors(12)

Beth E. Ford	2010	500,000	0	221,400	417,139	1,019,622		0	104,433	2,262,594
Executive Vice President,	2009	500,000	0	415,997	247,677	437,682	(13)	0	77,362	1,678,717
Head of Supply Chain

Dennis M. Meany	2010	414,000	0	542,192	0	647,393		188,068	109,691	1,901,344
Former Senior Vice President,	2009	414,000	0	604,199	0	262,887		113,943	105,297	1,500,326
General Counsel and	2008	410,500	0	509,243	0	324,716		291,110	97,473	1,633,042
Secretary (until December 31, 2010)

Angelica Cantlon	2010	318,750	0	512,968	0	480,697		0	56,227	1,368,642
Senior Vice President,	2009	124,182	0	313,864	0	78,870		0	5,283	522,199
Human Resources

(1)	The amounts in this column related to 2010 include the following amounts deferred under the DCP: Mr. Tough: $72,000; Mr. Berryman: $55,000; Mr. Mirzayantz: $49,375; Mr. Vaisman: $39,000; Ms. Ford: $40,000; Mr. Meany: $82,800; Ms. Cantlon: $6,375.

(2)	The amounts in this column related to 2010 include the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Tough: $17,348; Mr. Berryman: $22,000;

Mr. Mirzayantz: $16,500; Mr. Vaisman: $22,000; Ms. Ford: $16,500; Mr. Meany: $19,872; Ms. Cantlon: $22,000.

(3)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2010, calculated in accordance with FASB ASC Topic 718. Amounts in these columns reported for 2008 have also been restated to reflect the aggregate grant date fair value of equity awards granted during that year. Details on and assumptions used in calculating the grant date fair value of RSUs, PRS, SSARs, options and LTIP equity incentive compensation may be found in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2011.

The grant date fair value attributable to the 2010-2012 LTIP cycle awards reported in column (e) pertains to the 50% portion of those awards that will be payable in IFF stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. The value of these awards at the grant date if the maximum level of performance conditions were to be achieved is as follows: Mr. Tough, $1,863,758; Mr. Berryman, $442,800; Mr. Mirzayantz, $442,800; Mr. Vaisman, $442,800; Ms. Ford, $442,800; Mr. Meany, $244,426; Ms. Cantlon, $185,976. The actual number of shares earned by the NEOs for the completed 2008-2010 LTIP cycle, for the 2010 segment of the 2009-2011 LTIP cycle, and for the 2010 segment of the 2010-2012 LTIP cycle can be found in the narrative following the Grants of Plan Based Awards Table under the heading “Long-Term Incentive Plan (LTIP)”.

(4)	The following named executive officers paid the following amounts for shares of PRS in fiscal year 2010, which in each case was 50% of the closing stock price on the date of grant: Mr. Tough: $539,983 for 24,042 shares and $899,993 for 39,301 shares as part of his 2010 sign-on-award; Mr. Berryman: $503,980 for 22,439 shares; Mr. Mirzayantz: $575,987 for 25,645 shares; Mr. Meany: $419,980 for 18,699 shares; Ms. Cantlon: $419,980 for 18,699 shares. As discussed in the Compensation Discussion and Analysis, participants in our Equity Choice Program are permitted to satisfy the purchase price of PRS shares by tendering shares of IFF stock. Mr. Mirzayantz and Mr. Meany tendered shares in full or partial satisfaction of the purchase price for PRS shares granted to them in fiscal 2010.

(5)	The amounts in this column related to 2010 include the following amounts earned under the 2010 AIP: Mr. Tough: $2,129,559; Mr. Berryman: $705,600; Mr. Mirzayantz: $717,080; Mr. Vaisman: $697,280; Ms. Ford: $705,600; Mr. Meany: $438,178; Ms. Cantlon: $337,397. The amounts in this column related to 2010 include the following amounts deferred under the DCP: Mr. Tough: $638,868; Mr. Mirzayantz: $179,270. The AIP amount for Mr. Tough was pro-rated based on the number of days he served as an employee in 2010.

(6)	LTIP cycles that commenced in or after 2008 are comprised of four performance segments related to each year in the LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Upon completion, one-half of any award earned for a completed LTIP cycle is paid in cash and the remaining half is paid in shares of our common stock. The cash portion of the NEOs’ credited awards is reported in this column for the year in which such amount was earned, rather than in the year in which such award is actually paid.

The amounts in this column related to 2010 include the following amounts earned for the 2010 and cumulative segments under the 2008-2010 LTIP cycle: Mr. Tough: $340,100; Mr. Berryman: $119,667; Mr. Mirzayantz: $133,855; Mr. Vaisman: $126,810; Ms. Ford: $105,772; Mr. Meany: $87,499 and Ms. Cantlon: $50,690. The foregoing LTIP amounts for each of Mr. Tough, Mr. Berryman and Ms. Cantlon were pro-rated based on the number of days served as an employee during each segment within the LTIP cycle.

(7)	The amounts in this column related to 2010 include the following cash amounts credited on behalf of the executive: (i) under the 2009-2011 LTIP cycle based on the executive’s target cash amount for the 2010 segment of that LTIP cycle and based on the Company’s achievement of the corporate performance goals for that segment: Mr. Tough: $300,265; Mr. Berryman: $98,000; Mr. Mirzayantz: $93,100; Mr. Vaisman: $88,200; Ms. Ford: $98,000; Mr. Meany: $60,858 and Ms. Cantlon: $46,305; and (ii) under the 2010-2012 LTIP cycle based on the executive’s target cash amount for the 2010 segment of that LTIP cycle and based on the Company’s achievement of the corporate performance goals for that segment: Mr. Tough: $464,046; Mr. Berryman: $110,250; Mr. Mirzayantz: $110,250; Mr. Vaisman: $110,250; Ms. Ford: $110,250; Mr. Meany: $60,858 and Ms. Cantlon: $46,305. The credited amounts for Mr. Tough for the 2010 segment of the 2009-2011 and 2010-2012 LTIP cycles were pro-rated based on the number of days served as an employee during the 2010 segment.

(8)	The amounts in this column represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and are thus not included.

(9)	Details of the amounts set forth in this column related to 2010 are included in the All Other Compensation Table.

(10)	Prior to Mr. Tough’s commencent of service as our CEO on March 1, 2010, he served as a non-employee director of the Company. Compensation paid to Mr. Tough in his capacity as a non-employee director during 2010 is included in this table as part of the amount reported in the All Other Compensation column.

(11)	This amount represents a sign-on bonus paid to Mr. Tough on July 1, 2010.

(12)	As discussed in the Compensation Discussion and Analysis, Messrs. Berryman, Mirzayantz and Vaisman served as members of the temporary Office of the CEO from October 1, 2009 until Mr. Tough’s commencement of service as our CEO on March 1, 2010. While serving in this temporary office, and following such service, these NEOs continued also to serve in their preexisting roles with IFF, and their 2010 compensation was not adjusted to reflected their temporary additional responsibilities.

(13)	Includes $20,853 paid in cash as part of a discretionary make-whole payment relating to the pro-ration of the 2007-2009 LTIP cycle.

2010 All Other Compensation

							Life
			Company			Financial/	Insurance/		Housing/
			Match to			Estate	Executive		Relocation
		Dividends	Defined			Planning and	Death	Annual	Expenses/
		on stock	Contribution		Club	Tax	Benefit	Physical	Tax	Director
		awards (1)	Plans(2)	Auto(3)	memberships	Preparation	Program(4)	Examination	Gross-ups	Compensation	Total

Douglas D. Tough	2010	$42,764	$85,817	$16,938	$0	$25,000	$18,283	$0	$1,517(5)	$12,123(6)	$202,442
Kevin C. Berryman	2010	$17,097	$53,212	$15,285	$3,000	$12,080	$3,259	$0	$35,884(7)	$0	$139,817
Nicolas Mirzayantz	2010	$59,950	$34,563	$10,658	$0	$12,131	$2,137	$0	$0	$0	$119,439
Hernan Vaisman	2010	$28,283	$48,119	$915	$0	$3,102	$3,259	$0	$0	$0	$83,678
Beth E. Ford	2010	$22,742	$50,044	$11,942	$3,000	$15,792	$913	$0	$0	$0	$104,433
Dennis M. Meany	2010	$48,113	$23,404	$13,567	$3,000	$12,138	$7,519	$1,950	$0	$0	$109,691
Angelica Cantlon	2010	$14,813	$22,313	$15,946	$1,352	$0	$1,803	$0	$0	$0	$56,227

(1)	The amounts in this column are the total dollar value of dividends paid during 2010 on shares of PRS.

(2)	The amounts in this column include (i) amounts matched by the Company under the Company’s Retirement Investment Fund Plan (401(k)), (ii) amounts matched or set aside by the Company under the Company’s DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law) and (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Share Fund. The premium shares may be forfeited if the executive does not remain employed by the Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Share Fund; dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)	The amounts in this column are amounts for the personal use of automobiles provided by the Company. The value of personal use of automobiles provided by the Company was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percents were determined on a mileage basis. The amounts in this column also include the cost paid by the Company for a parking garage.

(4)	The amounts in this column are costs to the Company for the corporate owned life insurance coverage it has purchased to offset liabilities that may be incurred under the Company’s Executive Death Benefit Program. No participant in this Program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)	This amount is for Mr. Tough’s use of a Company-owned apartment in 2010.

(6)	This amount is a portion of the retainer paid to Mr. Tough for his service as a non-employee director of the Company from April 27, 2009 until February 28, 2010. The remainder of the retainer was paid to him in 2009.

(7)	This amount is for relocation assistance in connection with Mr. Berryman’s commencement of employment with the Company, including a one-time allowance in the amount of $13,123 to cover home acquisition expenses and $11,026 to cover moving expenses associated with his relocation and a tax gross-up on the home acquisition expenses of $11,735.

Employment Agreements or Arrangements

Mr. Tough

Our Board elected Douglas D. Tough as its non-executive Chairman effective October 1, 2009 and, pursuant to the terms of a letter agreement dated September 8, 2009 between the Company and Mr. Tough, he became the Company’s executive Chairman and Chief Executive Officer effective March 1, 2010, when his contract with his former employer expired. Under this agreement, Mr. Tough’s employment is on an at-will basis until terminated by either party. Mr. Tough is entitled to the following compensation under the agreement:

•	Annual base salary of $1,200,000 per annum.

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary.

•	An LTIP target of $2,000,000. Mr. Tough is only entitled to a pro-rated award under the 2008-2010, 2009-2011 and 2010-2012 LTIP cycles.

•	In conjunction with his employment, an equity award was made on March 24, 2010 under the Equity Choice Program at a value of $750,000. This award was generally subject to continued employment (except as described under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements”) and vested on March 1, 2011. This$750,000 value was allocated by Mr. Tough to Purchased Restricted Stock under the program.

•	A special bonus in the amount of $500,000, which was paid on July 1, 2010.

Mr. Tough participates in all of the Company’s employee and executive benefit plans and programs for its senior executives, including being eligible for annual awards under the Equity Choice Program, AIP and LTIP, and is entitled to annual paid vacation and Company-provided senior executive perquisites or as otherwise approved for him by our Board or Compensation Committee. Mr. Tough participates in the Company’s Executive Death Benefit Plan described in the Compensation Discussion and Analysis above, pursuant to which the Company has purchased, and pays the entire cost on, a corporate owned life insurance policy on the life of Mr. Tough. The plan provides a pre-retirement death benefit equal to twice his annual base salary (excluding bonus and other forms of compensation), less $50,000 of group coverage, or a post-retirement death benefit equal to twice his final base salary (excluding bonus and other forms of compensation), less $12,500 of group coverage.

Mr. Tough’s letter agreement grants him certain rights upon termination of his employment. These rights are described under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements”.

Other NEOs

None of our other NEOs is a party to a written employment agreement. Their compensation is generally determined by the terms of the various compensation plans in which they are participants and which are described more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements”. In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with the Company.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our named executive officers during 2010. The amounts reported in the table under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs. The performance conditions applicable to the AIP and LTIP are described in the Compensation Discussion and Analysis.

With regard to the AIP, the percentage of each NEO’s target award that was actually achieved based on satisfaction of the AIP performance conditions is discussed in the narrative following the Grants of Plan-Based Awards Table. The amount actually paid to each named executive officer in 2011 based on 2010 performance under the AIP is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

With regard to the LTIP, the amount of each NEO’s award that was actually achieved based on satisfaction of the performance conditions for the 2008-2010 LTIP and the 2010 segment of each of the 2009-2011 LTIP and 2010-2012 LTIP cycles is discussed in the narrative following the Grants of Plan-Based Awards Table. In addition, cash amounts earned by each named executive officer for the cumulative and 2010 segments of the 2008-2010 LTIP cycle and the 2010 segment of the 2009-2011 LTIP and 2010-2012 LTIP cycles are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. However, any cash or shares credited to a NEO based on achievement of performance conditions during a segment will not be paid until completion of the full LTIP cycle.

Grants of Plan-Based Awards in 2010

															All Other
													All Other		Option		Grant Date
													Stock		Awards:	Exercise	Fair Value
													Awards:		Number of	or Base	of Stock
				Date of									Number of		Securities	Price of	and
	Type of	Grant		Compensation	Estimated Future Payouts				Estimated Future Payouts				Shares		Underlying	Option	Option
	Award	Date		Committee	Under Non-Equity				Under Equity				of Stock or		Options	Awards	Awards
Name	(1)	(2)		Approval	Incentive Plan Awards				Incentive Plan Awards				Units (#)(3)		(#)(4)	($/Sh) (#)(5)	($)(6)
					Threshold	Target	Maximum		Threshold	Target	Maximum
					($)	($)	($)		($)	($)	($)
(a)		(b)			(c)	(d)	(e)		(f)	(g)	(h)		(i)		(j)	(k)	(l)

Douglas D. Tough	AIP	3/8/2010		3/8/2010	301,808	1,207,233	2,414,466	(7)	—	—	—		—		—	—	—

	2008 LTIP	3/8/2010	(8)	3/8/2010	69,863	279,452	558,904	(8)	69,863	279,452	558,904	(9)					279,452

	2009 LTIP	3/8/2010	(8)	3/8/2010	153,196	612,785	1,225,570	(8)	153,196	612,785	1,225,570	(9)					612,785

	2010 LTIP	3/8/2010		3/8/2010	236,758	947,032	1,894,064	(10)	236,758	947,032	1,894,064	(11)					931,879

	PRS	3/24/2010		3/8/2010	—	—	—		—	—	—		39,301	(12)			899,992

	RSU	6/2/2010		4/26/2010	—	—	—		—	—	—		10,017	(13)			420,413

	PRS	6/2/2010		4/26/2010	—	—	—		—	—	—		24,042	(14)			539,983

	SSAR	6/2/2010		4/26/2010	—	—	—		—	—	—				26,714	44.92	278,092

Kevin C. Berryman	AIP	3/8/2010		3/8/2010	100,000	400,000	800,000	(7)	—	—	—		—		—	—	—

	2010 LTIP	3/8/2010		3/8/2010	56,250	225,000	450,000	(10)	56,250	225,000	450,000	(11)	—		—	—	221,400

	PRS	6/2/2010		4/26/2010	—	—	—		—	—	—		22,439	(14)			503,980

	SSAR	6/2/2010		4/26/2010	—	—	—		—	—	—				16,028	44.92	166,851

Nicolas Mirzayantz	AIP	3/8/2010		3/8/2010	100,000	400,000	800,000	(7)	—	—	—		—		—	—	—

	2010 LTIP	3/8/2010		3/8/2010	56,250	225,000	450,000	(10)	56,250	225,000	450,000	(11)					221,400

	PRS	6/2/2010		4/26/2010	—	—	—		—	—	—		25,645	(14)			575,987

	SSAR	6/2/2010		4/26/2010	—	—	—		—	—	—		—		10,685	44.92	111,231

Hernan Vaisman	AIP	3/8/2010		3/8/2010	100,000	400,000	800,000	(7)	—	—	—		—		—	—	—

	2010 LTIP	3/8/2010		3/8/2010	56,250	225,000	450,000	(10)	56,250	225,000	450,000	(11)	—		—	—	221,400

	RSU	6/2/2010		4/26/2010	—	—	—		—	—	—		4,007	(13)	—	—	168,174

	SSAR	6/2/2010		4/26/2010	—	—	—		—	—	—		—		26,714	44.92	278,093

Beth E. Ford	AIP	3/8/2010		3/8/2010	100,000	400,000	800,000	(7)	—	—	—		—		—	—	—

	2010 LTIP	3/8/2010		3/8/2010	56,250	225,000	450,000	(10)	56,250	225,000	450,000	(11)	—		—	—	221,400

	SSAR	6/2/2010		4/26/2010	—	—	—		—	—	—		—		40,071	44.92	417,139

Dennis M. Meany	AIP	3/8/2010		3/8/2010	62,100	248,400	496,800	(7)	—	—	—		—		—	—	—

	2010 LTIP	3/8/2010		3/8/2010	31,050	124,200	248,400	(10)	31,050	124,200	248,400	(11)	—		—	—	122,212

	PRS	6/2/2010		4/26/2010	—	—	—		—	—	—		18,699	(14)	—	—	419,980

Angelica Cantlon	AIP	3/8/2010		3/8/2010	47,817	191,269	382,538	(7)	—	—	—		—		—	—	—

	2010 LTIP	3/8/2010		3/8/2010	23,625	94,500	189,000	(11)	23,625	94,500	189,000	(11)	—		—	—	92,988

	PRS	6/2/2010		4/26/2010	—	—	—		—	—	—		18,699	(14)	—	—	419,980

(1)	AIP = 2010 AIP
2008 LTIP = 2008-2010 Long-Term Incentive Plan Cycle
2009 LTIP = 2009-2011 Long-Term Incentive Plan Cycle
2010 LTIP = 2010-2012 Long-Term Incentive Plan Cycle

RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
SSAR = Stock Settled Appreciation Right

(2)	All equity-based grants below were made under our 2000 Stock Award and Incentive Plan (if the grant date was before April 27, 2010) or under our 2010 Stock Award and Incentive Plan (if the grant date was on or after April 27, 2010). The material terms of these types of awards are described in the Compensation Discussion and Analysis.

(3)	The amounts in this column represent the number of RSUs and the number of PRS shares granted in 2010 on the applicable grant date.

(4)	The amounts in this column represent the number of SSARs granted in 2010 on the applicable grant date. We did not grant any options to our named executive officers in 2010.

(5)	The amounts in this column represent the exercise price of each SSAR granted, which, for each SSAR, is the closing market price of a share of our common stock on the grant date.

(6)	The amounts in this column represent the aggregate grant date fair value of equity awards granted to our named executive officers during the fiscal year ended December 31, 2010, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

(7)	The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values under our 2010 AIP.

(8)	The amounts in these rows in columns (c), (d) and (e) are the pro-rated threshold, target and maximum dollar values of the 50% portion of our 2008-2010 LTIP and 2009-2011 LTIP cycles that would be payable to Mr. Tough in cash if the performance conditions are satisfied. Pursuant to the terms of his employment letter agreement, Mr. Tough is entitled only to a pro-rated amount under each such LTIP cycle based on the number of days he serves as an employee during that LTIP cycle.

(9)	The amounts in these rows in columns (f), (g) and (h) are the pro-rated threshold, target and maximum dollar values of the 50% portion of our 2008-2010 LTIP and 2009-2011 LTIP cycles that would be payable to Mr. Tough in stock if the performance conditions are satisfied. The number of shares of Company stock for the 50% portion payable in stock was determined at the beginning of each cycle based on the closing market price of a share of our common stock on the first stock trading day of the cycle, which for the 2008-2010 cycle was $47.20, the closing market price of a share of our common stock on January 2, 2008; and for the 2009-2011 cycle was $30.60, the closing market price of a share of our common stock on January 2, 2009. Pursuant to the terms of his employment letter agreement, Mr. Tough is entitled only to a pro-rated amount under each such LTIP cycle based on the number of days he actually serves as an employee during that LTIP cycle.

(10)	The amounts in this row in columns (c), (d) and (e) are the threshold, target and maximum dollar values of the 50% portion of our 2010-2012 LTIP cycle that would be payable in cash if the performance conditions are satisfied. Mr. Tough is entitled only to a pro-rated amount for this LTIP cycle based on the number of days he actually serves as an employee during that LTIP cycle.

(11)	The amounts in this row in columns (f), (g) and (h) are the threshold, target and maximum dollar values of the 50% portion of our 2010-2012 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of Company stock for the 50% portion payable in stock was determined at the beginning of the cycle, based on $42.01 per share, the closing market price of a share of our common stock on January 4, 2010, the first stock trading day of the cycle. Mr. Tough is entitled only to a pro-rated amount for this LTIP cycle based on the number of days he actually serves as an employee during that LTIP cycle.

(12)	This grant was approved by our Board of Directors in connection with Mr. Tough’s commencement of employment as our CEO on March 1, 2010.

(13)	This amount represents the number of RSUs granted under the Equity Choice Program or otherwise, as described in the Compensation Discussion and Analysis. Dividends are not paid on RSUs.

(14)	This amount represents the number of shares of PRS granted under the Equity Choice Program, as described in the Compensation Discussion and Analysis. Non-preferential dividends are paid on PRS. Footnote 4 to the Summary Compensation Table lists the dollar amount of consideration paid by our NEOs for these PRS awards.

Equity Choice Program and Other Equity Awards

In 2006, following the Compensation Committee’s recommendation and with the assistance of the Committee’s independent compensation consultant, our Board approved our Equity Choice Program as a long term incentive program for our senior management. During 2010, the Compensation Committee approved PRS, SSAR and RSU grants under this program, based on individual elections, to all of our named executive officers (other than our CEO, whose grants were approved by the our Board in accordance with his employment letter agreement). Under this Equity Choice Program, dividends are paid on shares of PRS at the same rate paid to our shareholders. During 2010, we did not grant any awards to named executive officers other than pursuant to the Equity Choice Program.

A discussion of the terms and the total dollar value of awards granted in 2010 to our named executive officers is included in the Compensation Discussion and Analysis. The number of shares under those awards and the date those awards were granted are included in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table.

Annual Incentive Plan

The Compensation Committee established all performance goals under our AIP at the beginning of 2010. Under the AIP, each executive officer, had an annual incentive award target for 2010 based on the achievement of specific quantitative financial corporate goals and, in the case of our two Group Presidents, derivative business unit financial performance goals. The corporate objectives and the derivative business unit objectives for 2010 under the AIP related to local currency sales growth, an increase in operating profit, gross margin improvements and improvements in working capital. The actual achievement against the corporate and business unit goals under the AIP, as well as the actual AIP payouts to each of our NEOs, are set forth in the Compensation Discussion and Analysis. The AIP payout to Mr. Tough was prorated based on the number of days employed in 2010.

Long Term Incentive Plan

Under our LTIP, each executive officer had an award target for the 2008-2010 LTIP cycle based on achieving specific quantitative corporate performance goals which the Compensation Committee established at the beginning of the cycle or at the beginning of each year during the cycle. The 2008-2010 LTIP cycle was administered in four equal performance segments related to each of the three years in the LTIP cycle and the cumulative results for the full three-year cycle. For this LTIP cycle, the goals related to improvements in earnings per share and total shareholder return (“TSR”) relative to the S&P 500. In addition, in early 2010, the Committee approved a one-year supplemental performance metric for the Company’s 2008-2010 LTIP cycle. The supplemental metric related to improvement in operating profit (EBIT) margin measured over the fiscal 2010 period as compared to 2009.

For the 2008-2010 LTIP cycle, on an overall basis, we achieved 121.7% of the corporate performance goals, as set forth in the Compensation Discussion and Analysis. Therefore, Mr. Mirzayantz, Mr. Vaisman and Mr. Meany who were each employed by the Company during the entire three-year cycle, each received 121.7% of his target incentive compensation for the cycle. Executive officers who were not employed by the Company for the entire three-year 2008-2010 LTIP cycle are entitled only to a pro-rated amount for the LTIP cycle based on the number of days served as an employee during the relevant LTIP segment or cycle. Accordingly, Mr. Tough and Ms. Ford each received 121.7%, Mr. Berryman received 113.2% and Ms. Cantlon received 127.4% of his or her target incentive compensation for the cycle. As determined by the Compensation Committee, for the 2008-2010 LTIP cycle, 50% of the LTIP payout was paid in cash and 50% was paid in Company stock based on the closing market price on the first stock trading day of the cycle. These payouts were made in early 2011.

The following chart illustrates the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2008-2010 LTIP cycle and based on each executive’s target amount (or reduced target amount for those executives who were not employed for the entire three-year cycle). The amount reported in the “Total” column is the amount that was paid out to the executive officers in early 2011 upon completion of the 2008-2010 LTIP cycle.

	Segment 1 —		Segment 2 —		Segment 3 —		Segment 4 —
	2008		2009		2010		2008 — 2010		Total
	Cash	Shares	Cash	Shares	Cash	Shares	Cash	Shares	Cash	Shares
	($)	(#)	($)	(#)	($)	(#)	($)	(#)	($)	(#)

Mr. Tough	—	—	—	—	107,875	2,285	232,225	4,921	340,100	7,206

Mr. Berryman	—	—	31,250	662	77,200	1,635	42,467	901	150,917	3,198

Mr. Mirzayantz	67,688	1,434	29,687	629	73,340	1,553	60,515	1,283	231,230	4,899

Mr. Vaisman	64,125	1,358	28,125	596	69,480	1,473	57,330	1,215	219,060	4,642

Ms. Ford	53,486	1,133	23,459	497	57,953	1,227	47,819	1,014	182,717	3,871

Mr. Meany	44,246	938	19,406	411	47,941	1,016	39,558	837	151,151	3,202

Ms. Cantlon	—	—	6,152	131	36,477	774	14,213	299	56,842	1,204

Under our LTIP, each executive officer also has an award target for each of the 2009-2011 and 2010-2012 performance cycles based on achieving specific quantitative corporate performance goals which the Committee established at the beginning of the respective cycle. Like the 2008-2010 LTIP cycle, each of the 2009-2011 and 2010-2012 LTIP cycles is administered in four equal performance segments related to each year in the LTIP cycle and the cumulative results for the full cycle. Depending on the extent to which the Company achieves the corporate performance goals for each segment, a portion of the executive’s LTIP award may be credited on behalf of the executive, but any credited portion will not be paid until the completion of the full LTIP cycle. Amounts credited for future payout under the 2009-2011 and 2010-2012 LTIP cycles will be paid 50% in cash and 50% in Company stock, based on the closing market price on the first trading day of the respective cycle.

Based on the Company’s achievement of the corporate performance goals for the 2010 segment of the 2009-2011 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive: Mr. Tough — $300,265 and 9,812 shares (based on a pro-rated target amount), Mr. Berryman — $98,000 and 3,203 shares, Mr. Mirzayantz — $93,100 and 3,042 shares, Mr. Vaisman — $88,200 and 2,883 shares, Ms. Ford — $98,000 and 3,203 shares, Mr. Meany — $60,858 and 1,989 shares and Ms. Cantlon — $46,305 and 1,513 shares (based on a pro-rated target amount). Based on the Company’s achievement of the corporate performance goals for the 2010 segment of the 2010-2012 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive: Mr. Tough — $464,046 and 11,047 shares (based on a pro-rated target amount), Mr. Berryman — $110,250 and 2,624 shares, Mr. Mirzayantz — $110,250 and 2,624 shares, Mr. Vaisman — $110,250 and 2,624 shares, Ms. Ford — $110,250 and 2,624 shares, Mr. Meany — $60,858 and 1,448 shares and Ms. Cantlon — $46,305 and 1,102 shares. Pursuant to his offer of employment, Mr. Berryman was deemed to have been employed by the Company for the entire 2009 segment of each of the 2008-2010 and 2009-2011 LTIP cycles.

Additional details regarding our Annual Incentive Plan and Long Term Incentive Plan are included in the Compensation Discussion and Analysis.

Equity Compensation Plan Information

The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2010.

Number of
	securities to be				Number of securities
	issued upon				remaining available for
	exercise of				future issuance under
	outstanding		Weighted-average		equity compensation
	options,		exercise price of		plans (excluding
	warrants and		outstanding options,		securities reflected in
	rights		warrants and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders (1)	2,010,848	(2)	$38.17	(3)	1,870,589	(4)
Equity compensation plans not approved by security holders (5)	548,510		30.24	(3)	361,546	(6)

Total	2,559,358		37.46	(3)	2,232,135

(1)	Represents the 2010 Stock Award and Incentive Plan, the 2000 Stock Award and Incentive Plan and the 2000 Stock Option Plan for Non-Employee Directors. The 2000 Stock Award and Incentive Plan provides for the award of stock options, RSUs and other equity-based awards.

(2)	Includes options, RSUs, SSARs and the maximum number of shares that may be issued under the 2009-2011 and 2010-2012 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of the Company’s Common Stock on the last trading day of 2010 over the exercise price and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2010. Excludes outstanding shares of PRS under the 2010 and 2000 Stock Award and Incentive Plans.

(3)	Weighted average exercise price of outstanding options and SSARs. Excludes restricted stock units, shares credited to accounts of participants in the DCP and shares that may be issued under the 2009-2011 and 2010-2012 LTIP cycles.

(4)	Does not include 2,013,063 equity awards outstanding as of December 31, 2010 under the 2000 Stock Award and Incentive Plan (“2000 SAIP”) or 266,162 equity awards outstanding as of December 31, 2010 under the 2000 Supplemental Stock Award Plan (“2000 Supplemental Plan”). As approved by shareholders at the Annual Meeting held on April 27, 2010, shares authorized under the 2000 SAIP and 2000 Supplemental Plan, but not used under those plans for any reason, are added to shares available for awards under the 2010 Stock Award and Incentive Plan. As a result, any outstanding grants under either of those plans that are cancelled will become available for grant under the 2010 Stock Award and Incentive Plan.

5)	Represents the 2000 Supplemental Stock Award Plan, the DCP and a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. (Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.)

(6)	Includes 317,796 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. (Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.)

2000 Supplemental Stock Award Plan and Directors’ Annual Stock Award Pool

On November 14, 2000, our Board approved the 2000 Supplemental Stock Award Plan. Under applicable NYSE rules, this plan did not require approval by shareholders. The 2000 Supplemental Stock Award Plan is a stock-based incentive plan designed to attract, retain, motivate and reward employees and certain other persons who provide services to the Company. This plan excludes all of our executive officers and directors. Under this plan, eligible participants could be granted nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, and other stock-based awards under terms and conditions identical to those under our shareholder-approved 2000 Stock Award and Incentive Plan. The total number of shares originally reserved for awards under the 2000 Supplemental Stock Award Plan was 4,500,000. A total of 128,022 options and 137,745 RSUs were outstanding under that plan as of December 31, 2010. As of April 27, 2010, no new awards will be granted under this plan.

In September 2000, our Board authorized and reserved a pool of 100,000 shares of our common stock to be used for annual awards of 1,000 shares to each non-employee director each year. The shares could be issued out of authorized but unissued shares or treasury shares. Under applicable NYSE rules, this pool did not require approval by shareholders. Effective as of the 2007 Annual Meeting, directors no longer receive this annual award of 1,000 shares. The last award of shares made to directors from this pool was in October 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2010.

2010 Outstanding Equity Awards at Fiscal Year End

	Option Awards							Stock Awards
													Equity
											Equity Incentive		Incentive Plan
											Plan Awards;		Awards; Market
											Number of		or Payout
			Number of	Number of				Number of			Unearned		Value of
			Securities	Securities				Shares or		Market Value	Shares,		Unearned
			Underlying	Underlying				Units of		of Shares or	Units Or Other		Shares,
			Unexercised	Unexercised		Option	Option	Stock That		Units of Stock	Rights That		Units or Other
			Options(#)	Options (#)		Exercise	Expiration	Have Not		That Have Not	Have Not		Rights That Have
Name	Grant	Grant	Exercisable	Unexercisable		Price ($)	Date	Vested ($)		Vested ($)	Vested (#)		Not Vested ($)
(a)	Date	Type(1)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)

Douglas Tough	10/1/2008	RSU						1,467	(2)	$81,551
	4/28/2009	RSU						3,115	(2)	$173,163
	3/8/2010	2009 LTIP						15,882	(3)	$882,880	20,028	(4)	$1,113,357
	3/8/2010	2010 LTIP						11,047	(5)	$614,103	33,814	(6)	$1,879,720
	3/24/2010	PRS						39,301	(7)	$2,184,743
	6/2/2010	PRS						24,042	(8)	$1,336,495
	6/2/2010	RSU						10,017	(8)	$556,845
	6/2/2010	SSAR	0	26,714	(8)	$44.92	6/2/2017
Kevin C. Berryman	5/27/2009	RSU						13,124	(9)	$729,563
	5/15/2009	2009 LTIP						5,184	(3)	$288,179	6,536	(4)	$363,336
	8/27/2009	PRS						5,322	(10)	$295,850
	8/27/2009	SSAR	0	35,486	(10)	$36.07	8/27/2016
	3/8/2010	2010 LTIP						2,624	(5)	$145,868	8,034	(6)	$446,610
	6/2/2010	PRS						22,439	(8)	$1,247,384
	6/2/2010	SSAR		16,028	(8)	44.92	6/2/2017
Nicolas Mirzayantz	5/6/2008	PRS						18,942	(11)	$1,052,986
	5/6/2008	SSAR	0	11,092	(11)	$42.19	5/6/2015
	3/9/2009	2009 LTIP						4,923	(3)	$273,670	6,210	(4)	$345,214
	5/27/2009	PRS						33,070	(10)	$1,838,361
	5/27/2009	SSAR	0	23,622	(10)	$30.48	5/27/2016
	3/8/2010	2010 LTIP						2,624	(5)	$145,868	8,034	(6)	$446,610
	6/2/2010	PRS						25,645	(8)	$1,425,606
	6/2/2010	SSAR		10,685	(8)	$44.92	6/2/2017
Hernan Vaisman	5/6/2008	SSAR	0	31,998	(11)	$42.19	5/6/2015
	5/6/2008	PRS						6,399	(11)	$355,720
	3/9/2009	2009 LTIP						4,665	(3)	$259,327	5,880	(4)	$326,869
	5/27/2009	PRS						28,346	(10)	$1,575,754
	5/27/2009	RSU						4,724	(10)	$262,607
	3/8/2010	2010 LTIP						2,624	(5)	$145,868	8,034	(6)	$446,610
	6/2/2010	RSU						4,007	(8)	222,749
	6/2/2010	SSAR		26,714	(8)	$44.92	6/2/2017
Beth E. Ford	10/7/2008	RSU						4,634	(11)	$257,604
	11/4/2008	PRS						8,123	(11)	$451,558
	11/4/2008	RSU						2,030	(11)	$112,848
	3/9/2009	2009 LTIP						5,184	(3)	$288,179	6,536	(4)	$363,336
	5/27/2009	PRS						14,173	(10)	$787,877
	5/27/2009	SSAR	0	35,433	(10)	$30.48	5/27/2016
	6/2/2010	SSAR	0	40,071	(8)	$44.92	6/2/2017
	3/8/2010	2010 LTIP						2,624	(5)	145,868	8,034	(6)	446,610
Dennis M. Meany	5/6/2008	RSU						2,000	(11)	$111,180
	5/6/2008	PRS						14,505	(11)	$806,333
	3/9/2009	2009 LTIP						3,219	(3)	$178,944	4,058	(4)	$225,584
	5/27/2009	PRS						31,496	(10)	$1,750,863
	3/8/2010	2010 LTIP						1,448	(5)	$80,494	4,434	(6)	$246,486
	6/2/2010	PRS						18,699	(8)	$1,039,477
Angelica T. Cantlon	8/27/2009	PRS						9,980	(10)	$554,788
	8/10/2009	2009 LTIP						1,903	(3)	$105,788	2,788	(4)	$154,985
	3/8/2010	2010 LTIP						1,102	(5)	$61,260	3,374	(6)	$187,561
	6/2/2010	PRS						18,699	(8)	$1,039,477

(1)	2009 LTIP = 2009-2011 Long-Term Incentive Plan Cycle
2010 LTIP = 2010-2012 Long-Term Incentive Plan Cycle
PRS = Purchased Restricted Stock
RSU = Restricted Stock Unit
SSAR = Stock Settled Appreciation Right

(2)	This grant was made for Mr. Tough’s service as a non-executive member of the Company’s Board of Directors, and vests on the third anniversary of the grant date. This grant must be automatically deferred upon vesting.

(3)	This amount represents the total number of shares of stock that have been credited for the 2009 and 2010 segments of the 2009-2011 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle. The number of shares credited for Ms. Cantlon for the 2009 segment and for Mr. Tough for the 2010 segment of the 2009-2011 LTIP cycle was pro-rated based on the number of days served as an employee during the applicable segment. Because he commenced employment with the Company in 2010, Mr. Tough was not credited with any shares for the 2009 segment of the 2009-2011 LTIP cycle. Pursuant to the terms of his offer of employment, Mr. Berryman is deemed to have been an employee for the entire 2009 segment of this LTIP cycle.

(4)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2009-2011 LTIP cycle. Shares earned during any segment of the 2009-2011 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(5)	This amount represents the number of shares of stock that have been credited for the 2010 segment of the 2010-2012 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle. The number of shares credited for Mr. Tough for the 2010 segment of the 2010-2012 LTIP cycle was pro-rated based on the number of days served as an employee during the segment.

(6)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2010-2012 LTIP cycle. Shares earned during any segment of the 2010-2012 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(7)	This grant vested on March 1, 2011.

(8)	This grant vests on April 2, 2013.

(9)	20% of this grant vests (or vested) on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(10)	This grant vests on March 27, 2012.

(11)	This grant vests on the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding exercises of options and SSARs and stock vested during 2010 for each of our named executive officers.

2010 Option Exercises and Stock Vested

		Option Awards			Stock Awards
		Number of Shares					Number of Shares
		Acquired on		Value Realized on			Acquired on		Value Realized on
Name	Type of	Exercise (#)		Exercise ($)	Type of		Vesting (#)		Vesting ($)
(a)	Award(1)	(b)		(c)	Award(1)		(d)		(e)

Douglas Tough		—		—	2008 LTIP	(4)	7,206		$400,582

							Total		$400,582
Kevin C. Berryman		—		—	RSU	(2)	3,280	(3)	$148,190
					2008 LTIP	(4)	3,198		$177,777

							Total		$325,967
Nicolas Mirzayantz					PRS	(5)(6)	20,857		$400,663
	SSAR	25,000	(7)	$412,000
					2008 LTIP	(4)	4,899		$272,335

							Total		$672,998
Hernan Vaisman		—		—	RSU	(5)	1,564		$70,536
					PRS	(5)(6)	14,600		$280,466
					2008 LTIP	(4)	4,642		$258,049

							Total		$609,051
Beth E. Ford		—		—	2008 LTIP	(4)	3,871		$215,189

							Total		$215,189
Dennis M. Meany		—		—	PRS	(5)(6)	15,063		$289,360
					2008 LTIP	(4)	3,202		$177,999

							Total		$467,359
Angelica Cantlon		—		—	2008 LTIP	(4)	1,204		$66,930

							Total		$66,930

(1)	RSU = Restricted Stock Unit PRS = Purchased Restricted Stock 2008 LTIP = 2008-2010 Long-Term Incentive Plan Cycle SSAR = Stock Settled Appreciation Right

(2)	The award represented in this row was granted in 2009 and vested on May 27, 2010. The value is based on the closing stock price of $45.18 on the vesting date.

(3)	Of this amount, the executive deferred, under our DCP described under the heading “Non-Qualified Deferred Compensation”, 3,280 shares. Dividend equivalents are credited on vested deferred LTIP shares. The actual realized value will depend upon the closing price of our common stock on the date the shares are issued to the executive.

(4)	The award represented in this row is the equity portion of the 2008-2010 LTIP award, for which performance was completed on December 31, 2010. The number of shares represents the actual number of shares that will be issued to the participant in March 2011, as determined by the Board of Directors in January 2011. The value realized is based on the set number of shares and the closing market price of a share of our common stock on December 31, 2010, which was $55.59; however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

With respect to the equity portion of the 2007-2009 LTIP award, for which performance was completed on December 31, 2009 (but which was not previously reported as vested), and was paid out to executives on February 1, 2010, Mr. Berryman received 732 shares with a realized value of $29,580; Mr. Mirzayantz received 2,445 shares with a realized value of $98,811; Mr. Vaisman received 2,223 shares with a realized value of $89,827 shares; Ms. Ford received 1,547 shares with a realized value of $62,514; Mr. Meany received 2,223 shares with a realized value of $89,827; and Ms. Cantlon received 144 shares with a realized value of $5,819. In each case, the realized value is based on the closing market price of a share of our common stock, which was $40.41, on the payout date. Ms. Ford deferred all of the 1,547 shares allocated to her, including 427 shares of IFF Common Stock issued as part of a discretionary make-whole payment relating to the pro-ration of the 2007-2009 LTIP cycle, under the DCP described under the heading “Non-Qualified Deferred Compensation.” Dividend equivalents are credited on vested deferred LTIP shares. The actual realized value for Ms. Ford will depend upon the closing market price of a share of our common stock on the date the shares are issued to her.

(5)	The award represented in this row was granted in 2007 under the Equity Choice Program and vested on May 8, 2010. The value realized is based on the closing price of our common stock, which was $45.10, on the vesting date.

(6)	The value realized attributable to vested PRS is the product of (a) the number of vested shares of PRS and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRS. Without taking into account the consideration paid by the respective executive for his or her PRS shares, the value realized on vesting in column (e) attributable to PRS would be: Mr. Mirzayantz: $940,651; Mr. Vaisman: $658,460; Mr. Meany: $679,341.

(7)	The award represented in this row was granted in 2006 under the Equity Choice Program and vested on May 9, 2009. The value realized is based on the difference between the exercise price of $36.00 and the closing price of our common stock, which was $52.48, on the exercise date of November 24, 2010, and was paid in the form of 7,850 shares of common stock being issued to the executive.

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our named executive officers, only Mr. Mirzayantz and Mr. Meany, who retired on December 31, 2010, currently participate in the U.S. Pension Plan. Mr. Meany began receiving benefits in January 2011. U.S. employees hired on or after January 1, 2006, including all of our other named executive officers, are not eligible to participate in the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan; however, this provision does not apply to any employee whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. Mr. Meany’s benefits were not frozen because his age and years of service as of December 31, 2007 equaled or exceeded 70. Mr. Mirzayantz had his benefit frozen as of December 31, 2007.

We pay the full cost of providing benefits under the U.S. Pension Plan.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2010 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2010 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any Annual Incentive Plan cash award received for the preceding year, reduced by any compensation deferred under our Deferred Compensation Plan. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and Annual Incentive Plan amounts, including amounts deferred under our Deferred Compensation Plan. A description of our practices with regard to crediting additional years of service under our Supplemental Retirement Plan is included in the Compensation Discussion and Analysis.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if payable prior to age 62. At December 31, 2010, Mr. Meany was age 63 with more than 10 years of service (including service with Bush Boake Allen Inc. (“BBA”)) and therefore he was eligible for early retirement with unreduced benefits as of December 31, 2010.

We acquired BBA in 2000, and the Bush Boake Allen Inc. Retirement Plan (the “BBA Plan”) was merged into our U.S. Pension Plan on December 31, 2000. Benefit accruals under the BBA Plan were frozen as of that date. Benefit service under our U.S. Pension Plan for former BBA employees, including Mr. Meany, starts after December 1, 2000. The BBA pension benefit is payable in addition to the benefit participants earn under our U.S. Pension Plan for service after December 1, 2000

The total benefit under the U.S. Pension Plan for former BBA employees, including Mr. Meany, will be equal to (a) the frozen BBA Plan benefit as of December 31, 2000, plus (b) the benefit accrued under the U.S. Pension Plan after December 1, 2000. The value of the frozen accrued benefit under the BBA Plan is included in the Present Value of Accumulated Benefits columns in the Pension Benefits Table.

The normal retirement benefit under the BBA Plan is payable at age 65. For participants in the BBA Plan on December 31, 2000, including Mr. Meany, the following provisions apply in calculating the pension benefit earned as of December 31, 2000:

The benefit from the BBA Plan is the sum of (A) the benefit earned under the BBA Plan as of December 31, 1999, plus (B) the benefit earned under the BBA Plan during 2000. The formula for determining each of these components of the BBA Plan benefit is described below. For purposes of the BBA Plan, final average earnings means the five highest consecutive calendar years’ earnings out of the last ten calendar years of earnings prior to December 31, 2000.

A.	For service prior to January 1, 2000, the participant’s BBA Plan pension benefit is the greatest of the amounts determined under subparagraphs (i), (ii) or (iii) below:

(i)	the sum of:

(A)	1.05% of that portion of the participant’s final average earnings as of December 31, 2000 not in excess of the social security average wage base plus 1.5% of that portion of his or her final average earnings as of December 31, 2000 in excess of the social security average wage base, multiplied by the participant’s number of years of service as of December 31, 1999, not in excess of the service limitation applicable to the participant, plus

(B)	1.5% of the participant’s final average earnings as of December 31, 2000 multiplied by the participant’s number of years of service as of December 31, 1999 in excess of the service limitation applicable to the participant,

(ii)	1.1% of the participant’s final average earnings as of December 31, 2000 multiplied by the participant’s number of years of service as of December 31, 1999;

(iii)	the sum of:

(A)	the participant’s accrued benefit on June 30, 1987, determined under the terms of the BBA Plan or a prior BBA pension plan in effect from time to time prior to July 1, 1987 (“BBA Prior Plan”), including any minimum benefit provided thereunder, and

(B)	the benefit determined under paragraph (i) or (ii) above but based solely on the participant’s years of service from June 30, 1987 to December 31, 1999;

provided, that in no event will the BBA Plan benefit accrued as of December 31, 1999 be less than (x) such participant’s benefit as of December 31, 1988 under the terms of the BBA Plan or BBA Prior Plan then in effect, or (y) the benefit accrued by the participant as of December 31, 1999 under the terms of the BBA Plan then in effect.

B.	For service during calendar year 2000, the participant’s BBA Plan pension benefit is the following result:

(i)	1.67% of the participant’s final average earnings as of December 31, 2000, minus

(ii)	1.67% of the participant’s primary social security benefit multiplied by the number of the participant’s years of service between January 1, 2000 and the date the participant would attain age 65 (up to a maximum of 50% of the participant’s primary social security benefit), multiplied by a fraction, the numerator of which is the participant’s years of service as of December 31, 2000 and the denominator of which is the participant’s years of service projected to age 65.

Early Retirement BBA Plan Benefit

Participants may retire with a full, unreduced frozen BBA Plan benefit commencing at age 62, if (i) they are at least 55 years old and have at least ten years of eligibility service, or (ii) the sum of their age at their last birthday plus the full years of benefit service at the time of termination of employment from IFF is at least 65. Mr. Meany is eligible for a full, unreduced frozen BBA Plan benefit commencing at age 62 and is currently receiving benefits.

The following table provides information for our named executive officers regarding the Company’s defined benefit retirement plans. The present value of accumulated benefits payable to the named executive officers under each of our retirement plans was determined using the following assumptions: an interest rate of 5.6%; the RP-2000 Combined Healthy Participant Male/Female Mortality Table; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The information provided in columns (c), (d1) and (d2) is presented as of December 31, 2010, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2010.

2010 Pension Benefits

			Present	Present
			Value of	Value of
			Accumulated	Accumulated	Payments
		Number	Benefits	Benefits	During
		of Years	Assuming	Assuming	Last
		Credited	Retirement	Retirement	Fiscal
		Service	Age of 62	Age of 65	Year
Name	Plan Name	(#)	($)	($)	($)
(a)	(b)	(c)	(d1)(1)	(d2)(2)	(e)

Douglas D. Tough(3)		—	—	—	—
Kevin C. Berryman(3)		—	—	—	—
Nicolas Mirzayantz(4)	U.S. Pension Plan	16.23	$293,712	$232,345
	Supplemental Retirement Plan	16.23	$468,003	$370,220

			$761,715	$602,565
Hernan Vaisman(3)		—	—	—	—
Beth E. Ford(3)		—	—	—	—
Dennis M. Meany	U.S. Pension Plan	33.64	$1,001,335 (5)	$925,344 (5)
	Supplemental Retirement Plan	10.23	$679,307	$627,754

			$1,680,642	$1,553,098
Angelica Cantlon(3)		—	—	—	—

(1)	For participants in the U.S. Pension Plan and the Supplemental Retirement Plan as of December 31, 2010 (Mr. Mirzayantz and Mr. Meany), the amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements.

(2)	For participants in the U.S. Pension Plan and the Supplemental Retirement Plan as of December 31, 2010 (Mr. Mirzayantz and Mr. Meany), the amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in the Company’s financial statements.

(3)	This executive is not eligible to participate in the U.S. Pension Plan, the Supplemental Retirement Plan or any other defined benefit plan because he or she commenced U.S. employment with the Company after January 1, 2006.

(4)	Benefits for this executive under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

(5)	Amounts under the U.S. Pension Plan for this executive include frozen accumulated benefits under the BBA Plan. Mr. Meany retired, at age 63, on December 31, 2010 and began receiving benefits in 2011.

Non-Qualified Deferred Compensation

We offer to our executive officers and other senior employees based in the United States an opportunity to defer compensation under our Deferred Compensation Plan (“DCP”), which is our non-qualified deferred compensation plan. The DCP allows these employees to defer salary, annual and long term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. The deferral period can extend for a specified number of years or until retirement or employment termination, and participants may elect to extend deferrals, subject to applicable tax laws. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of IFF’s common stock with dividends reinvested, or (iii) an interest-bearing account. Except for deferrals into the IFF stock fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long term interest rate. For 2010 this interest rate was 4.93% and for 2011 this interest rate is 4.24%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our 401(k) plan, which is called our Retirement Investment Fund Plan. Until December 31, 2007, for employees hired prior to January 1, 2006, including Mr. Mirzayantz and Mr. Meany, the 401(k) plan provided for matching contributions at a rate of $0.50 for each dollar of contribution up to 6% of a participant’s salary. This matching contribution rate continued to apply to Mr. Meany after December 31, 2007 until his retirement since his benefits have not been frozen under the U.S. Pension Plan. For U.S. employees hired on or after January 1, 2006, including all of our other named executive officers and, effective January 1, 2008 for participants whose benefits have been frozen under the U.S. Pension Plan, including Mr. Mirzayantz, the 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary. Additional details regarding the U.S. Pension Plan freeze are included above under “Pension Benefits”.

Tax rules limit the amount of the Company match under the 401(k) plan for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. Currently, matching contributions are automatically vested once a participant completes three years of service with the Company.

The DCP gives employees who are participants an incentive to defer compensation into the IFF common stock fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund. The shares representing the premium generally are forfeited if employment ends prior to December 31 of the calendar year following the year during which the deferral was made or if the participant withdraws any deferred stock within one year of deferral. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our named executive officers regarding our DCP, the plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2010 Non-Qualified Deferred Compensation

	Executive		Registrant	Aggregate	Aggregate	Aggregate
	Contributions in		Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)		Last FY ($)	Last FY ($)	Distributions ($)	Last FYE ($)
(a)	(b)		(c)(1)	(d)	(e)	(f)(2)

Doug Tough	$72,000	(3)	$64,125	$16,139	$0	$152,264
Kevin C. Berryman	$207,553	(4)	$43,501	$67,776	$0	$365,273
Nicolas Mirzayantz	$49,375	(3)	$14,583	$68,833	$0	$660,108
Hernan Vaisman	$39,000	(3)	$29,816	$61,039	$0	$259,040
Beth E. Ford	$105,884	(5)	$34,914	$66,409	$0	$342,737
Dennis M. Meany	$82,800	(3)	$16,054	$376,705	$0	$1,683,892
Angelica Cantlon	$6,375	(3)	$1,375	$876	$0	$8,626

(1)	The amounts in this column are included in the All Other Compensation column for 2010 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2010, as well as certain contributions credited in the first quarter of 2011 related to compensation earned in 2010.

(2)	If a person was a named executive officer in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Mirzayantz — $87,985; Mr. Meany—$92,267; for 2007: Mr. Mirzayantz—$160,010; Mr. Meany—$96,188; for 2008: Mr. Mirzayantz—$63,269; Mr. Vaisman—$40,371; Mr. Meany—$96,728; and for 2009: Mr. Berryman—$52,186; Mr. Mirzayantz—$31,228; Mr. Vaisman—$69,574; Mr. Meany—$100,335; Ms. Ford—$110,449

(3)	This amount is included in the Salary column for 2010 in the Summary Compensation Table.

(4)	Of this amount, $55,000 is included in the Salary column for 2010 in the Summary Compensation Table. The executive deferred RSUs with a value of $152,553, based on the market price of a share of our common stock on the date the shares were deposited into the executive’s deferral account. These deferred RSUs are included in the 2010 Option Exercises and Stock Vested Table with a value of $148,190 based on the closing market price of a share of our common stock on the vesting date.

(5)	Of this amount, $40,000 is included in the Salary column for 2010 in the Summary Compensation Table. The executive deferred shares issued for the 2007-2009 LTIP cycle with a value of $65,884, based on the closing market price of a share of our common stock on the date the shares were deposited into the executive’s deferral account. These deferred LTIP shares are included in the 2010 Option Exercises and Stock Vested Table with a value of $62,514 based on the closing market price of a share of our common stock on the vesting date.

Termination of Employment and Change in Control Arrangements

Executive Separation Policy and Other Termination Benefits

We provide severance payments and benefits to our named executive officers and other senior officers of the Company under our Executive Separation Policy (“ESP”). The ESP covers an executive’s separation from service, with different benefit levels (Tiers) for separations unrelated to a change in control (“CiC”) and for separations within two years following a CiC. The following describes the ESP’s level of payments and benefits for “Tier I” employees hired on or before October 22, 2007, including the following named executive officers who are still employees of the Company: Mr. Mirzayantz and Mr. Vaisman. Pursuant to his employment agreement, Mr. Tough would also receive “Tier I” benefits, except as provided below. Our other named executive officers who are still employees, Mr. Berryman, Ms. Ford and Ms. Cantlon, were each hired after October 22, 2007 and would thus be entitled to reduced “Tier I” severance benefits, as described below. As Mr. Meany retired effective as of December 31, 2010, he is no longer entitled to severance and benefits under the ESP.

During 2010, the Compensation Committee amended the ESP to make the policy more restrictive with regard to certain payments and benefits resulting from a CiC or termination of employment following a CiC. The principal changes were as follows:

•	Executives designated for ESP participation after March 2010 will not be entitled to a tax “gross-up” offsetting so-called “golden parachute taxes” and related income taxes. For such executives, in certain cases payments under the ESP will be reduced if such reduction would result in the executive retaining a greater amount of payments and benefits on an after-tax basis.

•	The notice period required for us to change the ESP was reduced from one year to 90 days. For executives already participating in the ESP, due to the existing one-year notice requirement, this change will apply to ESP modifications beginning in 2012.

•	Equity awards granted after December 2010 will not automatically vest upon a CiC, but will vest if we terminate the executive not for cause or the executive terminates for good reason within two years after the CiC (for current ESP participants, this change is effective for a CiC occurring in 2012 or later).

•	The definition of CiC was modified so that a CiC will be triggered only if 50% of the outstanding voting power were acquired, rather than 40%, and only if a merger would result in our pre-merger shareholders holding less than 50% of the resulting company’s stock rather than less than 60% (for current ESP participants, this change is effective for a CiC occurring in 2012 or later).

Terminations without cause and not within the two years after a CiC.  If we terminate a participant’s employment without cause and not within two years following a CiC, we will pay a monthly severance for 24 months, or if a shorter period, until age 65. As approved by our Compensation Committee, “Tier I” executives hired after October 22, 2007 would receive severance benefits for 18 months, rather than 24 months, or if a shorter period, until age 65. The monthly payment will equal the sum of (A) the participant’s monthly base salary at the date of termination plus (B) 1/12th of the participant’s average AIP bonus for the three most recent years. We also pay a prorated AIP bonus for the year of termination based on actual performance for the full year and we will also pay a prorated LTIP bonus for the then ongoing LTIP cycles based on actual performance for those cycles. The prorated portion of the LTIP award that will remain outstanding is based on the number of days during the performance period preceding the participant’s termination (divided by the total number of days in the performance period), with such prorated portion to be earned and payable at such time as the LTIP awards for the applicable performance period otherwise become earned and payable based on actual performance, except that the Committee may instead, in good faith, estimate of the actual performance achieved through the date of termination and the resulting prorated portion payable in settlement of such LTIP award. Any portion of the Employee’s LTIP awards in excess of such prorated portion will be forfeited. Equity awards will continue to be governed by the terms of the equity plan and award agreements. We also continue medical, dental and insurance benefits during the severance period. In our discussion of payments upon a separation from service, to “prorate” an award, such as AIP, means to pay a fraction of the award equal to the number of days in the period that the participant worked divided by the total number of days in the period (which would be 365 in the case of an AIP award). For this type of termination, the ESP does not provide additional pension credit or, subject to Committee discretion, alter the terms of stock options or other equity awards.

Terminations not for cause or by the executive for good reason and within the two years after a CiC.  We provide severance and related benefits under the ESP to a participant terminated by us without cause, or who terminates for “good reason,” during the two years following a CiC. These are:

•	A lump-sum payment equal to three times the sum of (i) the participant’s highest annual salary during the five years preceding termination and (ii) the higher of his or her average AIP bonus for the three most recent years or his or her target AIP bonus for the year of termination;

•	A prorated portion of the target LTIP for the cycles then in progress;

•	A prorated portion of the target AIP bonus for the year of termination;

•	Vesting of any stock options or SSARs not already vested upon the CiC with the remainder of the option or SSAR term to exercise the participant’s options or SSARs;

•	Vesting of restricted stock and RSU awards not already vested upon the CiC and, unless deferred by the participant, settlement of restricted stock and RSU awards;

•	For participants in our Supplemental Retirement Plan, an additional three years’ credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period, and full funding of any supplemental pension obligation through a rabbi trust. (Of our NEOs who are still employed by the Company, this provision applies only to Mr. Mirzayantz, as our other NEOs are not eligible to participate in our defined benefit pension plans); and

•	Continuation of medical, dental and life insurance coverage for three years, or until the participant obtains new employment providing similar benefits.

If payments to a participant would trigger the golden parachute excise tax, we will, in certain cases, pay an additional amount, commonly called a “gross-up payment,” so that the after-tax value of the participant’s payments and benefits under the ESP and other compensation paid by us would be the same as though no excise taxes applied. For a participant in the policy on or before March 8, 2010 who has not been terminated for “cause” (a “Pre-Amendment Employee”), the Company will pay a gross-up payment that would include the additional income taxes and other adverse tax effects to the participant resulting from our paying the gross-up payment. If, however, a limited reduction of severance payments or in the vesting of equity awards would avoid the golden parachute excise tax, then the severance amount or such vesting will be reduced in order to eliminate the need for a gross-up payment. We would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by the participant without triggering the excise tax. Executives designated for ESP participation after March 8, 2010 will not be entitled to such a tax “gross-up” relating to golden parachute taxes. For such executives, in certain cases payments under the ESP will be reduced if such reduction would result in the executive retaining a greater amount of payments and benefits on an after-tax basis.

Accelerated vesting of awards upon a CiC without regard to termination.  The ESP provides that, upon a CiC, options and SSARs become fully vested and exercisable, and forfeiture and deferral conditions and other restrictions on restricted stock and other equity awards will end, except to the extent waived by the participant and subject to applicable tax rules. For the NEOs, this acceleration will not apply to awards granted after 2010 if the CiC occurs in 2012 or later; in such case, the equity awards instead will become vested and exercisable if we terminate the executive’s employment not for cause or the executive terminates for good reason within two years after the CiC.

Death, disability or retirement.  The ESP provides for payments and benefits upon death, disability or retirement at or after age 62. If one of these events occurs before a CiC, the participant or the participant’s estate will receive a prorated portion of the AIP and LTIP awards that would have become payable had he or she continued employment for the full performance period, based on actual performance achieved. In this case, we do not alter the terms of stock options. If one of these events occurs, restricted stock and restricted stock unit awards fully vest and are settled unless deferred. In addition, if one of these events occurs within two years after a CiC, the participant would receive the same AIP and LTIP awards (subject to achievement of certain minimum performance requirements) and vesting of equity awards as for a termination not for cause within two years after a CiC, except that options will remain outstanding for no more than one year following death and three years following termination due to disability.

In addition to the amounts paid under the ESP, in the event of death, our NEOs would be entitled to payments under the Company’s Executive Death Benefit Plan as described in the Compensation Discussion and Analysis under the heading Executive Death Benefit Plan. In the event of disability, our NEOs would be entitled to payments under the Company’s Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Definitions of Key Terms under the ESP.  A CiC occurs if any of these events happen:

•	A person or group acquires our stock and so becomes a beneficial owner of 50% or more of the voting power in IFF;

•	Board members at January 1, 2010 (as well as generally any new director approved by at least two-thirds of the incumbent directors), cease to be at least a majority of the Board;

•	Immediately following a merger, consolidation, recapitalization or reorganization of IFF, either new members constitute a majority of the Board of, or our voting securities outstanding before the event do not represent at least 50% of the voting power in, the surviving entity; or

•	Our shareholders approve a plan of complete liquidation and the liquidation commences, or a sale or disposition of substantially all of our assets (or similar transaction) is completed.

“Good reason” means any of the following, unless the participant consents in writing to the event:

•	A material reduction in the participant’s base salary as in effect before the CiC;

•	Our failure to continue a compensation or benefit plan for the participant, unless the plan is replaced by a comparable plan or it ends due to its normal expiration, or other action that materially adversely affects participation in one of these plans;

•	A material change in the participant’s position, level, authority or responsibilities in a way that adversely impacts the participant;

•	Relocation of the participant’s work assignment by more than 45 miles; or

•	The failure of a successor to assume our obligations under the ESP.

However, “good reason” will exist only if the participant gives us notice within 90 days after occurrence of one of the foregoing events and we fail to correct the matter within 30 days after receipt of such notice.

“Cause” means an executive’s:

•	Willful and continued failure to perform substantially his or her duties after demand for performance has been made;

•	Willfully engaging in unauthorized conduct which is materially detrimental to us, including misconduct that results in material noncompliance with financial reporting requirements; or

•	Willfully engaging in illegal conduct or acts of serious dishonesty which materially adversely affects us.

Participant Obligations for the Protection of Our Business.  As a condition of the participant’s right to receive severance payments and benefits, the ESP requires that he or she not compete with us, or induce customers, suppliers or others to curtail their business with us, or induce employees or others to terminate employment or service with us. These restrictions apply while a participant is employed before a CiC and following a termination of employment before a CiC during any period in which the participant is receiving severance benefits. The ESP also conditions severance payments and benefits on the participant meeting commitments relating to confidentiality, cooperation in litigation and return of our property. A “clawback”

provision requires that a participant forfeit some of the gains realized from option exercises and settlements of other equity awards if the participant fails to meet these commitments.

Effect of IRC Section 409A.  The timing of our payment of some payments and benefits may be restricted under Internal Revenue Code Section 409A, which regulates deferred compensation. Some amounts payable to any of our named executive officers or other participants in the ESP upon termination may be delayed until six months after termination.

Other Separation Arrangements

Mr. Tough

Details regarding Mr. Tough’s letter agreement dated September 8, 2009 are included under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. In addition, under the terms of his letter agreement, Mr. Tough is a participant in the Company’s ESP and is entitled to certain payments upon termination as set forth in his letter agreement and in the ESP, as applicable. If Mr. Tough’s employment is terminated by us without Cause or by Mr. Tough for Good Reason (each as defined in his letter agreement), separation benefits due Mr. Tough under the ESP will not be less than (i) a pro rata AIP bonus for the year of termination based on actual performance and paid when AIP bonuses are paid generally, (ii) payroll installments of severance for 2 years in the aggregate amount equal to 2 times the sum of Mr. Tough’s annual base salary and target AIP amount (a reduced amount and payment period applies for a termination after attaining age 63), and (iii) continued participation in the Company’s welfare benefit plans during the severance pay period at active employee rates. If such termination had occurred prior to July 1, 2010, Mr. Tough would have been paid his special bonus, and if such termination had occurred prior to March 1, 2011 the first anniversary of the effective date of Mr. Tough’s employment, his sign-on award under the Equity Choice Program would have become vested on a pro rata basis. If such termination occurs in contemplation of or within 2 years after a CiC (as defined in the ESP and as described above), the above separation benefits are modified to provide a severance payment multiple of “3” and 36-month payment period, instead of “2” and 24 months (and a reduced amount and payment period for a termination after attaining age 63). If Mr. Tough’s employment terminates on account of death or disability, he would be entitled to the benefits provided under the ESP, and if such termination event had occurred prior to July 1, 2010, he would have been entitled to his special bonus. Mr. Tough will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under Internal Revenue Code Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Tough’s delivery to the Company of an executed general release, resignation from all offices, directorships and fiduciary positions with the Company and continued compliance with the restrictive covenants below.

Under his letter agreement, Mr. Tough is subject to restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Tough’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for 2 years (or a shorter period if he had attained age 63). If Mr. Tough’s employment terminates prior to a CiC and he fails to comply with the restrictive covenants, Mr. Tough’s unexercised options and SSARs, and any other unvested award will be immediately forfeited and canceled, no further separation benefits will be provided and Mr. Tough may be subject to a claw-back with respect to any paid separation benefits and certain other amounts.

Payments and Benefits Upon a CiC and Various Types of Terminations.

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs who are still employees of the Company if the triggering events described in the heading of the table had occurred on December 31, 2010. Although Mr. Meany was eligible for retirement at that date under our U.S. Pension Plan, as described under Pension Benefits, none of our other NEOs is currently eligible for any additional benefits upon early retirement. The Company also does not provide any additional benefits to our NEOs upon a voluntary resignation or termination for cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below. For all cases, the per share market price of our common stock is assumed to be $55.59, the actual closing price per share on the last trading day of the year, December 31, 2010. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. We have also assumed that any vesting and/or performance period under our annual and long term incentive plans that would occur at the end of our 2010 fiscal year would occur upon completion of the last business day of the year, so that such vesting or performance period would have occurred immediately after the assumed time of termination. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis.

The amounts set forth in the table below reflect the additional amounts of compensation that would be payable as a result of the indicated triggering event. Except as noted in footnote (6) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, Annual Incentive Plan award and Long Term Incentive Plan award otherwise payable to each NEO through December 31, 2010 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in the Company’s Deferred Compensation Plan for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Plan Table. The timing and form of payments which may be made under that plan in events other than a CiC are described in the accompanying narrative to that table. The regular pension benefits that each of our eligible NEOs would receive under the normal terms of the Company’s U.S. Pension Plan and Supplemental Retirement Plan are shown in the Present Value of Accumulated Benefit Assuming Retirement Age of 65 column of the Pension Benefits Table. The timing and form of payments which may be made under these plans are described in the accompanying narrative to that table. The amounts shown in the table below as Incremental Non-Qualified Pension are explained in footnote (11) in the table presented below.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE IN CONTROL

		Involuntary
		Termination Not for			Separation Due to	Involuntary or Good
		Cause Prior to or		Death Prior to or	Disability Prior to	Reason Termination			Separation Due to
		More Than 2 Years		More Than 2 Years	or More Than 2	Within 2 Years		Death Within 2	Disability Within 2
		After a Change in		After a Change in	Years After a	After a Change in		Years After a	Years After a
Name	Benefit	Control		Control(1)	Change in Control	Control		Change in Control	Change in Control

Douglas Tough	Salary	$2,400,000		$—	$—	$3,600,000		$—	$—
	Annual Incentive Plan	2,160,000	(2)	—	—	4,320,000	(3)	—	—
	Long-Term Incentive Plan(4)	—		2,207,281	2,207,281	2,207,281		2,207,281	2,207,281
	Equity Award Acceleration(5)	—		2,923,145	2,638,106	2,709,020		2,923,145	2,923,145
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits(6)	20,900		—	—	31,351
	Executive Death Benefit Proceeds(7)	—		2,400,000	—	—		2,400,000	—
	Executive Death Benefit Premium(8)	36,565		—	—	54,848		—	—
	Disability Insurance Proceeds(9)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(10)	—		—	—	—		—	—

	Total	4,617,465		7,530,426	5,025,387	12,922,500		7,530,426	5,310,426

Kevin C. Berryman	Salary	$750,000		$—	$—	$1,500,000		$—	$—
	Annual Incentive Plan	425,400	(2)	—	—	1,200,000	(3)	—	—
	Long-Term Incentive Plan(4)	—		642,167	642,167	642,167		642,167	642,167
	Equity Award Acceleration(5)	—		2,536,540	1,672,835	2,536,540		2,536,540	2,536,540
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits(6)	31,458		—	—	62,917
	Executive Death Benefit Proceeds(7)	—		1,000,000	—	—		1,000,000	—
	Executive Death Benefit Premium(8)	4,888		—	—	9,776		—	—
	Disability Insurance Proceeds(9)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(10)	—		—	—	1,856,121		—	—

	Total	1,211,747		4,178,707	2,495,002	7,807,521		4,178,707	3,358,707

Nicolas Mirzayantz	Salary	$1,000,000		$—	$—	$1,500,000		$—	$—
	Annual Incentive Plan	279,937	(2)	—	—	1,200,000	(3)	—	—
	Long-Term Incentive Plan(4)	—		622,958	622,958	622,958		622,958	622,958
	Equity Award Acceleration(5)	—		3,693,188	2,837,398	3,693,188		3,693,188	3,693,188
	Incremental Non-Qualified Pension(11)	—		—	—	630,101		—	—
	Medical Benefits(6)	41,945		—	—	62,917		—	—
	Executive Death Benefit Proceeds(7)	—		1,000,000	—	—		1,000,000	—
	Executive Death Benefit Premium(8)	4,273		—	—	6,410		—	—
	Disability Insurance Proceeds(9)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(10)	—		—	—	1,839,744		—	—

	Total	1,326,155		5,316,146	3,640,356	9,555,318		5,316,146	4,496,146

Hernan Vaisman	Salary	$1,000,000		$—	$—	$1,500,000		$—	$—
	Annual Incentive Plan	648,001	(2)	—	—	1,200,000	(3)	—	—
	Long-Term Incentive Plan(4)	—		603,750	603,750	603,750		603,750	603,750
	Equity Award Acceleration(5)	—		2,563,662	1,849,851	2,563,662		2,563,662	2,563,662
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits(6)	65,917		—		98,875		—	—
	Executive Death Benefit Proceeds(7)	—		1,000,000	—	—		1,000,000
	Executive Death Benefit Premium(8)	6,517		—	—	9,776		—	—
	Disability Insurance Proceeds(9)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(10)	—		—	—	1,773,886		—	—

	Total	1,720,435		4,167,412	2,633,601	7,749,949		4,167,412	3,347,412

Beth E. Ford	Salary	$750,000		$—	$—	$1,500,000		$—	$—
	Annual Incentive Plan	388,583	(2)	—	—	1,200,000	(3)	—	—
	Long-Term Incentive Plan(4)	—		642,167	642,167	642,167		642,167	642,167
	Equity Award Acceleration(5)	—		2,579,171	1,261,891	2,579,171		2,579,171	2,579,171
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits(6)	31,458		—		62,917
	Executive Death Benefit Proceeds(7)	—		1,000,000	—	—		1,000,000	—
	Executive Death Benefit Premium(8)	1,370		—	—	2,739		—	—
	Disability Insurance Proceeds(9)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(10)	—		—	—	1,624,007		—	—

	Total	1,171,411		4,221,338	2,084,058	7,611,001		4,221,338	3,401,338

		Involuntary
		Termination Not for			Separation Due to	Involuntary or Good
		Cause Prior to or		Death Prior to or	Disability Prior to	Reason Termination			Separation Due to
		More Than 2 Years		More Than 2 Years	or More Than 2	Within 2 Years		Death Within 2	Disability Within 2
		After a Change in		After a Change in	Years After a	After a Change in		Years After a	Years After a
Name	Benefit	Control		Control(1)	Change in Control	Control		Change in Control	Change in Control

Dennis M. Meany(12)	Salary	$—		$—	$—	$—		$—	$—
	Annual Incentive Plan	—		—	—	—		—	—
	Long-Term Incentive Plan(4)	—		267,030	—	—		—	—
	Equity Award Acceleration(5)	—		2,949,263	—	—		—	—
	Incremental Non-Qualified Pension(11)	—		—	—	—		—	—
	Medical Benefits(6)	—		—	—	—		—	—
	Executive Death Benefit Proceeds(7)	—		—	—	—		—	—
	Executive Death Benefit Premium(8)	—		—	—	—		—	—
	Disability Insurance Proceeds(9)	—		—	—	—		—	—
	Excise Tax and Tax Gross-up(10)	—		—	—	—		—	—

	Total	—		3,216,293	—	—		—	—

Angelica T. Cantlon	Salary	$495,000		$—	$—	$990,000		$—	$—
	Annual Incentive Plan	201,185	(2)	—	—	594,000	(3)	—	—
	Long-Term Incentive Plan(4)	—		220,206	220,206	220,206		220,206	220,206
	Equity Award Acceleration(5)	—		994,297	994,297	994,297		994,297	994,297
	Incremental Non-Qualified Pension	—		—	—	—		—	—
	Medical Benefits(6)	—		—	—	—		—
	Executive Death Benefit Proceeds(7)	—		630,000	—	—		630,000	—
	Executive Death Benefit Premium(8)	2,704		—	—	3,606		—	—
	Disability Insurance Proceeds(9)	—		—	180,000	—		—	180,000
	Excise Tax and Tax Gross-up(10)	—		—	—	901,955		—	—

	Total	698,889		1,844,503	1,394,503	3,704,064		1,844,503	1,394,503

(1)	Amounts in this column for Mr. Meany are amounts that are payable to him following his actual retirement on December 31, 2010. Amounts for all other named executives are amounts that would be payable upon death prior to or more than two years after a CiC.

(2)	This amount is based on the average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2010 termination (i.e., the three years ending December 31, 2009) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards or, if not eligible for an AIP award before 2010 (the presumed year of termination), the Executive’s target annual incentive under the AIP for 2010). This amount does not take into account any actual AIP amounts paid for 2010, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)	This amount represents three times the greater of (i) the executive’s average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2010 termination (i.e., the three years ending December 31, 2009) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or (ii) the executive’s target annual incentive for the presumed year of termination (2010). This amount does not take into account any actual AIP amounts paid for 2010, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)	The amounts in this row are the additional LTIP amounts that would be payable as severance (or, in the case of Mr. Meany, following retirement), which, with respect to the 2008-2010, 2009-2011 LTIP and 2010-2012 cycles and pursuant to the ESP, would be paid in cash. If death or disability does not take place within two years after a CiC, then this amount is based on actual performance of the relevant LTIP cycle. If death, disability, involuntary termination not for cause or termination by the executive for good reason takes place within two years after a CiC, then this amount is based on target LTIP for the relevant LTIP cycle.

The amounts reported in this row represent: the actual amounts previously earned and banked under the 2009 segment of the 2009-2011 LTIP cycle; actual amounts earned and banked under the 2010 segment of the 2009-2011 and 2010-2012 LTIP cycles, and pro-rated target amounts for the cumulative segment of each of the 2009-2011 and 2010-2012 LTIP cycles. This amount does not take into account the actual amounts paid out under the completed 2008-2010 LTIP cycle, which are discussed in the narrative following the Grants of Plan Based Award Table under the heading “Long-Term Incentive Plan”.

(5)	For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU and PRS awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs, PRS and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. These amounts would be payable upon a CiC, even if the executive’s employment is not terminated. The stated vesting date in the equity award document is the date at which an award would have been vested if there were not a CiC and if there were not any termination of the executive’s employment. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(6)	Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our named executive officers, would be entitled to have the benefits paid for by the Company. Ms. Cantlon was not a participant in our medical and dental insurance plans as of December 31, 2010 and therefore no amount is included for her.

(7)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the named executive officer.

(8)	The amounts in this row are the total dollar value of the additional premiums that would be payable to continue the Executive Death Benefit Plan for the named executive officer.

(9)	The amounts in this row are the amounts that would be payable under our disability insurance program upon the named executive officer’s separation from employment due to long-term disability. This program is generally available to salaried employees.

(10)	This amount represents the payment of a “gross-up” to offset the estimated amount of the golden parachute excise tax that would apply to each executive, and the amount of additional income and other taxes payable by the executive as a result of the gross-up payment. For purposes of computing this “gross-up” we include the present value of all accelerated equity awards. No excise tax or gross-up payment would be triggered by the accelerated vesting of equity upon the occurrence of a CiC without a termination event. We would not be entitled to claim tax deductions for a portion of the compensation paid in this circumstance; we estimate our federal income tax payable on the non-deductible portion of compensation to these executive officers would be, in the aggregate, $11,129,966.

(11)	The amounts in this row represent the incremental increase in the present value of the executive’s pension benefit reflecting an additional 3 years of age and credited service under our Supplemental Retirement Plan without regard to whether the executive’s benefits under the Supplemental Retirement Plan have been frozen. The incremental increase also reflects the value of subsidized early commencement of pension benefits under our Supplemental Retirement Plan prior to age 62 for Mr. Mirzayantz, who would have at least 10 years of service after crediting the additional 3 years of service.

Mr. Mirzayantz, who is the only named executive officer who currently participates in the Supplemental Retirement Plan, would have at least 10 years of service as a result of a CiC. The amounts in this row would be payable upon termination in a lump sum amount, except that our ability to make this lump sum payment instead of the Supplemental Retirement Plan’s usual form of benefit may be limited under Internal Revenue Code Section 409A. In addition, the Company may elect to pay the executive other benefits accrued under the Supplemental Retirement Plan in a lump sum amount upon termination of employment. Information regarding the pension benefits accrued under that plan is included in the Pension Benefits Table.

(12)	Since Mr. Meany was 63 at December 31, 2010 and had more than ten years of service, he was eligible for retirement at an unreduced benefit. The present value of accumulated benefits that is payable to Mr. Meany based on his retirement date of December 31, 2010 (including the frozen accumulated benefits under the BBA Plan and using the same valuation method and material assumptions as under the 2010 Pension Benefits Table) is $1,680,642 including $1,001,335 under the U.S. Pension Plan and $679,307 under the Supplemental Retirement Plan). Additional details regarding our pension benefits are included under the heading “Pension Benefits”. Mr Meany was our only named executive officer who would be entitled to receive these benefits upon voluntary retirement.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters to be presented at the 2011 Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

For the date, time, location and information on how to obtain directions to attend the 2011 Annual Meeting of Shareholders and for information on how to vote in person at the meeting as well as identification of the matters to be voted upon at the meeting, please see Questions and Answers about the Proxy Materials and the Annual Meeting.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web INTERNATIONAL FLAVORS & FRAGRANCES INC. site and follow the instructions to obtain your records and to create an 521 WEST 57TH STREET electronic voting instruction form. NEW YORK, NY 10019 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M30720-P09080 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTERNATIONAL FLAVORS & FRAGRANCES INC. The Board of Directors recommends you vote FOR Proposals 1, 2 and 3. 1. Election of Directors Nominees: For Against Abstain 1a. Margaret Hayes Adame 0 0 0 1b. Marcello Bottoli 0 0 0 For Against Abstain 1c. Linda B. Buck 0 0 0 1j. Arthur C. Martinez 0 0 0 1d. J. Michael Cook 0 0 0 1k. Dale F. Morrison 0 0 0 1e. Roger W. Ferguson, Jr. 0 0 0 1l. Douglas D. Tough 0 0 0 2. To ratify the selection of PricewaterhouseCoopers LLP 1f. Andreas Fibig 0 0 0 as the Company’s independent registered public 0 0 0 accounting firm for 2011. 1g. Alexandra A. Herzan 0 0 0 3. Advisory vote on the compensation paid to the 0 0 0 Company’s executive officers in 2010. 1h. Henry W. Howell, Jr. 0 0 0 The Board of Directors recommends you vote for 1 year on the following proposal: 1 Year 2 Years 3 Years Abstain 1i. Katherine M. Hudson 0 0 0 4. Advisory vote on the frequency of future 0 0 0 0 executive compensation votes. For address changes and/or comments, please check this 0 box and write them on the back where indicated. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name, by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET INTERNATIONAL FLAVORS & FRAGRANCES INC. ANNUAL MEETING OF SHAREHOLDERS MAY 3, 2011 AT 10:00 A.M. INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019 (Attendees are requested to enter at 533 West 57th Street.) ADMITS ONE SHAREHOLDER Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M30721-P09080 INTERNATIONAL FLAVORS & FRAGRANCES INC. THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 3, 2011 The undersigned hereby appoint(s) each of Douglas D. Tough, Kevin C. Berryman and Jodie Simon Friedman as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at the headquarters of the Company on Tuesday, May 3, 2011 at 10:00 A.M. Eastern Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”). IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR ITEMS 2 AND 3, FOR 1 YEAR IN ITEM 4 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON MAY 2, 2011. If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Time on April 28, 2011, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE